The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(5)
Registration Statement No. 333-153353
Subject to Completion, dated June 8, 2009
PROSPECTUS SUPPLEMENT
(To Prospectus dated September 5, 2008)

$150,000,000

CMS Energy Corporation
% Convertible Senior Notes due 2029

This is an offering of $150,000,000 aggregate principal amount of our      % Convertible Senior Notes due 2029, referred to as the Notes. The Notes will bear interest at the rate of      % per year. Interest on the Notes is payable semi-annually in arrears on June 15 and December 15, commencing on December 15, 2009. The Notes will mature on June 15, 2029. Interest on the Notes will accrue from June      , 2009 to the date of delivery.
The Notes will be convertible, at the holder’s option, into cash and, if applicable, shares of our common stock initially at a conversion rate of       shares (equivalent to an initial conversion price of approximately $     per share), subject to adjustment as described in this prospectus supplement, at any time on or prior to the close of business on the business day immediately preceding the maturity date only in the circumstances described in this prospectus supplement.
Upon conversion, we will pay cash and, if applicable, deliver shares of our common stock based on a daily conversion value (as described in this prospectus supplement), calculated on a proportionate basis for each trading day of the 20 trading day conversion period. See “Description of the Notes — Conversion Rights — Conversion Procedures — Settlement Upon Conversion”. In the event of certain types of fundamental changes, we will increase the conversion rate by a number of additional shares as described in this prospectus supplement.
We may redeem some or all of the Notes at our option at any time on or after June 20, 2014 for cash at a redemption price equal to 100% of their principal amount plus accrued and unpaid interest (including additional interest, if any) to the redemption date. See “Description of the Notes — Optional Redemption”. There is no sinking fund for the Notes.
A holder may require us to repurchase all or a portion of its Notes on June 15, 2014, June 15, 2019 and June 15, 2024 at a cash repurchase price equal to 100% of the principal amount plus accrued and unpaid interest (including additional interest, if any). In addition, a holder may require us to repurchase all or a portion of its Notes upon a fundamental change at a cash repurchase price equal to 100% of the principal amount plus accrued and unpaid interest (including additional interest, if any).
The Notes will be issued only in denominations of $2,000 and integral multiples of $1,000. The Notes will be CMS Energy Corporation’s unsecured obligations and will rank equally with all of CMS Energy Corporation’s other unsecured senior indebtedness.
Our common stock trades on the New York Stock Exchange under the symbol “CMS”. The last reported sale price of our common stock on June 5, 2009 was $11.78.
We are concurrently offering $300,000,000 aggregate principal amount of      % Senior Notes due 2019. Completion of each offering is not contingent upon the completion of the other offering.
This investment involves risks. See “Risk Factors” beginning on page S-11 of this prospectus supplement, page 3 of the accompanying prospectus and the “Risk Factors” section beginning on page 25 of our Annual Report on Form 10-K for the year ended December 31, 2008, which is incorporated by reference into this prospectus supplement and the accompanying prospectus.

	Per Note	Total
Price to the public	%	$
Underwriting discounts and commissions	%	$
Proceeds to CMS Energy Corporation (before expenses)%		$
We have granted the underwriters a 30-day option to purchase $22,500,000 additional aggregate principal amount of Notes on the same terms and conditions set forth above if the underwriters sell more than $150,000,000 principal amount of Notes in this offering.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.
Barclays Capital, on behalf of the underwriters, expects to deliver the Notes on or about June      , 2009 only in book-entry form through the facilities of The Depository Trust Company.

Sole Book-Running Manager Barclays Capital
Joint Lead Managers
Deutsche Bank Securities	Merrill Lynch & Co.	Wachovia Securities
Prospectus Supplement dated June      , 2009

     You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus required to be filed with the Securities and Exchange Commission. We have not, and the underwriters have not, authorized anyone to provide you with different or additional information. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. This document may only be used where it is legal to sell these securities. You should assume that the information contained in this prospectus supplement, the accompanying prospectus, any such free writing prospectus and the documents incorporated by reference herein and therein is accurate only as of their respective dates. Our business, financial condition, liquidity, results of operations and prospects may have changed since these dates.

ABOUT THIS PROSPECTUS SUPPLEMENT
     This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of the Notes and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which contains a description of the securities registered by us. To the extent there is a conflict between the information contained or incorporated by reference in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference therein, on the other hand, the information in this prospectus supplement shall control.
     This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission (“SEC”) using a “shelf” registration process as a “well-known seasoned issuer”. Under the registration statement, we may sell securities, including Notes, of which this offering is a part.
     It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein, in making your investment decision. This prospectus supplement and the accompanying prospectus incorporate important business and financial information about us and our subsidiaries that is not included in or delivered with these documents. This information is available without charge to security holders upon written or oral request. See “Where You Can Find More Information”.

WHERE YOU CAN FIND MORE INFORMATION
     We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, therefore, we are required to file reports, proxy statements and other information with the SEC under File No. 1-9513. Our SEC filings are available over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room at 100 F Street, NE, Room 1580, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for more information on the public reference room and related copy charges. You may also inspect our SEC reports and other information at the New York Stock Exchange, 20 Broad Street, New York, New York 10005. You can find additional information about us, including our Annual Report on Form 10-K for the year ended December 31, 2008 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, on our web site at http://www.cmsenergy.com. The information on this web site is not a part of this prospectus supplement and the accompanying prospectus.
     We are “incorporating by reference” information into this prospectus supplement and the accompanying prospectus. This means that we are disclosing important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, except for any information superseded by information in this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus incorporate by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our finances.
•	Annual Report on Form 10-K for the year ended December 31, 2008 filed on February 25, 2009

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 filed on April 30, 2009

•	Current Reports on Form 8-K filed on January 27, 2009, March 6, 2009, May 13, 2009 and May 27, 2009 (SEC film number 09854426)

•	Registration Statement on Form 8-B/A relating to our common stock filed on November 22, 1996 and any amendments or reports filed for purposes of updating such description
     The documents filed by us with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement, until the offering of the Notes pursuant to this prospectus supplement is terminated, are also incorporated by reference into this prospectus supplement and the accompanying prospectus. Any statement contained in such document will be deemed to be modified or superseded for purposes of this prospectus supplement and the accompanying prospectus to the extent that a statement contained in this prospectus supplement and the accompanying prospectus or any other subsequently filed document modifies or supersedes such statement.
     We will provide, upon your oral or written request, a copy of any or all of the information that has been incorporated by reference in this prospectus supplement and the accompanying prospectus but not delivered with this prospectus supplement and the accompanying prospectus. You may request a copy of these filings at no cost by writing or telephoning us at the following address:
CMS Energy Corporation
One Energy Plaza
Jackson, Michigan 49201
Phone: (517) 788-0550
Attention: Office of the Secretary

SUMMARY
     This summary may not contain all of the information that may be important to you. You should read carefully this prospectus supplement and the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus in their entirety before making an investment decision. The terms “CMS Energy”, “we”, “our” and “us” as used in this document refer to CMS Energy Corporation and its subsidiaries and predecessors as a combined entity, except where it is made clear that such term means only CMS Energy Corporation. In this document, “MW” means megawatts.
CMS Energy Corporation
     CMS Energy is an energy company operating primarily in Michigan and is the parent holding company of several subsidiaries, including Consumers Energy Company (“Consumers”) and CMS Enterprises Company (“Enterprises”). Consumers is a combination electric and gas utility company serving Michigan’s lower peninsula. Consumers’ electric utility operations include the generation, purchase, distribution and sale of electricity. As of December 31, 2008, Consumers’ electric utility was authorized to provide electric utility service in 61 of the 68 counties in Michigan’s lower peninsula. At December 31, 2008, Consumers’ electric utility owned and operated 31 electric generating plants with an aggregate of 6,536 MW of capacity. Consumers’ gas utility operations include the purchase, transportation, storage, distribution and sale of natural gas. As of December 31, 2008, Consumers’ gas utility was authorized to provide gas utility service in 46 of the 68 counties in Michigan’s lower peninsula. At December 31, 2008, Consumers’ gas utility owned and operated 26,451 miles of distribution mains and 1,656 miles of transmission lines throughout Michigan’s lower peninsula. Consumers’ customer base includes a mix of residential, commercial and diversified industrial customers. Enterprises, through its equity investments and subsidiaries, is primarily engaged in independent power production. CMS Energy’s principal executive offices are located at One Energy Plaza, Jackson, Michigan 49201, and CMS Energy’s telephone number is (517) 788-0550.
Recent Developments
First Quarter 2009 Consolidated Results of Operations
NET INCOME AVAILABLE TO COMMON STOCKHOLDERS

	In Millions
	(Except For Per Share Amounts)
Three Months Ended March 31,	2009	2008	Change

Net Income Available to Common Stockholders	$69	$102	$(33)
Basic Earnings Per Share	0.30	0.45	(0.15)
Diluted Earnings Per Share	0.30	0.43	(0.13)

Electric Utility	38	67	(29)
Gas Utility	59	62	(3)
Enterprises	—	(2)	2
Corporate Interest and Other	(28)	(25)	(3)

Net Income Available to Common Stockholders	$69	$102	$(33)

     For the three months ended March 31, 2009, CMS Energy’s net income available to its common stockholders was $69 million, compared with $102 million for 2008. Combined net income from Consumers’ electric and gas utility segments decreased, reflecting increased seasonal variations associated with a new electric rate design structure, decreased deliveries, the absence of gains from the sale of sulfur dioxide allowances recognized in 2008 and increases in uncollectible accounts, retirement benefit expenses and maintenance expenses. These changes were partially offset by increased earnings from a June 2008 Michigan Public Service Commission (“MPSC”) electric rate order, a more favorable customer sales mix at Consumers’ electric utility and a December 2008 MPSC gas rate order.
     Specific changes to net income available to CMS Energy’s common stockholders for 2009 compared with 2008 are:

		After Tax,
		In Millions
•	decreased deliveries at Consumers, reflecting unfavorable economic conditions;	$(20)
•	reduction in electric revenue at Consumers due to a new rate design that reflects seasonality, with lower winter rates and higher summer rates to encourage conservation;	(19)
•	increased expenses at Consumers primarily related to planned plant maintenance outages, additional depreciation expense on an increase in plant in service and higher pension expense and expense for postretirement benefit plans other than pensions;	(16)
•	absence of gains from the sale of sulfur dioxide credits recognized at Consumers in 2008;	(12)
•	increased expense at Consumers related to higher uncollectible accounts;	(7)
•	increased corporate expense primarily due to increased Michigan Business Tax;	(3)
•	increase in electric revenue at Consumers due to the MPSC’s June 2008 rate order;	24
•	increased gas revenue and decreased gas depreciation rates at Consumers related to the MPSC’s December 2008 gas rate order;	12
•	increased electric revenue at Consumers reflecting a favorable customer sales mix; and	6
•	operating efficiencies from the absence of certain sales and supply contracts at Enterprises	2

Total change		$(33)

Concurrent Debt Offering
     CMS Energy is concurrently offering $300,000,000 aggregate principal amount of      % Senior Notes due 2019, referred to as the “Senior Notes”. Completion of each offering is not contingent upon the completion of the other offering.

The Offering
     The following summary is qualified in its entirety by reference to the more detailed information appearing elsewhere in this prospectus supplement and the accompanying prospectus. For additional information concerning the Notes, see “Description of the Notes”.

Issuer	CMS Energy Corporation.

Securities Offered	$150,000,000 aggregate principal amount of % Convertible Senior Notes due 2029 (the “Notes”) to be issued under the indenture dated as of September 15, 1992 between us and The Bank of New York Mellon (ultimate successor to NBD Bank, National Association), as trustee (the “trustee”), as amended and supplemented from time to time, including as supplemented by a supplemental indenture thereto establishing the terms of the Notes to be dated as of June , 2009 (collectively, the “indenture”). The indenture is referred to in the accompanying prospectus as the senior debt indenture. We have also granted the underwriters an option to purchase up to an additional $22,500,000 aggregate principal amount of the Notes to cover over-allotments, if any.

Issue Price	Each Note will be issued at a price of 100% of its principal amount plus accrued interest, if any, from June , 2009.

Maturity	The Notes will mature on June 15, 2029, unless earlier converted, redeemed or repurchased.

Interest Rate	The Notes will bear interest at % per annum.

Interest Payment Dates	Interest on the Notes is payable semi-annually in arrears on June 15 and December 15 of each year, beginning December 15, 2009.

Record Date for Interest Payments	We will pay interest (including additional interest, if any) to holders of record at 5:00 p.m., New York City time, on the June 1 and December 1 next preceding the relevant interest payment date, subject to certain exceptions upon conversion and maturity of the Notes.

Use of Proceeds	We estimate that the net proceeds from the sale of the Notes, after deducting underwriting discounts and commissions but before deducting estimated offering expenses, will be $ (assuming no purchase under the underwriters’ over-allotment option). We intend to use the net proceeds of the offering of the Notes for the retirement of existing indebtedness (including a substantial portion of the outstanding principal amount of the convertible subordinated debentures underlying the 7 3/4% Convertible Quarterly Income Preferred Securities of CMS Energy Trust I, a Delaware trust for which we are the sponsor and guarantor), including via redemption, open market repurchases, tender offers or private agreements, and for general corporate purposes.

Ratings	The Notes are expected to be rated BB+ by Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc. (“S&P”), Ba1 by Moody’s Investors Service, Inc. (“Moody’s”) and BB+ by Fitch, Inc. (“Fitch”). Note that a securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. See “Ratings”.

Ranking	The Notes will be senior unsecured obligations of CMS Energy Corporation and will rank equal in right of payment with all of CMS Energy Corporation’s existing and future senior unsecured indebtedness. The Notes will be effectively subordinated to CMS Energy Corporation’s existing and future secured indebtedness to the extent of the value of the related collateral securing that indebtedness and structurally subordinated to the indebtedness and other liabilities of our subsidiaries. As of March 31, 2009, CMS Energy Corporation had approximately $1.766 billion of senior indebtedness outstanding, of which approximately $60 million was secured indebtedness, and our subsidiaries had $10.954 billion of indebtedness and other liabilities outstanding.

Conversion Rights	A holder may convert its Notes into cash and, if applicable, shares of our common stock at any time on or prior to the close of business on the business day immediately preceding the maturity date only under the following circumstances:

•   prior to June 30, 2027, on any date during any fiscal quarter beginning after September 30, 2009 (and only during such fiscal quarter), if the closing sale price (as defined under “Description of the Notes — Conversion Rights”) of our common stock was more than 130% of the then-current conversion price (as defined under “Description of the Notes — Conversion Rights”) for at least 20 trading days (as defined under “Description of the Notes — Conversion Rights — Conversion Procedures — Settlement Upon Conversion”) in the period of the 30 consecutive trading days ending on the last trading day of the previous fiscal quarter;

• at any time on or after June 30, 2027;

• with respect to any Notes called for redemption, until the close of business on the business day prior to the redemption date;

•   during a specified period if we distribute, to all or substantially all holders of our common stock, rights or warrants entitling them to purchase, for a period of 45 calendar days or less, shares of our common stock at a price less than the average of the closing sale prices of our common stock for the ten consecutive trading day period ending on the trading day preceding the declaration date for such distribution;

•   during a specified period if we distribute, to all or substantially all holders of our common stock, cash or other assets, debt securities or rights to purchase our securities, which distribution has a per share value exceeding 10% of the closing sale price of our common stock on the trading day preceding the declaration date for such distribution, or if we engage in certain corporate transactions as described herein;

• during a specified period if a fundamental change (as defined under “Description of the Notes — Fundamental Change Put”) occurs; or

•   during the five consecutive business day period following any ten consecutive trading day period in which the trading price (as defined under “Description of the Notes — Conversion Rights — Conversion Upon Satisfaction of Trading Price Condition”) for the Notes for each trading day during such ten consecutive trading day period was less than 95% of the product of the closing sale price of our common stock on such day and the then-current conversion rate.

The Notes will be convertible into cash and, if applicable, shares of our common stock at an initial conversion rate of shares of common stock per $1,000 principal amount of the Notes (equivalent to an initial conversion price of approximately $ per share). The conversion rate and, thus, the conversion price may be adjusted under certain circumstances as described under “Description of the Notes — Conversion Rights — Conversion Rate Adjustments”

Upon conversion, we will deliver cash and, if applicable, shares of our common stock based on a daily conversion value (as defined under “Description of the Notes — Conversion Rights — Conversion Procedures — Settlement Upon Conversion”), calculated as described under “Description of the Notes — Conversion Rights — Conversion Procedures — Settlement Upon Conversion”.

Upon any conversion, subject to certain exceptions, a holder will not receive any cash payment representing accrued and unpaid interest. See “Description of the Notes — Conversion Rights”.

Adjustment to Conversion Rate Upon a Non-Stock Change of Control	Prior to June 20, 2014, if and only to the extent holders elect to convert the Notes in connection with a transaction described under the first clause or fourth clause of the definition of fundamental change as described in “Description of the Notes — Fundamental Change Put” pursuant to which 10% or more of the consideration for our common stock (other than cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights) in such fundamental change transaction consists of cash or securities (or other property) that are not shares of common stock traded or scheduled to be traded immediately following such transaction on a U.S. national securities exchange, which we refer to as a non-stock change of control, we will, under certain circumstances, increase the conversion rate by a number of additional shares (as defined under “Description of the Notes — Conversion Rights — Adjustment to Conversion Rate Upon a Non-Stock Change of Control”). The number of additional shares will be determined by reference to the table in “Description of the Notes — Conversion Rights — Adjustment to Conversion Rate Upon a Non-Stock Change of Control”, based on the effective date (as defined under “Description of the Notes — Conversion Rights — Adjustment to Conversion Rate Upon a Non-Stock Change of Control”) and the price paid per share for our common stock in such non-stock change of control.

If holders of our common stock receive only cash in the type of transaction described above, the price paid per share will be the cash amount (as defined under “Description of the Notes — Conversion Rights — Conversion Procedures — Settlement Upon Conversion”) paid per share. Otherwise, the price paid per share will be the average of the closing sale prices of our common stock on the five trading days prior to but not including the effective date of such non-stock change of control.

Optional Redemption by CMS Energy	At any time on or after June 20, 2014, we may redeem all or a part of the Notes for cash at a redemption price equal to 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest (including additional interest, if any) to, but not including, the redemption date. See

“Description of the Notes — Optional Redemption”.

Optional Repurchase Right of Holders	A holder may require us to repurchase all or a part of its Notes on June 15, 2014, June 15, 2019 and June 15, 2024 at a cash repurchase price equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest (including additional interest, if any) to, but not including, the repurchase date.

Fundamental Change Repurchase Right of Holders	If we undergo a fundamental change prior to maturity, a holder will have the right, at its option, to require us to repurchase for cash all or part of its Notes at a repurchase price equal to 100% of the principal amount of the Notes being repurchased, plus accrued and unpaid interest (including additional interest, if any) to, but not including, the repurchase date. See “Description of the Notes — Fundamental Change Put”.

Certain Covenants	Although neither we nor any of our subsidiaries will be subject to any financial covenants under the indenture, the indenture will contain covenants that will, among other things, prohibit us from being able to incur additional liens or enter into certain mergers or consolidations.

Form of Notes	One or more global securities held in the name of The Depository Trust Company (“DTC”) in a minimum denomination of $2,000 and any integral multiple of $1,000.

Trustee, Paying Agent and Conversion Agent	The Bank of New York Mellon.

Trading	The Notes will not be listed on any securities exchange or included in any automated quotation system. No assurance can be given as to the liquidity of or trading market for the Notes. Our common stock is listed on the New York Stock Exchange under the symbol “CMS”.

Risk Factors	You should carefully consider each of the factors referred to or as described in the section of this prospectus supplement entitled “Risk Factors” starting on page S-11 and the “Risk Factors” section in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, before purchasing the Notes.

RISK FACTORS
     An investment in the Notes involves a significant degree of risk. You should consider carefully the following risk factors, together with all of the other information included or incorporated by reference in this prospectus supplement. In particular, you should carefully consider the factors listed in “Management’s Discussion and Analysis—Forward-Looking Statements and Information” as well as the “Risk Factors” contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, which is incorporated by reference into this prospectus supplement, before you decide to purchase the Notes. This prospectus supplement, the accompanying prospectus and the documents that we incorporate or that are deemed to be incorporated in this prospectus supplement or the accompanying prospectus, and other written and oral statements that we make, contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995 and relevant legal decisions. Our intention with the use of words such as “may”, “could”, “anticipates”, “believes”, “estimates”, “expects”, “intends”, “plans” and other similar words is to identify forward-looking statements that involve risk and uncertainty. We have no obligation to update or revise any forward-looking statements regardless of whether new information, future events or any other factors affect the information contained in the statements. The risks and uncertainties described below and those incorporated from the referenced Annual Report on Form 10-K are not the only ones we may confront. Additional risks and uncertainties not currently known to us or that we currently deem not material also may impair our business operations. If any of those risks actually occur, our financial condition, operating results and prospects could be materially adversely affected. This section contains forward-looking statements.
     The Notes will be effectively subordinated to any existing and future secured indebtedness and structurally subordinated to existing and future liabilities and other indebtedness of our subsidiaries.
     The Notes will be general, unsecured obligations of CMS Energy Corporation only and will rank equally in right of payment with all of CMS Energy Corporation’s existing and future unsubordinated, unsecured indebtedness. As a result, the Notes will be effectively subordinated to CMS Energy Corporation’s existing and future secured indebtedness to the extent of the value of the related collateral securing that indebtedness and structurally subordinated to any existing and future liabilities and other indebtedness of our subsidiaries. These liabilities may include indebtedness, trade payables, guarantees, lease obligations and letter of credit obligations. None of our subsidiaries has any obligation with respect to the Notes. The Notes do not restrict us or our subsidiaries from incurring additional indebtedness, including secured indebtedness.
     The terms of the Notes will contain limited restrictive covenants and provide only limited protection in the event of a change of control.
     The indenture will not contain restrictive covenants that would protect holders of the Notes from several kinds of transactions that may adversely affect holders of the Notes. In particular, the indenture will not contain covenants that will limit our ability to pay dividends or make distributions on or redeem our capital stock or limit our ability to incur additional unsecured indebtedness and, therefore, may not protect holders of the Notes in the event of a highly leveraged transaction or other similar transaction. The requirement that we offer to repurchase the Notes upon a change of control is limited to the transactions specified in the definition of a fundamental change under “Description of the Notes — Fundamental Change Put”. Similarly, the circumstances under which we are required to adjust the conversion rate upon the occurrence of a non-stock change of control (as defined under “Description of the Notes — Conversion Rights — Adjustment to Conversion Rate Upon a Non-Stock Change of Control”) are limited to circumstances where a Note is converted in connection with that transaction as set forth under “Description of the Notes — Conversion Rights — Adjustment to Conversion Rate Upon a Non-Stock Change of Control”.
     Accordingly, subject to restrictions contained in our other debt agreements, we could enter into certain transactions, such as acquisitions, refinancings or recapitalizations, that could affect our capital structure and the value of the Notes and our common stock but would not constitute a fundamental change under the Notes.
     We may be unable to repurchase the Notes for cash when required by the holders, including following a fundamental change.
     Holders of the Notes have the right to require us to repurchase the Notes on specified dates or upon the occurrence of a fundamental change prior to maturity as described under “Description of the Notes — Optional Put” and “Description of the Notes — Fundamental Change Put”. Any of our future debt agreements may contain a similar provision. We may not have sufficient funds to make the required repurchase in cash at that time or the ability to arrange necessary financing on acceptable terms. In addition, our ability to repurchase the Notes in cash may be limited by law or the terms of other agreements relating to our debt outstanding at the time, including our Seventh Amended and Restated Credit Agreement, which will limit our ability to purchase the Notes for cash in certain circumstances. If we fail to repurchase the

Notes in cash as required by the indenture, it would constitute an event of default (as defined under “Description of the Notes — Events of Default”), which, in turn, would constitute an event of default under our Seventh Amended and Restated Credit Agreement.
     Some significant restructuring transactions may not constitute a fundamental change, in which case we would not be obligated to offer to repurchase the Notes.
     Upon the occurrence of a fundamental change, holders of the Notes have the right to require us to offer to repurchase the Notes. However, the fundamental change provisions will not afford protection to holders of the Notes in the event of certain transactions. For example, transactions such as leveraged recapitalizations, refinancings, restructurings or acquisitions initiated by us would not constitute a fundamental change requiring us to repurchase the Notes. In the event of any of those transactions, the holders of the Notes would not have the right to require us to repurchase the Notes, even though each of these transactions could increase the amount of our indebtedness or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of the Notes.
     Provisions of the Notes could discourage an acquisition of us by a third party.
     Certain provisions of the Notes could make it more difficult or more expensive for a third party to acquire us. Upon the occurrence of certain transactions constituting a fundamental change, holders of the Notes will have the right, at their option, to require us to repurchase all of their Notes or any portion of the principal amount of the Notes in integral multiples of $1,000 (provided that any portion of a Note not submitted for purchase is in an authorized denomination). We may also be required to issue additional shares upon conversion or provide for conversion into the acquirer’s capital stock in the event of certain fundamental changes.
     The adjustment to the conversion rate upon the occurrence of certain types of fundamental changes may not adequately compensate holders of the Notes for the lost option time value of their Notes as a result of that fundamental change.
     If certain types of fundamental changes occur on or prior to the first date when the Notes may be redeemed, we may adjust the conversion rate of the Notes to increase the number of shares issuable upon conversion. The number of additional shares to be added to the conversion rate will be determined based on the date on which the fundamental change becomes effective and the price paid per share of our common stock in the fundamental change as described under “Description of the Notes — Conversion Rights — Adjustment to Conversion Rate Upon a Non-Stock Change of Control”. Although this adjustment is designed to compensate holders of the Notes for the lost option value of their Notes as a result of certain types of fundamental changes, the adjustment is only an approximation of that lost value based upon assumptions made on the date of this prospectus supplement and may not adequately compensate holders of the Notes for that loss. In addition, if the price paid per share of our common stock in the fundamental change is less than $     or more than $     (subject to adjustment), there will be no adjustment.
     The accounting method for the Notes is the subject of recent changes that could have a material adverse effect on our reported financial results.
     In May 2008, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position No. APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement) (“FSP APB 14-1”). FSP APB 14-1 is effective for fiscal years beginning after December 15, 2008, and for interim periods within those fiscal years, with retrospective application required. We adopted FSP APB 14-1 on January 1, 2009. Under FSP APB 14-1, an entity must separately account for the liability and equity components of convertible debt instruments (such as the Notes) that may be settled entirely or partially in cash upon conversion in a manner that reflects the issuer’s economic interest cost. The effect of FSP APB 14-1 on the accounting for the Notes is that the equity component is included in the additional paid-in-capital section of stockholders’ equity on our consolidated balance sheet and the value of the equity component is treated as original issue discount for purposes of accounting for the debt component of the Notes, which results in an effective interest rate reported in our consolidated statements of income in excess of the stated interest rate on the Notes. Accordingly, we will be required to record a greater amount of non-cash interest expense in 2009 and in subsequent periods as a result of the amortization of the discounted carrying value of the Notes to their face amount over the term of the Notes. This application of FSP APB 14-1 will cause us to report lower earnings (or a larger loss if we were otherwise to report a loss) in our financial results because it will require interest to include both the current period’s amortization of the debt discount and the Notes’ stated interest. This could adversely affect the trading price of our common stock (as well as the trading price of the Notes).

     The conditional conversion feature of the Notes could result in holders of the Notes receiving less than the value of the common stock into which a Note is convertible.
     Prior to June 30, 2027, the Notes are convertible into cash and, if applicable, shares of our common stock only if specified conditions are met. If these conditions are not met prior to that date, holders of the Notes will not be able to convert their Notes, and holders of the Notes may not be able to receive the value of the common stock into which the Notes would otherwise be convertible.
     Recent developments in the convertible debt markets may adversely affect the market value of the Notes.
     The convertible debt markets have experienced unprecedented disruptions resulting from, among other things, the recent instability in the credit and capital markets and the emergency orders issued by the SEC on September 17, 2008 and September 18, 2008 (and extended on October 1, 2008). These orders were issued as a stop-gap measure while Congress worked to provide a comprehensive legislative plan to stabilize the credit and capital markets. Among other things, these orders temporarily imposed a prohibition on effecting short sales of the common stock of certain financial companies. As a result, the SEC orders made the convertible arbitrage strategy that many convertible debt investors employ difficult to execute for outstanding convertible debt of those companies whose common stock was subject to the short sale prohibition. The SEC orders expired at 11:59 p.m., New York City time, on October 8, 2008. However, the SEC and New York Stock Exchange are currently considering instituting other limitations on effecting short sales (such as the up-tick rule), and other regulatory organizations may do the same. Any future governmental actions that interfere with the ability of convertible debt investors to effect short sales on the underlying common stock could significantly affect the market value of convertible debt, including the Notes.
     The price of our common stock, and therefore of the Notes, may fluctuate significantly, and this may make it difficult for holders of the Notes to resell the Notes or common stock issuable upon conversion of the Notes when they want or at prices they find attractive.
     The price of our common stock on the New York Stock Exchange constantly changes. We expect that the market price of our common stock will continue to fluctuate. In addition, because the Notes are convertible into our common stock, volatility or depressed prices for our common stock could have a similar effect on the trading price of the Notes.
     Our common stock price may fluctuate as a result of a variety of factors, many of which are beyond our control. These factors include:
•	quarterly variations in our operating results;

•	operating results that vary from the expectations of management, securities analysts and investors;

•	changes in expectations as to our future financial performance;

•	announcements of significant acquisitions and other material events;

•	the operating and securities price performance of other companies that investors believe are comparable to us;

•	future sales of our equity or equity-related securities; and

•	changes in general conditions in our industry and in the economy and the financial markets.
     In addition, in recent years, the stock market in general has experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies for reasons often unrelated to their operating performance. These broad market fluctuations may adversely affect our common stock price, regardless of our operating results.
     Future sales of our common stock in the public market or the issuance of securities senior to our common stock could adversely affect the trading price of our common stock and the value of the Notes and our ability to raise funds in new stock offerings.
     Future sales of substantial amounts of our common stock or equity-related securities in the public market, or the perception that those sales could occur, could adversely affect prevailing trading prices of our common stock and the value of the Notes and could impair our ability to raise capital through future offerings of equity or equity-related securities. No prediction can be made as to the effect, if any, that future sales of shares of common stock, or the availability of shares of common stock for future sale, will have on the trading price of our common stock or the value of the Notes.
     Holders of the Notes may receive no shares of common stock upon conversion. In addition, the value of consideration received by holders upon conversion of the Notes under certain circumstances may be less than the conversion value of the Notes on the conversion date.
     Upon conversion, we will satisfy our conversion obligation by delivering cash and, if applicable, shares of our common stock equal to the sum of the daily conversion values for each of the 20 trading days during the applicable conversion period. Accordingly, upon conversion of the Notes, holders may not receive any shares of our common stock. In addition, to the extent we are required to deliver shares of our common stock in satisfaction of our conversion obligation, we will deliver the common stock on the third trading day following the final settlement period trading day of the conversion period (as defined under “Description of the Notes — Conversion Rights — Conversion Procedures — Settlement Upon Conversion”), which will generally be the 26th trading day after a holder has completed the procedures for converting its Notes in accordance with the terms of the indenture. See “Description of the Notes — Conversion Rights — Conversion Procedures — Settlement Upon Conversion”. Accordingly, upon conversion of Notes, a holder may receive less conversion consideration than expected because the value of our common stock may decline between the conversion date and the day a holder receives our common stock, if any. Further, we may not have sufficient funds with which to pay the cash amounts owing upon conversion and, in any event, our liquidity may be reduced upon conversion of the Notes, which may, among other things, impair our ability to make payments on the Notes.
     In addition, in the event of our bankruptcy, insolvency or certain similar proceedings during the conversion period, there is a risk that a bankruptcy court may decide a holder’s claim to receive that cash and/or shares could be subordinated to the claims of our creditors as a result of that holder’s claim being treated as an equity claim in bankruptcy.
     The conversion rate of the Notes may not be adjusted for all dilutive events that may adversely affect the trading price of the Notes or the common stock issuable upon conversion of the Notes.
     The conversion rate of the Notes is subject to adjustment upon certain events, including the issuance of stock dividends on our common stock, the issuance of rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness or assets, cash dividends and issuer tender or exchange offers as described under “Description of the Notes — Conversion Rights — Conversion Rate Adjustments”. The conversion rate will not be adjusted for certain other events, such as an offering of common stock for cash, that may adversely affect the trading price of the Notes or the common stock issuable upon conversion of the Notes.
     If we make or fail to make certain adjustments to the conversion rate of the Notes, holders of the Notes may be deemed to have received a taxable dividend without the receipt of any cash.
     The conversion rate of the Notes is subject to adjustment for certain events as described under “Description of the Notes — Conversion Rights — Conversion Rate Adjustments” and for certain other actions by us that modify our capital structure. If the conversion rate is adjusted as a result of a distribution that is taxable to our common stockholders, holders of the Notes may be deemed to have received a taxable dividend subject to United States federal income tax without the receipt of any cash. In addition, a failure to adjust (or to adjust adequately) the conversion rate after an event that increases a holder’s proportionate interest in us could be treated as a deemed taxable dividend to a holder of the Notes. If a non-stock change of control occurs, under some circumstances, we will increase the conversion rate for Notes converted in connection with the non-stock change of control. That increase may also be treated as a distribution subject to U.S. federal income tax as a dividend. If a holder of a Note is a Non-U.S. Holder (as defined under “Material United States Federal Income Tax Considerations”), that deemed dividend may be subject to United States federal withholding tax at a 30% rate, or lower rate as may be specified by an applicable treaty, which may be set off against subsequent payments. See “Material United States Federal Income Tax Considerations”.
     Holders of Notes will not be entitled to any rights with respect to our common stock, but will be subject to all changes made with respect to them to the extent our conversion obligation includes shares of our common stock.
     To the extent we issue shares of our common stock to satisfy our conversion obligation, holders of Notes will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock) until the close of business on the last trading day of the conversion period related to the conversion of those Notes (if any), but holders of Notes will be subject to all changes affecting our common stock. For example, if an amendment is proposed to our Restated Articles of Incorporation or Bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the close of business on the last trading day of the conversion period related to a holder’s conversion of its Notes, that holder will not be entitled to vote on the amendment, although that holder will nevertheless be subject to any changes affecting our common stock.
     We may choose to redeem the Notes prior to maturity.
     We may redeem all or a portion of the Notes at any time on or after June 20, 2014. See “Description of the Notes — Optional Redemption”. If prevailing interest rates are lower at the time of redemption, holders of the Notes may not be able to reinvest the redemption proceeds in a comparable security at an interest rate as high as the interest rate of the Notes being redeemed.
     We cannot provide assurance that an active trading market will develop for the Notes.
     The Notes will constitute a new series of securities with no established trading market. We do not intend to apply to list the Notes for trading on any national securities exchange or to include the Notes in any automated quotation system. We cannot provide assurance that an active trading market for the Notes will develop or as to the liquidity or sustainability of any market, the ability of holders of the Notes to sell their Notes or the price at which holders of the Notes will be able to sell their Notes. Future trading prices of the Notes will also depend on many other factors, including, among other things, the trading price of our common stock, prevailing interest rates, the market for similar securities, the ratings of the Notes from time to time, our financial performance and other factors.
     If the ratings of the Notes are lowered or withdrawn, the market value of the Notes could decrease.
     A rating is not a recommendation to purchase, hold or sell the Notes, inasmuch as the rating does not comment as to market price or suitability for a particular investor. The ratings of the Notes address the likelihood of the timely payment of interest and the ultimate repayment of principal of the Notes pursuant to their respective terms. There is no assurance that a rating will remain for any given period of time or that a rating will not be lowered or withdrawn entirely by a rating agency if in its judgment circumstances in the future so warrant. In the event that any of the ratings initially assigned to the Notes is subsequently lowered or withdrawn for any reason, the market price of the Notes may be adversely affected.

USE OF PROCEEDS
     We estimate that the net proceeds from the sale of the Notes, after deducting underwriting discounts and commissions but before deducting estimated offering expenses, will be $           (assuming no purchase under the underwriters’ over-allotment option). We intend to use the net proceeds of the offering of the Notes for the retirement of existing indebtedness (including a substantial portion of the outstanding principal amount of the convertible subordinated debentures underlying the 7 3/4% Convertible Quarterly Income Preferred Securities of CMS Energy Trust I, a Delaware trust for which we are the sponsor and guarantor), including via redemption, open market repurchases, tender offers or private agreements, and for general corporate purposes.
RATIOS OF EARNINGS TO FIXED CHARGES
     The ratios of earnings to fixed charges for the three months ended March 31, 2009 and each of the years ended December 31, 2004 through 2008 are as follows:

	Three Months Ended	Year Ended December 31,
	March 31, 2009	2008	2007		2006		2005		2004
									(e	)
Ratio of earnings to fixed charges: (a)	2.15	2.03	—	(b)	—	(c)	—	(d)	1.02

(a)	For purposes of computing the ratio, earnings represent the sum of pretax income, net interest charges and the estimated interest portions of lease rentals, plus distributed income of equity investees less earnings from equity investees.

(b)	For the year ended December 31, 2007, fixed charges exceeded earnings by $339 million. Earnings as defined include $204 million of asset impairment charges and a $279 million charge for an electric sales contract termination.

(c)	For the year ended December 31, 2006, fixed charges exceeded earnings by $448 million. Earnings as defined include $459 million of asset impairment charges.

(d)	For the year ended December 31, 2005, fixed charges exceeded earnings by $789 million. Earnings as defined include $1.184 billion of asset impairment charges.

(e)	For 2004, fixed charges, adjusted as defined, include $25 million of interest cost that was capitalized prior to 2004 and subsequently expensed in 2004. Earnings as defined include $160 million of asset impairments.
     See Exhibit 12(a) to CMS Energy’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 for the items constituting earnings and fixed charges, including the estimated interest portion of lease rental in respect of fixed charges.

PRICE RANGE OF OUR COMMON STOCK AND DIVIDENDS
     Our common stock is listed on the New York Stock Exchange under the symbol “CMS”. The following table sets forth for the periods indicated the range of high and low sale price per share of our common stock as reported on the New York Stock Exchange and the cash dividends declared on our common stock for the periods indicated.

			Dividends
	High	Low	(Per Share)
Year Ended December 31, 2007
First Quarter	$18.21	$16.00	$0.05
Second Quarter	18.93	16.78	0.05
Third Quarter	17.90	15.48	0.05
Fourth Quarter	17.91	16.06	0.05
Year Ended December 31, 2008
First Quarter	$17.16	$13.35	$0.09
Second Quarter	15.83	13.78	0.09
Third Quarter	14.91	12.09	0.09
Fourth Quarter	12.58	8.81	0.09
Year Ending December 31, 2009
First Quarter	$12.20	$10.09	$0.125
Second Quarter (through June 5, 2009)	12.22	10.98	0.125
     The last reported sale price of our common stock on June 5, 2009 was $11.78 per share. On June 8, 2009, we had            holders of record of our common stock.

CAPITALIZATION
     The following table sets forth our capitalization at March 31, 2009:
•	on an actual basis;

•	on an as adjusted basis to reflect the sale of $150,000,000 of Notes in this offering; and

•	on an as further adjusted basis to reflect the sale of $300,000,000 of Senior Notes in the concurrent Senior Notes offering.
This table includes all of the proceeds from this offering and from the sale of the Senior Notes in “Cash and cash equivalents” and does not reflect (i) the retirement of any existing indebtedness as described under “Use of Proceeds”, (ii) any further use of proceeds from the sale of the Notes or (iii) the underwriters’ over-allotment option. This table should be read in conjunction with our consolidated financial statements and related notes and other financial information incorporated by reference in this prospectus supplement. See “Where You Can Find More Information”.

	At March 31, 2009
			As Further
	Actual	As Adjusted	Adjusted
	(Unaudited, dollars in millions)
Cash and cash equivalents	$826	$976	$1,276

Common stockholders’ equity	$2,517	$2,517	$2,517
Preferred stock	243	243	243
Preferred stock of subsidiary	44	44	44
Non-controlling interests	52	52	52
Long-term debt:
% Convertible Senior Notes due 2029	—	150	150
% Senior Notes due 2019	—	—	300
Long-term debt — related parties	178	178	178
Other long-term debt (excluding current maturities)	6,279	6,279	6,279
Non-current portion of capital and finance lease obligations	200	200	200

Total capitalization	$9,513	$9,663	$9,963
Current portion of long-term debt, capital and finance lease obligations	311	311	311

Total capitalization and current portion of long-term debt, capital and finance lease obligations	$9,824	$9,974	$10,274

DESCRIPTION OF THE NOTES
     The terms “CMS Energy”, “we”, “our” and “us”, as used in this section, refer only to CMS Energy Corporation and not to any of its subsidiaries.
General
     The Notes will be issued as a series of senior debt securities under the indenture that is referred to in the accompanying prospectus as the senior debt indenture, as supplemented by a supplemental indenture thereto establishing the terms of the Notes to be dated as of June    , 2009 (the “supplemental indenture”). The Notes will be initially limited in aggregate principal amount to $150,000,000 ($172,500,000 if the underwriters exercise in full their option to purchase additional Notes). The indenture permits us to “re-open” this offering of the Notes without the consent of the holders of the Notes. Accordingly, the principal amount of the Notes may be increased in the future on the same terms and conditions and with the same CUSIP number as the Notes being offered by this prospectus supplement, provided that such additional notes must be part of the same issue as the Notes offered hereby for United States federal income tax purposes. The Notes offered by this prospectus supplement and any such additional notes will constitute a single series of debt securities. This means that, in circumstances where the indenture provides for the holders of notes to vote or take any action, the holders of the Notes offered by this prospectus supplement and the holders of any such additional notes will vote or take that action as a single class. The Notes will be unsecured and unsubordinated senior debt securities of CMS Energy.
     We may issue debt securities from time to time in one or more series under the indenture. There is no limitation on the amount of debt securities we may issue under the indenture. The indenture does not limit our ability to incur additional indebtedness, including secured indebtedness. The covenants contained in the indenture would not necessarily afford holders of Notes protection in the event of a highly leveraged transaction or other transaction involving us that may adversely affect the holders.
     The statements herein concerning the Notes and the indenture are a summary and do not purport to be complete and are subject to, and qualified in their entirety by, all of the provisions of the indenture, which is incorporated herein by this reference. They make use of defined terms and are qualified in their entirety by express reference to the indenture, including the supplemental indenture, a copy of which will be available upon request to the trustee.
Ranking
     The Notes will be our senior unsecured obligations and will rank equal in right of payment with all of our existing and future senior unsecured indebtedness. The Notes will be effectively subordinated to our existing and future secured indebtedness to the extent of the value of the related collateral securing that indebtedness and structurally subordinated to the indebtedness and other liabilities of our subsidiaries.
     CMS Energy is a holding company that conducts substantially all of its operations through its subsidiaries. Its only significant assets are the capital stock of its subsidiaries, and its subsidiaries generate substantially all of its operating income and cash flow. As a result, dividends or advances from its subsidiaries are the principal source of funds necessary to meet its debt service obligations. Contractual provisions or laws, as well as its subsidiaries’ financial condition and operating requirements, may limit CMS Energy’s ability to obtain cash from its subsidiaries that it may require to pay its debt service obligations, including payments on the Notes. In addition, the Notes will be effectively subordinated to all of the liabilities of CMS Energy’s subsidiaries with regard to the assets and earnings of CMS Energy’s subsidiaries. The subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Notes or to make any funds available therefor, whether by dividends, loans or other payments. CMS Energy’s rights and the rights of its creditors, including holders of Notes, to participate in the distribution of assets of any subsidiary upon the latter’s liquidation or reorganization will be subject to prior claims of the subsidiaries’ creditors, including trade creditors.
     As of March 31, 2009, we had approximately $1.766 billion of senior indebtedness outstanding, of which approximately $60 million was secured indebtedness, and our subsidiaries had $10.954 billion of indebtedness and other liabilities outstanding.
Primary Source of Funds of CMS Energy; Restrictions on Sources of Dividends
     The ability of CMS Energy to pay (i) dividends on its capital stock and (ii) its indebtedness, including the Notes, depends and will depend substantially upon timely receipt of sufficient dividends or other distributions from its subsidiaries, in particular Consumers and, to a lesser extent, Enterprises. Each of Consumers’ and Enterprises’ ability to pay dividends on its common stock depends upon its revenues, earnings and other factors. Consumers’ revenues and earnings will depend substantially upon rates authorized by the MPSC.
     Consumers’ Restated Articles of Incorporation (“Consumers’ Articles”) provide two restrictions on its payment of dividends on its common stock. First, prior to the payment of any common stock dividend, Consumers must reserve retained earnings after giving effect to such dividend payment of at least (i) $7.50 per share on all then outstanding shares of its preferred stock, (ii) in respect to its Class A Preferred Stock, 7.5% of the aggregate amount established by its board of directors to be payable on the shares of each series thereof in the event of involuntary liquidation of Consumers and (iii) $7.50 per share on all then outstanding shares of all other stock over which its preferred stock and Class A Preferred Stock do not have preference as to the payment of dividends and as to assets. Second, dividend payments during the 12-month period ending with the month the proposed payment is to be paid are limited to: (A) 50% of net income available for the payment of dividends during the base period (as defined below), if the ratio of common stock and surplus to total capitalization and surplus for 12 consecutive calendar months within the 14 calendar months immediately preceding the proposed dividend payment (the “base period”), adjusted to reflect the proposed dividend, is less than 20%; and (B) 75% of net income available for the payment of dividends during the base period if the ratio of common stock and surplus to total capitalization and surplus for the base period, adjusted to reflect the proposed dividend, is at least 20% but less than 25%.
     Consumers is subject to the Federal Power Act and the Natural Gas Act. These acts limit Consumers’ ability to pay dividends from its retained earnings. As of March 31, 2009, Consumers’ unrestricted retained earnings were $351 million.
     Consumers’ Articles also prohibit the payment of cash dividends on its common stock if Consumers is in arrears on preferred stock dividend payments.
     In addition, Michigan law prohibits payment of a dividend if, after giving it effect, Consumers or Enterprises would not be able to pay its debts as they become due in the usual course of business, or its total assets would be less than the sum of its total liabilities plus, unless Consumers’ Articles or Enterprises’ articles of incorporation permit otherwise, the amount that would be needed, if Consumers or Enterprises were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution. Currently, it is Consumers’ policy to pay annual dividends equal to 80% of its annual consolidated net income. Consumers’ board of directors reserves the right to change this policy at any time.
Brief Description of the Notes
     The Notes will:
•	initially be limited to $150,000,000 aggregate principal amount ($172,500,000 aggregate principal amount if the underwriters exercise in full their option to purchase additional Notes);

•	bear interest at a rate of % per year, payable semi-annually in arrears, on June 15 and December 15 of each year, commencing on December 15, 2009;

•	be general unsecured obligations, ranking equally with all of our other unsecured senior indebtedness and senior in right of payment to any subordinated indebtedness;

•	be convertible by holders at any time on or prior to 5:00 p.m., New York City time, on the business day immediately preceding the maturity date, only upon satisfaction of one of the conditions for conversion, as described under “Conversion Rights” below, into cash and, if applicable, shares of our common stock initially based on a conversion rate of shares of our common stock per $1,000 principal amount of Notes, which represents an initial conversion price of approximately $ per share; in the event of certain types of fundamental changes, we will increase the conversion rate as described herein;

•	be subject to redemption for cash by us at any time on or after June 20, 2014, in whole or in part, at a redemption price equal to 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest (including additional interest, if any) to, but not including, the redemption date;

•	be subject to repurchase by us, at the holder’s option, on June 15, 2014, June 15, 2019 and June 15, 2024, at a cash repurchase price equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest (including additional interest, if any) to, but not including, the repurchase date, as set forth under “Optional Put” below;

•	be subject to repurchase by us at the holder’s option if a fundamental change occurs, at a cash repurchase price equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest (including additional interest, if any) to, but not including, the repurchase date, as set forth under “Fundamental Change Put” below; and

•	be due on June 15, 2029, unless earlier converted, redeemed by us at our option or repurchased by us at the holder’s option.
     Neither we nor any of our subsidiaries will be subject to any financial covenants under the indenture. In addition, neither we nor any of our subsidiaries will be restricted under the indenture from paying dividends, incurring unsecured debt or issuing or repurchasing our securities. Holders are not afforded protection under the indenture in the event of a highly leveraged transaction or a change in control of us, except to the extent described under “Conversion Rights” below and “Fundamental Change Put” below.
     No sinking fund is provided for the Notes, and the Notes will not be subject to defeasance.
     The Notes will be initially issued in the form of one or more Notes in registered, global form, without coupons, in denominations of $2,000 and in $1,000 integral multiples as described under “Book-Entry System” below. The global Notes will be registered in the name of the nominee of DTC. Except as described under “Book-Entry System” below, owners of beneficial interests in a global Note will not be entitled to have Notes registered in their names, will not receive or be entitled to receive physical delivery of any such Note and will not be considered the registered holder thereof under the indenture.
     If certificated Notes are issued, holders may present them for conversion, registration of transfer and exchange, without service charge, at our office or agency in New York City, which will initially be the office or agency of the trustee in New York City.
Payment at Maturity
     On the maturity date, each holder will be entitled to receive on such date $1,000 in cash for each $1,000 in principal amount of Notes, together with accrued and unpaid interest (including additional interest, if any) to, but not including, the maturity date. With respect to global Notes, principal and interest (including additional interest, if any) will be paid to DTC in immediately available funds. With respect to any certificated Notes, principal and interest (including additional interest, if any) will be payable at our office or agency in New York City, which initially will be the office or agency of the trustee in New York City.
Interest
     The Notes will bear interest at a rate of      % per year. Interest will accrue from the date of original issuance of the Notes or from the most recent date to which interest has been paid or duly provided for. We will pay interest (including additional interest, if any) semi-annually, in arrears on June 15 and December 15 of each year, commencing on December 15, 2009, to holders of record at 5:00 p.m., New York City time, on the preceding June 1 and December 1, respectively. However, there are two exceptions to the preceding sentence:
•	we will not pay in cash accrued interest (excluding any additional interest) on any Notes when they are converted, except as described under “Conversion Rights” below; and

•	on the maturity date, we will pay accrued and unpaid interest (including additional interest, if any) only to the person to whom we pay the principal amount (who may or may not be the holder of record on the relevant record date).
     We will pay interest on:
•	global Notes to DTC in immediately available funds;

•	any certificated Notes having a principal amount of less than $2,000,000, by check mailed to the holders of those Notes; provided, however, that, at maturity, interest will be payable as described under “Payment at Maturity” above; and

•	any certificated Notes having a principal amount of $2,000,000 or more, by wire transfer in immediately available funds at the election of the holders of those Notes duly delivered to the trustee at least five business days prior to the relevant interest payment date; provided, however, that, at maturity, interest will be payable as described under “Payment at Maturity” above.

     Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months. If a payment date is not a business day, payment will be made on the next succeeding business day, and no additional interest will accrue thereon.
     To the extent lawful, payments of principal or interest (including additional interest, if any) on the Notes that are not made when due will accrue interest at the annual rate of 1% above the then-applicable interest rate from the required payment date.
Conversion Rights
     Holders may convert their Notes prior to 5:00 p.m., New York City time, on the business day preceding the maturity date based on an initial conversion rate of            shares of common stock per $1,000 principal amount of Notes (equivalent to an initial conversion price of approximately $           per share), only if the conditions for conversion described below are satisfied. The conversion rate will be subject to adjustment as described below. As described under “— Conversion Procedures — Settlement Upon Conversion” below, upon conversion, we will satisfy our conversion obligation in cash and, if applicable, shares of our common stock. Unless we have previously redeemed or purchased the Notes, holders will have the right to convert all or any portion of the principal amount of any Notes in integral multiples of $1,000 (provided that the unconverted portion of any Note is in an authorized denomination of $2,000 or integral multiples of $1,000 in excess thereof) at any time on or prior to the close of business on the business day immediately preceding the maturity date only under the following circumstances:
     (1) prior to June 30, 2027, on any date during any fiscal quarter beginning after September 30, 2009 (and only during such fiscal quarter), if the closing sale price of our common stock was more than 130% of the then-current conversion price for at least 20 trading days in the period of the 30 consecutive trading days ending on the last trading day of the previous fiscal quarter;
     (2) at any time on or after June 30, 2027;
     (3) with respect to any Notes called for redemption, until the close of business on the business day prior to the redemption date;
     (4) during a specified period if we distribute, to all or substantially all holders of our common stock, rights or warrants entitling them to purchase, for a period of 45 calendar days or less, shares of our common stock at a price less than the average of the closing sale prices of our common stock for the ten consecutive trading day period ending on the trading day preceding the declaration date for such distribution, as described in more detail under “— Conversion Upon Specified Corporate Transactions” below;
     (5) during a specified period if we distribute, to all or substantially all holders of our common stock, cash or other assets, debt securities or rights to purchase our securities, which distribution has a per share value exceeding 10% of the closing sale price of our common stock on the trading day preceding the declaration date for such distribution, or if we engage in certain corporate transactions as described herein, each as described in more detail under “— Conversion Upon Specified Corporate Transactions” below;
     (6) during a specified period if a fundamental change occurs, as described in more detail under “— Conversion Upon a Fundamental Change” below; or
     (7) during the five consecutive business day period following any ten consecutive trading day period in which the trading price for the Notes for each trading day during such ten consecutive trading day period was less than 95% of the product of the closing sale price of our common stock on such day and the then-current conversion rate, as described in more detail under “— Conversion Upon Satisfaction of Trading Price Condition” below, which condition we refer to as the “trading price condition”.
     In the case of clause (4) and clause (5) immediately above, we will notify holders of the Notes and the trustee in writing at least 25 trading days prior to the ex-date (as defined below) for such distribution; once we have given such notice, holders may surrender their Notes for conversion at any time until 5:00 p.m., New York City time, on the business day preceding the earlier to occur of the ex-date and any announcement by us that such distribution will not take place; in the case of a distribution identified in clause (4) and clause (5) immediately above, holders may not convert their Notes if they will otherwise participate in the distribution without conversion as a result of holding the Notes. The “ex-date” in respect of a dividend or distribution to holders of our common stock is the first date upon which a sale of our common stock does not automatically transfer the right to receive the relevant dividend or distribution from the seller of such common stock to the buyer of such common stock.
     The “closing sale price” of any share of our common stock on any trading date means the closing sale price of such security (or, if no closing sale price is reported, the average of the closing bid and closing ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported in composite transactions for the principal U.S. securities exchange on which our common stock is traded or, if our common stock is not listed on a U.S. national or regional securities exchange, as reported by Pink OTC Markets Inc. or similar organization. In the absence of such a quotation, the closing sale price will be determined by a nationally recognized securities dealer retained by us for that purpose. The closing sale price will be determined without reference to extended or after hours trading.
     The “conversion price” on any day will equal $1,000 divided by the conversion rate in effect on that day.
     Except as provided in the next paragraph, upon conversion, holders will not receive any separate cash payment of accrued and unpaid interest (excluding any additional interest) on the Notes. Accrued and unpaid interest (excluding any additional interest) to the conversion date is deemed to be paid in full with the shares of our common stock issued or cash paid upon conversion rather than cancelled, extinguished or forfeited.
     If a holder converts after the record date for an interest payment but prior to the corresponding interest payment date, the holder will receive on the corresponding interest payment date the interest (including additional interest, if any) accrued and unpaid on its Notes, notwithstanding the holder’s conversion of those Notes prior to the interest payment date, assuming the holder was the holder of record on the corresponding record date. However, except as provided in the next sentence, at the time the holder surrenders its Notes for conversion, the holder must pay us an amount equal to the interest (excluding any additional interest) that has accrued and will be paid on the Notes being converted on the corresponding interest payment date. A holder is not required to make such payment:
•	if the holder converts its Notes following the regular record date immediately preceding the maturity date or a redemption date that falls on or prior to the interest payment date to which such regular record date relates;

•	if the holder converts its Notes in connection with a fundamental change and we have specified a fundamental change repurchase date that is after a record date and on or prior to the corresponding interest payment date; or

•	to the extent of any overdue interest (including overdue additional interest, if any), if overdue interest (or overdue additional interest) exists at the time of conversion with respect to the holder’s Notes.
     Except as described under “— Conversion Rate Adjustments” below, we will not make any payment or other adjustment for dividends on any common stock issued upon conversion of the Notes.
     Conversion Upon Specified Corporate Transactions
     A holder will have the right to convert its Notes if we:
•	distribute, to all or substantially all holders of our common stock, rights or warrants (other than pursuant to a shareholders’ rights plan) entitling them to purchase, for a period of 45 calendar days or less, shares of our common stock at a price less than the average of the closing sale prices of our common stock for the ten consecutive trading day period ending on the trading day preceding the declaration date for such distribution; or

•	distribute, to all or substantially all holders of our common stock, cash or other assets, debt securities or rights to purchase our securities (other than pursuant to a shareholders’ rights plan or a dividend or distribution payable in shares of our common stock), which distribution has a per share value exceeding 10% of the closing sale price of our common stock on the trading day preceding the declaration date for such distribution.
     We will notify holders of the Notes and the trustee in writing at least 25 trading days prior to the ex-date for such distribution. Once we have given such notice, a holder may surrender its Notes for conversion at any time until 5:00 p.m., New York City time, on the business day preceding the earlier to occur of the ex-date and any announcement by us that such distribution will not take place. A holder may not convert any of its Notes based on this conversion contingency if the holder will otherwise participate in the distribution without conversion as a result of holding the Notes.
     A holder will also have the right to convert its Notes if we are a party to a consolidation, merger, binding share exchange or sale or conveyance of all or substantially all of our property and assets that does not constitute a fundamental change, in each case pursuant to which our common stock would be converted into cash, securities and/or other property. In such event, a holder will have the right to convert its Notes at any time beginning 15 calendar days prior to the date announced by us as the anticipated effective date of the transaction and until and including the date that is 15 calendar days after the date that is the actual effective date of such transaction.

We will notify holders of the Notes and the trustee in writing of the anticipated effective date of any such transaction at least 15 calendar days prior to such date.
     Conversion Upon a Fundamental Change
     If a fundamental change occurs, a holder will have the right to convert its Notes at any time beginning on the business day following the effective date of the fundamental change until 5:00 p.m., New York City time, on the business day preceding the repurchase date relating to such fundamental change. We will notify holders of the Notes and the trustee in writing of the anticipated effective date of any fundamental change at least 15 calendar days prior to such date. Simultaneously with providing such notice, we will issue a press release containing the relevant information and make that information available on our website. If a holder converts its Notes in connection with a fundamental change, the holder will, under certain circumstances, be entitled to an increase in the conversion rate in the amount determined as set forth under “Adjustment to Conversion Rate Upon a Non-Stock Change of Control” below.
     If a holder has submitted any Notes for repurchase, such Notes may be converted only if the holder submits a withdrawal notice and, if the Notes submitted are evidenced by a global Note, the holder complies with appropriate DTC procedures.
     Conversion Upon Satisfaction of Trading Price Condition
     A holder may surrender its Notes for conversion prior to June 30, 2027 during the five consecutive business day period following any ten consecutive trading day period in which the trading price per $1,000 principal amount of Notes, as determined following a request by a holder of Notes in accordance with the procedures described below, for each trading day of such ten consecutive trading day period was less than 95% of the product of the closing sale price of our common stock on such day and the then-current conversion rate (the “minimum trading price threshold”).
     The “trading price” of the Notes on any date of determination means the average of the secondary market bid quotations per $1,000 principal amount of Notes obtained by the bid solicitation agent for $5,000,000 principal amount of the Notes at approximately 3:30 p.m., New York City time, on such determination date from two independent nationally recognized securities dealers we select, which may include one or more of the underwriters, provided, that, if at least two such bids cannot reasonably be obtained by the bid solicitation agent, but one such bid can reasonably be obtained by the bid solicitation agent, this one bid will be used. If the bid solicitation agent cannot reasonably obtain at least one bid for $5,000,000 principal amount of the Notes from a nationally recognized securities dealer or, in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the Notes, then, for purposes of the trading price condition only, the trading price of the Notes will be deemed to be less than 95% of the applicable conversion rate of the Notes multiplied by the closing sale price of our common stock on such determination date.
     The bid solicitation agent will determine the trading price of the Notes upon our request. We will have no obligation to make that request unless a holder of Notes requests that we do so and provides us with reasonable evidence that the trading price per $1,000 principal amount of Notes would be less than the minimum trading price threshold. If a holder provides such request and evidence, we will instruct the bid solicitation agent to determine the trading price of the Notes for each trading day until the trading price per $1,000 principal amount of Notes for any trading day equals or exceeds the minimum trading price threshold.
     Conversion Procedures
          Procedures to be Followed by a Holder
     If a holder holds a beneficial interest in a global Note, to convert the holder must deliver to DTC the appropriate instruction form for conversion pursuant to DTC’s conversion program and, if required, pay funds equal to interest (excluding any additional interest) payable on the next interest payment date to which the holder is not entitled and, if required, pay all taxes or duties, if any.
     If a holder holds a certificated Note, to convert the holder must:
•	complete and manually sign the conversion notice on the Notes or a facsimile of the conversion notice;

•	deliver the completed conversion notice and the Notes to be converted to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay funds equal to interest (but excluding any additional interest) payable on the next interest payment date to which the holder is not entitled; and

•	if required, pay all transfer or similar taxes, if any.
     The conversion date will be the date on which the holder has satisfied all of the foregoing requirements. The Notes will be deemed to have been converted immediately prior to 5:00 p.m., New York City time, on the conversion date.
     A holder will not be required to pay any taxes or duties relating to the issuance or delivery of our common stock if the holder exercises its conversion rights, but a holder will be required to pay any tax or duty that may be payable relating to any transfer involved in the issuance or delivery of the common stock in a name other than its own. Certificates representing common stock will be issued and delivered only after all applicable taxes and duties, if any, payable by the holder have been paid in full.
     If a holder has submitted any Notes for repurchase, such Notes may be converted only if the holder submits a withdrawal notice and, if the Notes submitted are evidenced by a global Note, the holder complies with appropriate DTC procedures.
          Settlement Upon Conversion
     Upon conversion, we will deliver to holders in respect of each $1,000 principal amount of Notes being converted a “conversion settlement amount” computed as follows:
     (1) if we elect to satisfy the entire conversion obligation in cash, we will deliver to the holder, for each $1,000 principal amount of the Notes converted, cash in an amount equal to the conversion value; or
     (2) if we elect to satisfy the conversion obligation in a combination of cash and common stock, we will deliver to the holder, for each $1,000 principal amount of the Notes converted:
•	cash for each of the 20 trading days in the conversion period in an amount equal to 1/20th of the fixed dollar amount per $1,000 principal amount of the Notes of the conversion obligation to be satisfied in cash specified in the notice regarding our chosen method of settlement (the “cash amount”) or, if lower, the daily conversion value for such trading day; provided, that the cash amount shall in no event be less than the principal amount of the Notes converted; and

•	a number of shares for each of the 20 trading days in the conversion period equal to 1/20th of (i) the conversion rate then in effect minus (ii) the quotient of the cash amount divided by the VWAP (as defined below) of our common stock for that day (plus cash in lieu of fractional shares, if applicable); provided, that in no event will the number of shares calculated pursuant to this provision be less than zero on any trading day during the conversion period.
     The “conversion value”, for every $1,000 principal amount of a Note being converted, means an amount equal to the sum of the daily conversion values for each of the 20 trading days in the conversion period, where the “daily conversion value” for any trading day equals 1/20th of the conversion rate in effect on that day multiplied by the VWAP of our common stock on that day.
     We will inform the holders through the trustee of the cash amount that we have elected if we elect a cash amount that is more than $1,000 per $1,000 in principal amount of the Notes:
•	if we have called the Notes for redemption, in our notice of redemption;

•	if a fundamental change has occurred, in the notice of fundamental change described under “Fundamental Change Put” below;

•	in respect of the Notes to be converted during the period beginning 25 scheduled trading days preceding the maturity date and ending one business day preceding the maturity date, at least 26 trading days preceding the maturity date; and

•	in all other cases, prior to the first day of the conversion period;
provided, that, if we do not provide such notice in a timely manner as described above, we will be deemed to have elected $1,000 per $1,000 in principal amount of the Notes as the cash amount.
     The “conversion period” means the 20 consecutive trading day period:

•	if we have called the Notes delivered for conversion for redemption, ending one trading day immediately preceding the redemption date;

•	with respect to conversion notices received during the period beginning 25 scheduled trading days preceding the maturity date and ending one business day preceding the maturity date, beginning on the 22nd scheduled trading day immediately preceding the maturity date; and

•	in all other cases, beginning on the third trading day following our receipt of the holder’s conversion notice.
     “Trading day” means a day during which (1) trading in our common stock generally occurs, (2) there is no market disruption event (as defined below) and (3) a closing sale price for our common stock is provided on the principal U.S. national or regional securities exchange on which our common stock is then listed or, if our common stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which our common stock is then traded.
     “Market disruption event” means (1) a failure by the securities exchange or market referenced in the definition of trading day above to open for trading during its regular trading session or (2) the occurrence or existence prior to 1:00 p.m. on any trading day for our common stock of an aggregate one-half hour of suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by a stock exchange or otherwise) in our common stock or in any option contracts or futures contracts relating to our common stock.
     The “VWAP” for our common stock means, with respect to any trading day, the per share volume-weighted average price of our common stock as displayed on Bloomberg (or any successor service) page CMS.N <EQUITY> AQR in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such trading day; or, if such price is not available, the “VWAP” means the market value per share of our common stock on such day as determined by a nationally recognized independent investment banking firm retained for this purpose by us, which may be one of the underwriters. VWAP will be determined without regard to after hours trading or any other trading outside of the regular trading session trading hours.
     Settlement in cash and, if applicable, shares of our common stock will occur on the third trading day following the final trading day of the conversion period.
     We will not issue fractional shares of our common stock upon conversion of the Notes. Instead, we will pay cash in lieu of fractional shares based on the closing sale price of our common stock on the final trading day of the conversion period.
     Conversion Rate Adjustments
     We will adjust the conversion rate for the following events:
     (1) If we issue shares of our common stock as a dividend or distribution on shares of our common stock, or if we effect a share split or share combination, the conversion rate will be adjusted based on the following formula:

CR1	=	CR0	×	OS1

OS0
     where:
     CR1 = the conversion rate in effect immediately prior to the open of business on the ex-date for such dividend or distribution or the effective date of such share split or share combination, as the case may be;
     CR0 = the conversion rate in effect at 5:00 p.m., New York City time, on the trading day immediately preceding the ex-date for such dividend or distribution or the effective date of such share split or share combination, as the case may be;
     OS1 = the number of shares of our common stock that would be outstanding immediately after, and solely as a result of, such dividend, distribution, share split or share combination, as the case may be; and
     OS0 = the number of shares of our common stock outstanding at 5:00 p.m., New York City time, on the trading day immediately preceding the ex-date for such dividend or distribution or the effective date of such share split or share combination.

     (2) If we distribute to all or substantially all holders of our common stock any rights or warrants (other than rights issued pursuant to a shareholders’ rights plan) entitling them, for a period of not more than 45 days from the issuance date for such distribution, to subscribe for or purchase shares of our common stock at a price per share less than the closing sale price of our common stock on the trading day immediately preceding the declaration date of such distribution, the conversion rate will be adjusted based on the following formula; provided, that the conversion rate will be readjusted to the extent that such rights or warrants are not exercised prior to their expiration:

CR1	=	CR0	×	OS0 + X

OS0 + Y
     where:
     CR1 = the conversion rate in effect immediately prior to the open of business on the ex-date for such distribution;
     CR0 = the conversion rate in effect at 5:00 p.m., New York City time, on the trading day immediately preceding the ex-date for such distribution;
     OS0 = the number of shares of our common stock outstanding at 5:00 p.m., New York City time, on the trading day immediately preceding the ex-date for such distribution;
     X = the total number of shares of our common stock issuable pursuant to such rights or warrants; and
     Y = the number of shares of our common stock equal to the aggregate price payable to exercise such rights or warrants, divided by the average of the closing sale prices of our common stock over the ten consecutive trading day period ending on the trading day immediately preceding the ex-date for such distribution.
     (3) If we distribute shares of our capital stock, evidences of our indebtedness or other of our assets or property to all or substantially all holders of our common stock, excluding:
•	dividends or distributions as to which adjustment is required to be effected in clause (1) or clause (2) above;

•	dividends or distributions paid exclusively in cash; and

•	spin-offs described below in the second paragraph of this clause (3), then the conversion rate will be adjusted based on the following formula:

CR1	=	CR0	×	SP0

SP0 – FMV
     where:
     CR1 = the conversion rate in effect immediately prior to the open of business on the ex-date for such distribution;
     CR0 = the conversion rate in effect at 5:00 p.m., New York City time, on the trading day immediately preceding the ex-date for such distribution;
     SP0 = the average of the closing sale prices of our common stock over the ten consecutive trading day period ending on the trading day immediately preceding the ex-date for such distribution; and
     FMV = the fair market value (as determined by our board of directors or a committee thereof) of the shares of capital stock, evidences of indebtedness, assets or property distributed with respect to each outstanding share of our common stock as of the open of business on the ex-date for such distribution.
     With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock in shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit of ours that are or, when issued, will be listed on a national or regional securities exchange, which is referred to in this prospectus supplement as a “spin-off”, the conversion rate will be increased based on the following formula:

CR1	=	CR0	×	FMV + MP0

MP0
     where:
     CR1 = the conversion rate in effect immediately prior to the open of business on the ex-date for the spin-off;
     CR0 = the conversion rate in effect at 5:00 p.m., New York City time, on the trading day immediately preceding the ex-date for the spin-off;
     FMV = the average of the closing sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock over the first ten consecutive trading day period immediately following, and including, the third trading day after the ex-date for the spin-off (such period, the “valuation period”); and
     MP0 = the average of the closing sale prices of our common stock over the valuation period.
     Any adjustment to the conversion rate under the preceding paragraph of this clause (3) will be made immediately after the open of business on the day after the last day of the valuation period, but will be given effect as of the open of business on the ex-date for the spin-off. Because we will make the adjustment to the conversion rate at the end of the valuation period with retroactive effect, we will delay the settlement of any Notes where the final day of the related conversion period occurs during the valuation period. In such event, we will pay the cash amount and deliver shares of our common stock, if any, and any cash in lieu thereof (based on the adjusted conversion rate as described above) on the third business day immediately following the last day of the valuation period.
     (4) If we pay any dividends or distributions exclusively in cash to all or substantially all holders of our common stock (other than dividends or distributions made in connection with our liquidation, dissolution or winding-up or upon a merger, consolidation or sale, lease, transfer, conveyance or other disposition resulting in a change in the conversion consideration as described under “Change in the Conversion Rights upon Certain Reclassifications, Business Combinations, Asset Sales and Corporate Events” below) in any calendar quarter in an amount that exceeds the dividend threshold amount, the conversion rate will be adjusted based on the following formula:

CR1	=	CR0	×	SP0

SP0 – C
     where:
     CR1 = the conversion rate in effect immediately prior to the open of business on the ex-date for such dividend or distribution;
     CR0 = the conversion rate in effect at 5:00 p.m., New York City time, on the trading day immediately preceding the ex-date for such dividend or distribution;
     SP0 = the average of the closing sale prices of our common stock over the ten consecutive trading day period ending on the trading day immediately preceding the ex-date for such dividend or distribution; and
     C = the amount in cash per share we distribute to holders of our common stock in excess of the dividend threshold amount.
     The “dividend threshold amount” is initially $0.125 per share, provided that if an adjustment is required to be made as set forth in this clause (4) as a result of a distribution that is not a regular quarterly dividend, the dividend threshold amount will be deemed to be zero. The dividend threshold amount is subject to adjustment on an inversely proportional basis whenever the conversion rate is adjusted, other than on account of an adjustment to the conversion rate pursuant to this clause (4).
     (5) If we or any of our subsidiaries makes a payment in respect of a tender offer or exchange offer for our common stock, to the extent that the cash and value of any other consideration included in the payment per share of our common stock exceeds the closing sale price of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender offer or exchange offer, the conversion rate will be adjusted based on the following formula:

CR1	=	CR0	×	AC + (SP1 × OS1)

SP1 × OS0
     where:

     CR1 = the conversion rate in effect immediately prior to the open of business on the trading day next succeeding the date such tender offer or exchange offer expires;
     CR0 = the conversion rate in effect at 5:00 p.m., New York City time, on the day such tender offer or exchange offer expires;
     AC = the aggregate value of all cash and any other consideration (as determined by our board of directors or a committee thereof) paid or payable for shares purchased in such tender offer or exchange offer;
     SP1 = the average of the closing sale prices of our common stock over the ten consecutive trading day period commencing on, and including, the trading day next succeeding the date such tender offer or exchange offer expires (the “averaging period”);
     OS1 = the number of shares of our common stock outstanding immediately after the close of business on the date such tender offer or exchange offer expires (after giving effect to the purchase of all shares accepted for purchase or exchange in such tender offer or exchange offer); and
     OS0 = the number of shares of our common stock outstanding immediately prior to the date such tender offer or exchange offer expires (prior to giving effect to such tender offer or exchange offer).
     Any adjustment to the conversion rate under this clause (5) will be made immediately prior to the open of business on the day following the last day of the averaging period, but will be given effect as of the open of business on the trading day next succeeding the date such tender offer or exchange offer expires. Because we will make the adjustment to the conversion rate at the end of the averaging period with retroactive effect, we will delay the settlement of any Notes where the final day of the related conversion period occurs during the averaging period. In such event, we will pay the cash amount and deliver shares of our common stock, if any, and any cash in lieu thereof (based on the adjusted conversion rate as described above) on the third business day immediately following the last day of the averaging period.
     To the extent that any future shareholders’ rights plan adopted by us is in effect upon conversion of the Notes into a combination of cash and common stock, a holder of the Notes will receive, in addition to the common stock, if any, the rights under the applicable rights agreement unless the rights have separated from our common stock at the time of conversion of the Notes, in which case the conversion rate will be adjusted as if we distributed to all holders of our common stock shares of our capital stock, evidences of indebtedness or assets as described in clause (3) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.
     We will not make any adjustment to the conversion rate if holders may participate in any of the transactions described above as if such holders held in respect of each $1,000 principal amount of Notes a number of shares of our common stock equal to the conversion rate or in certain other cases. Except with respect to a spin-off, in cases where:
•	the fair market value of assets, debt securities or certain rights, warrants or options to purchase our securities, applicable to one share of common stock, distributed to stockholders, equals or exceeds the average of the closing sale prices of the common stock over the ten consecutive trading day period ending on the record date for such distribution; or

•	such average closing sale price exceeds the fair market value of such assets, debt securities or rights, warrants or options so distributed by less than $1.00, rather than being entitled to an adjustment in the conversion rate, the holder of Notes will be entitled to receive upon conversion, in addition to cash or a combination of cash and shares of common stock, the kind and amount of assets, debt securities or rights, warrants or options comprising the distribution that such holder would have received if such holder had held a number of shares of our common stock equal to the principal amount of the Notes held divided by the conversion price in effect immediately prior to the record date for determining the stockholders entitled to receive the distribution.
     Except as stated above, we will not adjust the conversion rate for the issuance of our common stock or any securities convertible into or exchangeable for our common stock or carrying the right to purchase any of the foregoing.
     If a taxable distribution to holders of our common stock or other transaction occurs that results in any adjustment of the conversion rate (including an adjustment at our option), holders of the Notes may, in certain circumstances, be deemed to have received a distribution subject to U.S. income tax as a dividend. In certain other circumstances, the absence of an adjustment may result in a taxable dividend to the holders of our common stock. See “Material United States Federal Income Tax Considerations”.
     We may, from time to time, to the extent permitted by applicable law, increase the conversion rate of the Notes by any amount for any period of at least 20 business days if our board of directors determines that such increase would be in our best interest. In that case, we will give at least 15 days’ prior notice of such increase to holders of the Notes and the trustee. We may also increase the conversion rate as our board of directors considers advisable to avoid or diminish any income tax to holders of our common stock or rights to purchase our common stock resulting from any dividend or distributions of stock (or rights to acquire stock) or from any event treated as such for income tax purposes.
     We will not be required to make an adjustment in the conversion rate unless the adjustment would require a change of at least 1% in the conversion rate. However, we will carry forward any adjustment that is less than 1% of the conversion rate, take such carried-forward adjustments into account in any subsequent adjustment, and make such carried-forward adjustments, regardless of whether the aggregate adjustment is less than 1%, upon any conversion of Notes.
     Change in the Conversion Rights upon Certain Reclassifications, Business Combinations, Asset Sales and Corporate Events
     If we (i) reclassify or change our common stock (other than changes resulting from a share split or share combination) or (ii) enter into a binding share exchange, consolidate or merge with or into any person or sell, lease, transfer, convey or otherwise dispose of all or substantially all of our assets and those of our subsidiaries taken as a whole to another person, and in either case holders of our common stock receive stock, other securities or other property or assets (including cash or any combination thereof) with respect to or in exchange for their common stock, then, from and after the effective date of such transaction, each outstanding Note will, without the consent of any holders of the Notes, upon the occurrence of any conversion triggering event and during the periods described in the description of such triggering event, become convertible in accordance with the procedures described under “Conversion Procedures” above, except that the daily conversion value will be based on units of reference property in lieu of shares of our common stock, each consisting of the consideration that holders of our common stock received in such reclassification, change, share exchange, consolidation, merger, sale, lease, transfer, conveyance or other disposition (such consideration, the “reference property”) in respect of each share of our common stock. If the transaction causes our common stock to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), the reference property into which the Notes will become convertible will be deemed to be the kind and amount of consideration elected to be received by the holders of a majority of our common stock who voted for such an election (if electing between two types of consideration) or the holders of a plurality of our common stock who voted for such an election (if electing between more than two types of consideration), as the case may be. In all cases, the provisions under “Conversion Procedures — Settlement Upon Conversion” above relating to the satisfaction of our conversion obligation shall continue to apply with respect to the calculation of the conversion settlement amount, with the daily conversion value and the VWAP based on a unit of reference property; provided, however, that, if the holders of our common stock receive only cash in such transaction, the conversion settlement amount shall equal the conversion rate in effect on the conversion date multiplied by the price paid per share of common stock in such transaction, and settlement will occur on the third trading day following the conversion date. We may not become a party to any such transaction unless its terms are consistent with the foregoing in all material respects.
     Adjustment to Conversion Rate Upon a Non-Stock Change of Control
     Prior to June 20, 2014, if and only to the extent a holder elects to convert its Notes in connection with a transaction described under clause (1) or clause (4) of the definition of fundamental change as described under “Fundamental Change Put” below pursuant to which 10% or more of the consideration for our common stock (other than cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights) in such fundamental change transaction consists of cash or securities (or other property) that are not shares of common stock (or depositary receipts in respect thereof) traded or scheduled to be traded immediately following such transaction on a U.S. national securities exchange, which we refer to as a “non-stock change of control”, we will increase the conversion rate as described below. The number of additional shares by which the conversion is increased (the “additional shares”) will be determined by reference to the table below, based on the date on which the non-stock change of control becomes effective (the “effective date”) and the price (the “stock price”) paid per share for our common stock in such non-stock change of control. If holders of our common stock receive only cash in such transaction, the price paid per share will be the cash amount paid per share. Otherwise, the price paid per share will be the average of the closing sale prices of our common stock on the five trading days prior to but not including the effective date of such non-stock change of control. We will notify holders of the Notes of the anticipated effective date of any fundamental change at least 15 calendar days prior to such date.

     A conversion of the Notes by a holder will be deemed for these purposes to be “in connection with” a non-stock change of control if the conversion notice is received by the conversion agent following the effective date of the non-stock change of control but before the close of business on the business day immediately preceding the related repurchase date (as specified in the repurchase notice described under “Fundamental Change Put” below).
     The number of additional shares will be adjusted in the same manner as, and as of any date on which, the conversion rate of the Notes is adjusted as described under “Conversion Rate Adjustments” above. The stock prices set forth in the first row of the table below (i.e., the column headers) will be simultaneously adjusted to equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment and the denominator of which is the conversion rate as so adjusted.
     The following table sets forth the number of additional shares by which the conversion rate shall be increased:

Effective Date	Stock Price
	$	$	$	$	$	$	$	$	$	$	$
, 2009
, 2010
, 2011
, 2012
, 2013
, 2014
     The exact stock price and effective dates may not be set forth on the table, in which case, if the stock price is:
•	between two stock price amounts on the table or the effective date is between two effective dates on the table, the number of additional shares will be determined by straight-line interpolation between the number of additional shares set forth for the higher and lower stock price amounts and the two effective dates, as applicable, based on a 360-day year;

•	in excess of $ per share (subject to adjustment), no additional shares will be added to the conversion rate; and

•	less than $ per share (subject to adjustment), no additional shares will be added to the conversion rate.
     Notwithstanding the foregoing, in no event will the total number of shares of common stock issuable upon conversion exceed           per $1,000 principal amount of the Notes, subject to adjustments in the same manner as the conversion rate.
     Additional shares deliverable as described in this section (“Adjustment to Conversion Rate Upon a Non-Stock Change of Control”), or cash in lieu thereof, will be delivered on the settlement date applicable to the relevant conversion.
     As a result of an increase in the conversion rate of the Notes upon a non-stock change of control, holders of the Notes may be deemed to have received a distribution subject to U.S. income tax as a dividend. See “Material United States Federal Income Tax Considerations”.
Optional Redemption
     At any time on or after June 20, 2014, we may redeem all or a part of the Notes for cash at a redemption price equal to 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest (including additional interest, if any) to, but not including, the redemption date. However, if the redemption date is after a record date and on or prior to the corresponding interest payment date, the interest (including additional interest, if any) will be paid on the redemption date to the holder of record on the record date.
     We will give notice of redemption not less than 25 nor more than 40 scheduled trading days prior to the redemption date to all record holders of Notes at their addresses set forth in the register of the registrar. This notice will state, among other things:
•	that a holder has a right to convert the Notes called for redemption, and the conversion rate then in effect;

•	the date on which a holder’s right to convert the Notes called for redemption will expire;

•	whether we have elected to settle the conversion value with a cash amount in excess of $1,000 and, if so, the cash amount; and

•	the date on which the conversion period will begin.
     If we do not redeem all of the Notes, the trustee will select the Notes to be redeemed in principal amounts of $1,000 or integral multiples of $1,000 (provided that the unredeemed portion of any Note selected for redemption in part must be in an authorized denomination) by lot, pro rata or by another method the trustee considers fair and appropriate. If any Notes are to be redeemed in part only, we will issue a new Note in principal amount equal to the unredeemed principal portion thereof. If a portion of a holder’s Notes is selected for partial redemption and the holder converts a portion of its Notes, the converted portion will be deemed to be taken from the portion selected for redemption.
     Additionally, we will not be required to:
•	issue, register the transfer of or exchange any Notes during the period of 15 days before the mailing of the notice of redemption; or

•	register the transfer of or exchange any Notes so selected for redemption, in whole or in part, except the unredeemed portion of any Notes being redeemed in part.
Optional Put
     On June 15, 2014, June 15, 2019 and June 15, 2024, a holder will have the right to require us to repurchase, at the repurchase price described below, all or a part of its Notes for which the holder has properly delivered and not withdrawn a written repurchase notice. The Notes submitted for repurchase must be $1,000 in principal amount or integral multiples thereof (provided that the remaining portion of any Note submitted for repurchase in part must be in an authorized denomination).
     The repurchase price will be payable in cash and will equal 100% of the principal amount of the Notes being repurchased, plus accrued and unpaid interest (including additional interest, if any) to, but not including, the repurchase date. However, if the repurchase date is after a record date and on or prior to the corresponding interest payment date, the interest (including additional interest, if any) will be paid on the repurchase date to the holder of record on the record date.
     We may be unable to repurchase a holder’s Notes upon the holder’s exercise of its repurchase right. Our ability to repurchase Notes in cash in the future may be limited by the terms of our then-existing borrowing agreements. Accordingly, we cannot provide assurance that we would have the financial resources, or would be able to arrange financing, to pay the repurchase price in cash.
     We will give notice at least 20 business days prior to each repurchase date to all record holders at their addresses shown in the register of the registrar and to beneficial owners as required by applicable law. This notice will state, among other things, the procedures that a holder must follow to require us to repurchase the holder’s Notes. Simultaneously with providing such notice, we will make that information available on our website or through such other public medium we may use at that time.
     To exercise the repurchase right, a holder must deliver at any time from 9:00 a.m., New York City time, on the date that is 20 business days prior to the applicable repurchase date, to 5:00 p.m., New York City time, on the applicable repurchase date, a written notice to the paying agent of the holder’s exercise of its repurchase right (together with the Notes to be repurchased, if certificated Notes have been issued). The repurchase notice must:
•	(i) if the holder holds a beneficial interest in global Notes, comply with appropriate DTC procedures, and (ii) if the holder holds certificated Notes, state the certificate numbers of the Notes;

•	state the portion of the principal amount of the holder’s Notes to be repurchased, which must be in $1,000 multiples; and

•	state that the Notes are to be repurchased by us pursuant to the applicable provisions of the Notes and the indenture.
     A holder may withdraw its repurchase notice at any time prior to 5:00 p.m., New York City time, on the applicable repurchase date, by delivering a written notice of withdrawal to the paying agent. If a repurchase notice is given and withdrawn during that period, we will not be obligated to repurchase the Notes listed in the repurchase notice. The withdrawal notice must:

•	(i) if the holder holds a beneficial interest in global Notes, comply with appropriate DTC procedures, and (ii) if the holder holds certificated Notes, state the certificate numbers of the withdrawn Notes;

•	state the principal amount of the withdrawn Notes; and

•	state the principal amount, if any, that remains subject to the repurchase notice.
     Payment of the repurchase price for a Note for which a repurchase notice has been delivered and not withdrawn is conditioned upon book-entry transfer or delivery of the Notes, together with necessary endorsements, to the paying agent, as the case may be. Payment of the repurchase price for the Notes will be made promptly following the later of the repurchase date and the time of book-entry transfer or delivery of the Notes, as the case may be.
     If the paying agent holds on the business day immediately following the repurchase date cash sufficient to pay the repurchase price of the Notes that holders have elected to require us to repurchase, then, as of the repurchase date:
•	those Notes will cease to be outstanding and interest (including additional interest, if any) will cease to accrue, whether or not book-entry transfer of the Notes has been made or the Notes have been delivered to the paying agent, as the case may be; and

•	all other rights of the holders of the Notes will terminate, other than the right to receive the repurchase price upon delivery or transfer of the Notes.
     In connection with any repurchase, we will, to the extent applicable:
•	comply with the provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act that may be applicable at the time of the offer to repurchase the Notes;

•	file a Schedule TO or any other schedule required in connection with any offer by us to repurchase the Notes; and

•	comply with all other federal and state securities laws in connection with any offer by us to repurchase the Notes.
Fundamental Change Put
     If a fundamental change occurs at any time prior to the maturity of the Notes, a holder will have the right, at its option, to require us to repurchase, at the repurchase price described below, all or part of its Notes for which the holder has properly delivered and not withdrawn a written repurchase notice. The Notes submitted for repurchase must be $1,000 in principal amount or integral multiples thereof (provided that the remaining portion of any Note submitted for repurchase in part must be in an authorized denomination).
     The repurchase price will be payable in cash and will equal 100% of the principal amount of the Notes being repurchased, plus accrued and unpaid interest (including additional interest, if any) to, but not including, the repurchase date. However, if the repurchase date is after a record date and on or prior to the corresponding interest payment date, the interest (including additional interest, if any) will be paid on the repurchase date to the holder of record on the record date.
     We may be unable to repurchase a holder’s Notes in cash upon a fundamental change. Our ability to repurchase the Notes with cash in the future may be limited by the terms of our then-existing borrowing agreements. In addition, the occurrence of a fundamental change could cause an event of default under the terms of our then-existing borrowing agreements. We cannot provide assurance that we would have the financial resources, or would be able to arrange financing, to pay the repurchase price in cash.
     A “fundamental change” will be deemed to have occurred when any of the following has occurred:
     (1) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (other than us, our subsidiaries and our or their employee benefit plans) becomes the “beneficial owner” (in the case of each of these terms, within the meaning of Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our capital stock that is at the time entitled to vote by the holder thereof in the election of our board of directors (or comparable body);
     (2) the first day on which a majority of the members of our board of directors are not continuing directors (as defined below);

     (3) the adoption of a plan relating to our liquidation or dissolution;
     (4) the consolidation or merger of us with or into any other “person” (as this term is used in Section 13(d)(3) of the Exchange Act), or the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of our assets and those of our subsidiaries taken as a whole to any “person” (as this term is used in Section 13(d)(3) of the Exchange Act), other than:
     (a) any transaction:
•	that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our capital stock; and

•	pursuant to which the holders of 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors immediately prior to such transaction have the right to exercise, directly or indirectly, 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors of the continuing or surviving person immediately after giving effect to such transaction; or
     (b) any merger primarily for the purpose of changing our jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of common stock solely into shares of common stock of the surviving entity; or
     (5) the termination of trading of our common stock, which will be deemed to have occurred if our common stock or other common stock into which the Notes are convertible is neither listed for trading on a United States national securities exchange nor approved for listing on any United States system of automated dissemination of quotations of securities prices.
     Notwithstanding the foregoing, any transaction or event described above will not constitute a fundamental change if, in connection with such transaction or event, or as a result therefrom, a transaction described in clause (1) or clause (4) above occurs (without regard to any exclusion to such clause described in the bullets of clause (4)) and at least 90% of the consideration paid for our common stock (excluding cash payments for fractional shares, cash payments made pursuant to dissenters’ appraisal rights and cash dividends) consists of shares of common stock (or depositary receipts in respect thereof) traded on any of the New York Stock Exchange, The Nasdaq Global Market or The Nasdaq Global Select Market (or any of their respective successors) (or will be so traded immediately following the completion of the merger or consolidation or such other transaction) and, as a result of such transaction, the Notes become convertible into a combination of cash (in respect of the cash amount) and reference property as described under “Conversion Rights — Change in the Conversion Rights upon Certain Reclassifications, Business Combinations, Asset Sales and Corporate Events” above.
     “Continuing directors” means, as of any date of determination, any member of the board of directors of CMS Energy who:
•	was a member of the board of directors on the date of the original issuance of the Notes; or

•	was nominated for election or elected to the board of directors with the approval of a majority of the continuing directors who were members of the board of directors at the time of new director’s nomination or election.
     The definition of fundamental change includes a phrase relating to the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of our assets and those of our subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase “substantially all”, there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require us to repurchase the Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our assets and those of our subsidiaries taken as a whole to another person or group may be uncertain.
     On or before the fifth calendar day after the occurrence of a fundamental change, we will provide to all record holders of the Notes on the date of the fundamental change at their addresses shown in the register of the registrar and to beneficial owners to the extent required by applicable law, the trustee and the paying agent, a written notice of the occurrence of the fundamental change and the resulting repurchase right. Such notice shall state, among other things, the event causing the fundamental change and the procedures a holder must follow to require us to repurchase its Notes. Simultaneously with providing such notice, we will issue a press release containing the relevant information or make that information available on our website or through such other public medium we may use at that time.

     The repurchase date will be a date specified by us in the notice of a fundamental change that is not less than 20 nor more than 35 business days after the date of the notice of a fundamental change.
     To exercise the repurchase right, a holder must deliver, prior to 5:00 p.m., New York City time, on the repurchase date, a written notice to the paying agent of the holder’s exercise of its repurchase right (together with the Notes to be repurchased, if certificated Notes have been issued). The repurchase notice must:
•	(i) if the holder holds a beneficial interest in a global Note, comply with appropriate DTC procedures, and (ii) if the holder holds certificated Notes, state the certificate numbers of the Notes;

•	state the portion of the principal amount of the Notes to be repurchased, which must be in $1,000 integral multiples; and

•	state that the Notes are to be repurchased by us pursuant to the applicable provisions of the Notes and the indenture.
     A holder may withdraw its repurchase notice at any time prior to 5:00 p.m., New York City time, on the repurchase date by delivering a written notice of withdrawal to the paying agent. If a repurchase notice is given and withdrawn during that period, we will not be obligated to repurchase the Notes listed in the repurchase notice. The withdrawal notice must:
•	(i) if the holder holds a beneficial interest in a global Note, comply with appropriate DTC procedures, and (ii) if the holder holds certificated Notes, state the certificate numbers of the withdrawn Notes;

•	state the principal amount of the withdrawn Notes; and

•	state the principal amount, if any, that remains subject to the repurchase notice.
     Payment of the repurchase price for Notes for which a repurchase notice has been delivered and not withdrawn is conditioned upon book-entry transfer or delivery of the Notes, together with necessary endorsements, to the paying agent, as the case may be. Payment of the repurchase price for the Notes will be made promptly following the later of the repurchase date and the time of book-entry transfer or delivery of the Notes, as the case may be.
     If the paying agent holds on the business day immediately following the repurchase date cash sufficient to pay the repurchase price of the Notes that holders have elected to require us to repurchase, then, as of the repurchase date:
•	the Notes will cease to be outstanding and interest (including additional interest, if any) will cease to accrue, whether or not book-entry transfer of the Notes has been made or the Notes have been delivered to the paying agent, as the case may be; and

•	all other rights of the holders of Notes will terminate, other than the right to receive the repurchase price upon delivery or transfer of the Notes.
     In connection with any repurchase, we will, to the extent applicable:
•	comply with the provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act that may be applicable at the time of the offer to repurchase the Notes;

•	file a Schedule TO or any other schedule required in connection with any offer by us to repurchase the Notes; and

•	comply with all other federal and state securities laws in connection with any offer by us to repurchase the Notes.
     This fundamental change repurchase right could discourage a potential acquirer of CMS Energy. However, this fundamental change repurchase feature is not the result of management’s knowledge of any specific effort to obtain control of us by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions.
     Our obligation to repurchase the Notes upon a fundamental change would not necessarily afford holders of the Notes protection in the event of a highly leveraged or other transaction involving us that may adversely affect holders. We also could, in the future, enter into certain transactions, including certain recapitalizations, that would not constitute a fundamental change but would increase the amount of our (or our subsidiaries’) outstanding debt. The incurrence of significant amounts of additional debt could adversely affect our ability to service our then-existing debt, including the Notes.
Limitation on Certain Liens
     Under the terms of the indenture, so long as any of the Notes are outstanding, CMS Energy shall not create, incur, assume or suffer to exist any lien (as defined below) upon or with respect to any of its property of any character, including without limitation any shares of capital stock (as defined below) of Consumers or Enterprises, without making effective provision whereby the Notes shall be (so long as any such other creditor shall be so secured) equally and ratably secured. The foregoing restrictions shall not apply to (i) liens securing indebtedness (as defined below) of CMS Energy, provided that on the date such liens are created, and after giving effect to such indebtedness, the aggregate principal amount at maturity of all of the secured indebtedness of CMS Energy at such date shall not exceed 10% of consolidated net tangible assets (as defined below), or (ii) certain liens for taxes, pledges to secure workman’s compensation, other statutory obligations and support obligations (as defined below), certain materialman’s, mechanic’s and similar liens and certain purchase money liens.
     The following terms used in this section have the following meanings:
     “Business day” means a day on which banking institutions in New York, New York are not authorized or required by law or regulation to close.
     “Capital lease obligation” of a person (as defined below) means any obligation that is required to be classified and accounted for as a capital lease on the face of a balance sheet of such person prepared in accordance with generally accepted accounting principles; the amount of such obligation shall be the capitalized amount thereof, determined in accordance with generally accepted accounting principles; the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty; and such obligation shall be deemed secured by a lien on any property or assets to which such lease relates.
     “Capital stock” means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) corporate stock, including any preferred stock (as defined below) or letter stock.
     “Consolidated assets” means, at any date of determination, the aggregate assets of CMS Energy and its consolidated subsidiaries (as defined below) determined on a consolidated basis in accordance with generally accepted accounting principles.
     “Consolidated current liabilities” means, for any period, the aggregate amount of liabilities of CMS Energy and its consolidated subsidiaries that may properly be classified as current liabilities (including taxes accrued as estimated), after (i) eliminating all inter-company items between CMS Energy and any consolidated subsidiary and (ii) deducting all current maturities of long-term indebtedness, all as determined in accordance with generally accepted accounting principles.
     “Consolidated net tangible assets” means, for any period, the total amount of assets (less accumulated depreciation or amortization, allowances for doubtful receivables, other applicable reserves and other properly deductible items) as set forth on the most recently available quarterly or annual consolidated balance sheet of CMS Energy and its consolidated subsidiaries, determined on a consolidated basis in accordance with generally accepted accounting principles, and after giving effect to purchase accounting and after deducting therefrom, to the extent otherwise included, the amounts of:
•	consolidated current liabilities;

•	minority interests in consolidated subsidiaries held by persons other than CMS Energy or a restricted subsidiary (as defined below);

•	excess of cost over fair value of assets of businesses acquired, as determined in good faith by the board of directors of CMS Energy as evidenced by resolutions of the board of directors of CMS Energy;

•	any revaluation or other write-up in value of assets subsequent to December 31, 1996, as a result of a change in the method of valuation in accordance with generally accepted accounting principles;

•	unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses and other intangible items;

•	treasury stock; and

•	any cash set apart and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of capital stock to the extent such obligation is not reflected in consolidated current liabilities.
     “Consolidated subsidiary” means any subsidiary (as defined below) whose accounts are or are required to be consolidated with the accounts of CMS Energy in accordance with generally accepted accounting principles.
     “Indebtedness” of any person means, without duplication:
•	the principal of and premium (if any) in respect of (i) indebtedness of such person for money borrowed and (ii) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such person is responsible or liable;

•	all capital lease obligations of such person;

•	all obligations of such person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

•	all obligations of such person for the reimbursement of any obligor on any letter of credit, bankers’ acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in the bullet points above) entered into in the ordinary course of business of such person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third business day following receipt by such person of a demand for reimbursement following payment on the letter of credit);

•	all obligations of the type referred to in the bullet points above of other persons and all dividends of other persons for the payment of which, in either case, such person is responsible or liable as obligor, guarantor or otherwise; and

•	all obligations of the type referred to in the bullet points above of other persons secured by any lien on any property or asset of such person (whether or not such obligation is assumed by such person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured.
     “Letter stock” as applied to the capital stock of any corporation means capital stock of any class or classes (however designated) that is intended to reflect the separate performance of certain of the businesses or operations conducted by such corporation or any of its subsidiaries.
     “Lien” means any lien, mortgage, pledge, security interest, conditional sale, title retention agreement or other charge or encumbrance of any kind.
     “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision of any government, or any other entity.
     “Preferred stock” as applied to the capital stock of any corporation means capital stock of any class or classes (however designated) that is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of capital stock of any other class of such corporation.
     “Restricted subsidiary” means any subsidiary (other than Consumers and its subsidiaries) of CMS Energy that, as of the date of CMS Energy’s most recent quarterly consolidated balance sheet, constituted at least 10% of the total consolidated assets of CMS Energy and its consolidated subsidiaries and any other subsidiary that from time to time is designated a restricted subsidiary by the board of directors of CMS Energy, provided that no subsidiary may be designated a restricted subsidiary if, immediately after giving effect thereto, an event of default or event that, with the lapse of time or giving of notice or both, would constitute an event of default would exist, and (i) any such subsidiary so designated as a restricted subsidiary must be organized under the laws of the United States or any State thereof, (ii) more than 80% of the voting stock of such subsidiary must be owned of record and beneficially by CMS Energy or a restricted subsidiary and (iii) such restricted subsidiary must be a consolidated subsidiary. For purposes of this definition, “voting stock” means securities of any class or classes the holders of which are ordinarily, in the absence of contingencies, entitled to vote for corporate directors (or persons performing similar functions).
     “Subsidiary” means a corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by CMS Energy or by one or more other subsidiaries, or by CMS Energy and one or more other subsidiaries. For the purposes of this definition, “voting stock” means stock that ordinarily has voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.
     “Support obligations” means, for any person, without duplication, any financial obligation, contingent or otherwise, of such person guaranteeing or otherwise supporting any debt or other obligation of any other person in any manner, whether directly or indirectly, and including, without limitation, any obligation of such person, direct or indirect:
•	to purchase or pay (or advance or supply funds for the purchase or payment of) such debt or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such debt;

•	to purchase property, securities or services for the purpose of assuring the owner of such debt of the payment of such debt;

•	to maintain working capital, equity capital, available cash or other financial statement condition of the primary obligor so as to enable the primary obligor to pay such debt;

•	to provide equity capital under or in respect of equity subscription arrangements (to the extent that such obligation to provide equity capital does not otherwise constitute debt); or

•	to perform, or arrange for the performance of, any non-monetary obligations or non-funded debt payment obligations of the primary obligor.
Limitation on Consolidation, Merger and Sales
     Under the terms of the indenture or the Notes, nothing shall prevent any consolidation or merger of CMS Energy with or into any other person or persons (whether or not affiliated with CMS Energy), or successive consolidations or mergers in which CMS Energy or its successor or successors shall be a party or parties, or shall prevent any conveyance, transfer or lease of the property of CMS Energy as an entirety or substantially as an entirety, to any other person (whether or not affiliated with CMS Energy); provided, however, that:
•	in case CMS Energy shall consolidate with or merge into another person or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to any person, the entity formed by such consolidation or into which CMS Energy is merged or the person that acquires by conveyance or transfer, or that leases, the properties and assets of CMS Energy as an entirety or substantially as an entirety shall be a corporation or a limited liability company organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and shall expressly assume, by an indenture (or indentures, if at such time there is more than one trustee) supplemental to the indenture, executed by the successor person and delivered to the trustee, in form satisfactory to the trustee, the due and punctual payment of the principal of and interest on the Notes and the performance of every obligation in the indenture and the Notes on the part of CMS Energy to be performed or observed and shall provide for conversion rights in accordance with the provisions of the Notes;

•	we and the successor person provide adequate assurance, to the extent that the successor person is not the issuer of any part of the reference property, that the immediate resale of the reference property received upon conversion by holders that are not affiliates of ours will not require registration under the Securities Act of 1933, as amended;

•	immediately after giving effect to such transaction, no event of default or event that, after notice or lapse of time, or both, would become an event of default, shall have occurred and be continuing; and

•	either CMS Energy or the successor person shall have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger, conveyance, transfer or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture complies with the provisions of the indenture and all conditions precedent therein relating to such transaction.
     Upon any consolidation by CMS Energy with or merger of CMS Energy into any other person or any conveyance, transfer or lease of the properties and assets of CMS Energy substantially as an entirety to any person as described above, the successor person formed by such consolidation or into which CMS Energy is merged or to which such conveyance, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of, CMS Energy under the indenture with the same effect as if such successor person had been named as CMS Energy therein; and thereafter, the predecessor person shall be released from all obligations and covenants under the indenture and the Notes.
     This covenant includes a phrase relating to the conveyance, transfer and lease of the property of CMS Energy “substantially as an entirety”. There is no precise, established definition of the phrase “substantially as an entirety” under the laws of Michigan, which govern the indenture and the Notes and is CMS Energy’s state of incorporation. Accordingly, the ability of a holder of the Notes to require us to repurchase the Notes as a result of a conveyance, transfer or lease of less than all of the property of CMS Energy may be uncertain.
     An assumption by any person of CMS Energy’s obligations under the Notes and the indenture might be deemed for U.S. federal income tax purposes to be an exchange of the Notes for new Notes by the holders thereof, resulting in recognition of gain or loss for such purposes and possibly other adverse tax consequences to the holders. Holders should consult their own tax advisors regarding the tax consequences of such an assumption.
Reports
     We shall deliver to the trustee, within 15 days from the date required to be filed with the SEC, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.
Events of Default
     The occurrence of any of the following events with respect to the Notes will constitute an “event of default” with respect to the Notes:
•	default in the payment of any interest (including any additional interest) on any of the Notes when it becomes due and payable, and continuance of such default for a period of 30 days;

•	default in the payment when due and payable of any of the principal of any of the Notes, whether at maturity, upon redemption, acceleration, purchase by CMS Energy at the option of the holders or otherwise;

•	we fail to deliver cash and, if applicable, shares of common stock upon the conversion of any Notes and such failure continues for five days following the scheduled settlement date for such conversion;

•	we fail to provide notice of the anticipated effective date or actual effective date of a fundamental change on a timely basis as required in the indenture;

•	default for 60 days by CMS Energy in the observance or performance of any other covenant or agreement contained in the indenture or the Notes after written notice thereof as provided in the indenture;

•	certain events of bankruptcy, insolvency or reorganization relating to CMS Energy or Consumers;

•	entry of final judgments against CMS Energy or Consumers aggregating in excess of $25,000,000, which remain undischarged or unbonded for 60 days; or

•	a default resulting in the acceleration of indebtedness of CMS Energy or Consumers in excess of $25,000,000, which acceleration has not been rescinded or annulled within ten days after written notice of such default as provided in the indenture.

     If any event of default on the Notes shall have occurred and be continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding may declare the principal of all of the Notes and interest, if any, accrued thereon (including additional interest, if any) to be due and payable immediately.
     The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request, order or direction of the holders of the Notes, unless such holders shall have offered to the trustee reasonable indemnity. Subject to such provisions for indemnity and certain other limitations contained in the indenture, the holders of a majority in aggregate principal amount of the senior debt securities of each affected series then outstanding (voting as one class) will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the senior debt securities of such affected series.
     After a declaration of acceleration, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in aggregate principal amount of the Notes outstanding, by written notice to us and the trustee, may rescind and annul such declaration if:
•	we have paid (or deposited with the trustee a sum sufficient to pay): (i) all overdue interest (including additional interest, if any) on all Notes; (ii) the principal amount of any Notes that have become due otherwise than by such declaration of acceleration; (iii) to the extent that payment of such interest is lawful, interest upon overdue interest (including additional interest, if any); and (iv) all sums paid or advanced by the trustee under the indenture and the reasonable compensation, expenses, disbursements and advances of the trustee, its agents and counsel; and

•	all events of default, other than the non-payment of the principal amount and any accrued and unpaid interest (including additional interest, if any) that have become due by such declaration of acceleration, have been cured or waived.
     The indenture provides that no holders of Notes may institute any action against CMS Energy under the indenture (except actions for payment of overdue principal, premium or interest) unless such holder previously shall have given to the trustee written notice of default and continuance thereof and unless the holders of not less than 25% in aggregate principal amount of senior debt securities of each affected series then outstanding (voting as one class) shall have requested the trustee to institute such action and shall have offered the trustee reasonable indemnity against costs, expenses and liabilities, the trustee shall not have instituted such action within 60 days of such request and the trustee shall not have received direction inconsistent with such request by the holders of a majority in aggregate principal amount of the senior debt securities of each affected series then outstanding (voting as one class).
     Notwithstanding the foregoing, the indenture will provide, if we so elect, that the sole remedy for an event of default relating to the failure to comply with the reporting obligations in the indenture, which are described under “Reports” above, and for any failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act of 1939, as amended (which also relate to the provision of reports), will, at our option, for the first 365 days after the occurrence of such an event of default, consist exclusively of the right to receive additional interest on the Notes at an annual rate equal to 0.50% of the principal amount of the Notes. In the event we do not elect to pay the additional interest upon an event of default in accordance with this paragraph, the Notes will be subject to acceleration as provided above. The additional interest will accrue on all outstanding Notes from and including the date on which an event of default relating to a failure to comply with the reporting obligations in the indenture first occurs to but not including the 365th day thereafter (or such earlier date on which the event of default relating to the reporting obligations shall have been cured or waived). On such 365th day (or earlier, if the event of default relating to the reporting obligations is cured or waived prior to such 365th day), such additional interest will cease to accrue and the Notes will be subject to acceleration as provided above if the event of default is continuing. Any such additional interest will be payable in the same manner and on the same dates as the stated interest payable on the Notes. References to interest on the Notes in this prospectus supplement are, except as otherwise required by the context, intended to refer to any additional interest as well as to regular interest. The provisions of the indenture described in this paragraph will not affect the rights of holders of Notes in the event of the occurrence of any other event of default.
     In order to elect to pay the additional interest as the sole remedy during the first 365 days after the occurrence of an event of default relating to the failure to comply with the reporting obligations in accordance with the immediately preceding paragraph, we must notify all holders of record of Notes and the trustee and paying agent of such election on or before the close of business on the fifth business day after the date on which such event of default otherwise would occur. Upon our failure to timely give such notice, the Notes will be immediately subject to acceleration as provided above.
     The indenture requires CMS Energy to furnish to the trustee annually a statement as to CMS Energy’s compliance with all conditions and covenants under the indenture. The indenture provides that the trustee may withhold notice to the holders of the Notes of any default affecting such Notes (except defaults as to payment of principal of, or premium or interest on, the Notes) if it considers such withholding to be in the interests of the holders of the Notes.
Modification and Waiver
     CMS Energy and the trustee may enter into supplemental indentures without the consent of the holders of the Notes to:
•	establish the form and terms of any series of securities under the indenture;

•	provide for conversion rights of holders of the Notes following any transaction to which the provisions described under “Conversion Rights — Change in the Conversion Rights upon Certain Reclassifications, Business Combinations, Assets Sales and Corporate Events” above apply;

•	increase the conversion rate;

•	secure the Notes;

•	provide for the assumption of our obligations to the holders of the Notes in the event of a merger or consolidation, or conveyance, transfer or lease of our property substantially as an entirety;

•	surrender any right or power conferred upon us;

•	add to our covenants for the benefit of the holders of the Notes;

•	cure any ambiguity or correct or supplement any inconsistent or otherwise defective provision contained in the indenture; provided, that such modification or amendment does not adversely affect the interests of the holders of the Notes in any material respect; provided, further, that any amendment made solely to conform the provisions of the indenture and the form or terms of the Notes to the description of the Notes contained in this prospectus supplement will not be deemed to adversely affect the interests of the holders of the Notes;

•	make any provision with respect to matters or questions arising under the indenture that we may deem necessary or desirable and that shall not be inconsistent with provisions of the indenture; provided, that such change or modification does not, in the good faith opinion of our board of directors, adversely affect the interests of the holders of the Notes in any material respect;

•	comply with the requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended;

•	add guarantees of obligations under the Notes; and

•	provide for a successor trustee.
     CMS Energy and the trustee, with the consent of the holders of a majority in total principal amount of senior debt securities of all series, including the Notes, then outstanding and affected (voting as one class), may change in any manner the provisions of the indenture or modify in any manner the rights of the holders of the senior debt securities of each such affected series. CMS Energy and the trustee may not, without the consent of the holders of each Note affected, enter into any supplemental indenture to:
•	change the time of payment of the principal;

•	reduce the principal amount of such Note;

•	reduce the rate or change the time of payment of interest (including additional interest, if any) on such Note;

•	impair the right to institute suit for the enforcement of any payment on any Note when due;

•	change the currency in which any Note is payable;

•	reduce the redemption price for any Note or change the terms applicable to redemption in a manner adverse to the holder;

•	change our obligation to repurchase any Note at the option of a holder on the specified dates or upon a fundamental change in a manner adverse to the holders;

•	affect the right of a holder to convert any Note into cash and, if applicable, shares of our common stock or reduce the number of shares of our common stock or any other property, including cash, receivable upon conversion pursuant to the terms of the indenture;

•	change our obligation to maintain an office or agency in New York City; or

•	subject to specified exceptions, modify certain provisions of the indenture relating to modification of the indenture or waiver under the indenture.
     In addition, no such modification may reduce the percentage in principal amount of the senior debt securities of the affected series, the consent of whose holders is required for any such modification or for any waiver provided for in the indenture.
     Prior to the acceleration of the maturity of any senior debt security, the holders, voting as one class, of a majority in total principal amount of the senior debt securities with respect to which a default or event of default shall have occurred and be continuing may on behalf of the holders of all such affected senior debt securities waive any past default or event of default and its consequences, except:
•	our failure to pay principal of or interest (including additional interest, if any) on any senior debt securities when due;

•	our failure to pay the redemption price on the redemption date in connection with a redemption by us or the repurchase price on the repurchase date in connection with a holder exercising its repurchase rights; or

•	a default or an event of default in respect of a covenant or provision of the indenture or of any senior debt security that cannot be modified or amended without the consent of the holders of each senior debt security affected.
     In addition, the consent of each holder of Notes will be required to waive any past default or event of default and its consequences relating to our failure to convert any Notes into cash and, if applicable, common stock as required by the indenture.
No Defeasance
     The defeasance provisions of the indenture shall not apply to the Notes.
Repurchase and Cancellation
     We may, to the extent permitted by law, repurchase any Notes in the open market or by tender offer at any price or by private agreement. Any Notes repurchased by us may, at our option, be surrendered to the trustee for cancellation. Any Notes surrendered for cancellation may not be reissued or resold and will be promptly cancelled.
The Trustee
     The Bank of New York Mellon is the trustee, paying agent, conversion agent, registrar and custodian for the Notes under the indenture. CMS Energy and its affiliates maintain depositary and other normal banking relationships with The Bank of New York Mellon. CMS Energy is the transfer agent and registrar for our common stock.
Governing Law
     The indenture, including the supplemental indenture, and the Notes will be governed by, and construed in accordance with, the laws of the State of Michigan unless the laws of another jurisdiction shall mandatorily apply.

Calculations in Respect of the Notes
     Except as otherwise provided herein, we will be responsible for making all calculations called for under the Notes. These calculations include, but are not limited to, determinations of the sale price of our common stock, accrued interest payable on the Notes and the conversion rate and conversion price. We or our agents will make all of these calculations in good faith and, absent manifest error, such calculations will be final and binding on holders of the Notes. We will provide a schedule of these calculations to each of the trustee and the conversion agent, and each of the trustee and the conversion agent is entitled to rely upon the accuracy of our calculations without independent verification. The trustee will forward these calculations to any holder of the Notes upon the request of that holder.
Book-Entry System
     The Notes will be evidenced by one or more global Notes. We will deposit the global Notes with DTC and register the global Notes in the name of Cede & Co. as DTC’s nominee. Except as set forth below, a global Note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.
     Beneficial interests in a global Note may be held through organizations that are participants in DTC (called “participants”). Transfers between participants will be effected in the ordinary way in accordance with DTC rules and will be settled in clearing house funds. The laws of some states require that certain persons take physical delivery of securities in definitive form. As a result, the ability to transfer beneficial interests in the global Notes to such persons may be limited.
     Beneficial interests in a global Note held by DTC may be held only through participants, or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant, either directly or indirectly (called “indirect participants”). So long as Cede & Co., as the nominee of DTC, is the registered owner of a global Note, Cede & Co. for all purposes will be considered the sole holder of such global Note. Except as provided below, owners of beneficial interests in a global Note will:
•	not be entitled to have certificates registered in their names;

•	not receive physical delivery of certificates in definitive registered form; and

•	not be considered holders of the global Notes.
     We will pay principal of, premium, if any, and interest (including additional interest, if any) on, and the repurchase price of, a global Note to Cede & Co., as the registered owner of the global Notes, by wire transfer of immediately available funds on the maturity date, each interest payment date or repurchase date, as the case may be. None of we, the trustee or any paying agent will be responsible or liable:
•	for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in a global Note; or

•	for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.
     DTC has advised us that it will take any action permitted to be taken by a holder of the Notes, including the presentation of the Notes for conversion, only at the direction of one or more participants to whose account with DTC interests in the global Notes are credited, and only in respect of the principal amount of the Notes represented by the global Notes as to which the participant or participants has or have given such direction.
     DTC has advised us that it is:
•	a limited purpose trust company organized under the laws of the State of New York, and a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

     DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants. Participants include securities brokers, dealers, banks, trust companies and clearing corporations and other organizations. Some of the participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.
     If DTC at any time is unwilling or unable to continue as a depositary, defaults in the performance of its duties as depositary or ceases to be a clearing agency registered under the Exchange Act or other applicable statute or regulation, and a successor depositary is not appointed by us within 90 days, we will issue Notes in definitive form in exchange for the global securities relating to the Notes. In addition, we may at any time and in our sole discretion determine not to have the Notes or portions of the Notes represented by one or more global securities and, in that event, will issue individual Notes in exchange for the global security or securities representing the Notes. Further, if we so specify with respect to any Notes, an owner of a beneficial interest in a global security representing the Notes may, on terms acceptable to us and the depositary for the global security, receive individual Notes in exchange for the beneficial interest. In any such instance, an owner of a beneficial interest in a global security will be entitled to physical delivery in definitive form of Notes represented by the global security equal in principal amount to the beneficial interest, and to have the Notes registered in its name. Notes so issued in definitive form will be issued as registered Notes in denominations of $2,000 and in $1,000 integral multiples unless otherwise specified by us.
     None of we, the trustee, the registrar, the paying agent or the conversion agent will have any responsibility or liability for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
General
     The following is a discussion of the material U.S. federal income tax considerations applicable to an investment in the Notes and the common stock issuable upon conversion thereof by a purchaser of Notes in the offering at the issue price (which is the initial offering price to the public (excluding bond houses and brokers) at which a substantial amount of the Notes are sold) and hold the Notes as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”). This discussion does not address any tax considerations that may apply to holders subject to special tax rules, such as banks, insurance companies, dealers in securities or currencies, persons that mark-to-market their securities, former U.S. citizens or long-term residents, life insurance companies, tax-exempt entities, tax-deferred or other retirement accounts, persons subject to the alternative minimum tax, persons that hold Notes as a position in a straddle or as part of a hedging, constructive sale or conversion transaction for U.S. federal income tax purposes, or U.S. Holders (as defined below) that have a functional currency other than the U.S. dollar.
     If a holder purchases Notes at a price other than the issue price, the amortizable bond premium or market discount rules may also apply to such holder.
     For purposes of this discussion, a “U.S. Holder” means a beneficial owner of Notes or the common stock issuable upon conversion thereof that is, for U.S. federal income tax purposes:
•	an individual who is a citizen or resident of the United States;

•	a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any State thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if (i) the administration of the trust is subject to the primary supervision of a court in the United States and for which one or more U.S. persons have the authority to control all substantial decisions or (ii) it has a valid election in effect to be treated as a United States person.
     If a partnership holds Notes or the common stock issuable upon conversion thereof, the U.S. federal income tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. Partners of partnerships that will hold Notes or the common stock issuable upon conversion thereof should consult their tax advisors.
     As used herein, a “Non-U.S. Holder” is a beneficial owner of Notes or the common stock issuable upon conversion thereof that is not a U.S. Holder or a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes).
     This summary is based on the Code, Treasury regulations promulgated under the Code and judicial and administrative interpretations thereof, all as in effect on the date hereof and all of which are subject to change, which change may be retroactive and may affect the tax consequences described herein.
     This discussion is not intended to constitute a complete analysis of all tax considerations relevant to an investment in the Notes or the common stock issuable upon conversion thereof. It does not take into account the individual circumstances of any particular prospective investor, nor does it address any aspect of estate or gift tax laws or of state, local or foreign tax laws. We strongly urge a holder to consult its own tax advisor for advice concerning the application of the U.S. federal income tax laws to that holder’s particular situation, as well as any tax consequences arising under state, local or foreign tax laws.
U.S. Holders
     Payments of Interest
     Interest paid on the Notes will be included in the income of a U.S. Holder as ordinary income at the time it is received or accrued, in accordance with such holder’s regular method of accounting for U.S. federal income tax purposes. It is expected (and this discussion assumes) that the Notes will be issued with less than a de minimis amount of original issue discount for U.S. federal income tax purposes. See “Additional Shares Received Upon a Non-Stock Change of Control” below for a discussion regarding the treatment of possible additional payments on the Notes.
     Additional Shares Received Upon a Non-Stock Change of Control
     Upon the occurrence of a non-stock change of control, we may be required to increase the conversion rate and pay additional shares (or cash, as the case may be) as a premium to converting holders (the “change of control premium”). See “Description of the Notes — Conversion Rights — Adjustment to Conversion Rate Upon a Non-Stock Change of Control” above.
     The following discussion assumes that the Notes are not treated as contingent payment debt instruments due to the possibility of the payment of the change of control premium. Consistent with that assumption, we intend to take the position that the change of control premium should be taxable to a U.S. Holder when received or accrued in accordance with such U.S. Holder’s method of accounting. This position is based in part on the assumption that the possibility that we will have to pay the change of control premium is a “remote” or “incidental” contingency within the meaning of applicable Treasury regulations. Our determination that such possibility is a remote or incidental contingency is binding on a holder, unless the holder explicitly discloses that the holder is taking a different position to the IRS on such holder’s tax return for the year during which such holder acquires the Note. However, the IRS may take a contrary position from that described above, which could affect the timing and character of the holder’s income from the Notes. For example, if the Notes were treated as contingent payment debt instruments, any gain on the sale, exchange, retirement or other taxable disposition of the Notes (including any gain realized on the conversion of a Note) may be recharacterized as ordinary income. U.S. Holders should be aware that the U.S. federal income tax treatment of the change of control premium is not altogether clear and, as noted under “Constructive Dividends” below, an increase to the conversion price of the Notes converted in connection with a non-stock change of control may be treated as a distribution subject to U.S. federal income tax as a dividend.
     A U.S. Holder should consult its tax advisor concerning the consequences of the Notes being treated as contingent payment debt instruments and the appropriate tax treatment of the change of control premium.
     Sale, Exchange, Redemption or Repurchase of Notes, Including a Conversion Solely Into Cash
     Except as provided under “Conversion of Notes Into Combination of Cash and Common Stock” below, a U.S. Holder generally will recognize gain or loss on the sale, exchange (including a conversion solely into cash), redemption or repurchase of a Note equal to the difference between the amount realized on the disposition, excluding any amounts attributable to accrued but unpaid interest (which will be taxable as ordinary interest income to the extent not already included in income), and the U.S. Holder’s tax basis in the Note. A U.S. Holder’s tax basis in a Note generally will equal its cost. This gain or loss will be capital gain or loss and will generally be long-term capital gain or loss if the U.S. Holder has held the Note for more than one year and otherwise will be short-term capital gain or loss. For individuals, long-term capital gains are currently taxed at a lower rate than ordinary income. Short-term capital gains are taxed at rates applicable to ordinary income. The deductibility of capital losses is subject to limitations.
     Conversion of Notes Into Combination of Cash and Common Stock
     The U.S. federal income tax treatment of a U.S. Holder’s conversion of the Notes into our common stock and cash is uncertain. U.S. Holders should consult their tax advisors to determine the correct treatment of such conversion. It is possible that the conversion may be treated as a part conversion and part redemption or as a recapitalization, as discussed below. It is our intention to treat a conversion of the Notes as a recapitalization for U.S. federal income tax purposes.
          Possible Treatment as a Recapitalization
     We intend to treat the conversion of a Note into common stock and cash in its entirety as a recapitalization for U.S. federal income tax purposes. Under such treatment, a U.S. Holder would be required to recognize gain on the conversion but would not be allowed to recognize any loss. Such tax treatment may be less favorable to a U.S. Holder than if the conversion were treated as part conversion and part redemption, as described below. If the conversion constitutes a recapitalization, a U.S. Holder generally would recognize gain (but not loss) in an amount equal to the lesser of (i) the amount, if any, by which (A) the amount of cash (not including cash received in lieu of fractional shares) and the fair market value of common stock received (treating fractional shares as received for this purpose) in the exchange (other than any cash or common stock attributable to accrued interest, which will be treated in the manner described below) exceeds (B) the U.S. Holder’s tax basis in the Notes and (ii) the amount of cash received upon conversion (other than cash received in lieu of fractional shares or cash attributable to accrued interest, which will be treated in the manner described below). The U.S. Holder would have an aggregate tax basis in the common stock received in the conversion equal to the aggregate adjusted tax basis of the Notes converted (excluding the portion of the tax basis that is allocable to any fractional share), decreased by the aggregate amount of cash (other than cash in lieu of fractional shares and cash attributable to accrued interest) received upon conversion and increased by the aggregate amount of gain (if any) recognized upon conversion (other than gain realized as a result of cash received in lieu of fractional shares). The holding period for such common stock received by the U.S. Holder would include the period during which the U.S. Holder held the Notes except that the holding period of any common stock received with respect to accrued interest will commence on the day after the date of receipt. Gain recognized will be long-term capital gain if the U.S. Holder has held the Notes for more than one year and will otherwise be short-term capital gain. For individuals, long-term capital gains are currently taxed at a lower rate than ordinary income. Short-term capital gains are taxed at rates applicable to ordinary income.
          Possible Treatment as Part Conversion and Part Redemption
     Although it is not our intention to treat it as such, the conversion of a Note into our common stock and cash may instead be treated for U.S. federal income tax purposes as in part a conversion into stock and in part a payment in redemption of a portion of the Notes. In that event, a U.S. Holder would not recognize any income, gain or loss with respect to the portion of the Notes considered to be converted into stock, except with respect to any cash received in lieu of a fractional share of stock or any common stock attributable to accrued interest (which will be treated in the manner described below). A U.S. Holder’s tax basis in the stock received upon conversion generally would be equal to the portion of its tax basis in a Note allocable to the portion of the Note deemed converted (excluding the portion of the tax basis that is allocable to any fractional share). A U.S. Holder’s holding period for such common stock generally would include the period during which the U.S. Holder held the Note.
     With respect to the part of the conversion that would be treated under this characterization as a payment in redemption of the remaining portion of the Note, a U.S. Holder generally would recognize gain or loss equal to the difference between the amount of cash received (other than amounts attributable to accrued interest) and the U.S. Holder’s tax basis allocable to such portion of the Note. Gain or loss recognized will be long-term capital gain or loss if the U.S. Holder has held the Note for more than one year and will otherwise be short-term capital gain. For individuals, long-term capital gains are currently taxed at a lower rate than ordinary income. Short-term capital gains are taxed at rates applicable to ordinary income. The deductibility of capital losses is subject to certain limitations under the Code.
     Although the law on this point is not entirely clear, a holder may allocate its tax basis in a Note between the portion of the Note that is deemed to have been converted and the portion of the Note that is deemed to have been redeemed based on the relative fair market value of common stock and the amount of cash received upon conversion. In light of the uncertainty in the law, holders are urged to consult their own tax advisors regarding such basis allocation.
          Treatment of Cash in Lieu of a Fractional Share
     If a U.S. Holder receives cash in lieu of a fractional share of common stock, such U.S. Holder would be treated as if the fractional share had been issued and then redeemed for cash. Accordingly, a U.S. Holder generally will recognize capital gain or loss with respect to the receipt of cash in lieu of a fractional share measured by the difference between the cash received for the fractional share and the portion of the U.S. Holder’s tax basis in the Notes that is allocated to the fractional share.
          Treatment of Amounts Attributable to Accrued Interest
     Any cash and the value of any common stock received that is attributable to accrued interest on the Notes not yet included in income would be taxed as ordinary interest income. The basis in any shares of common stock attributable to accrued interest would equal the fair market value of such shares when received. The holding period for any shares of common stock attributable to accrued interest would begin the day after the date of receipt.
     U.S. Holders are urged to consult their tax advisors with respect to the U.S. federal income tax consequences resulting from the exchange of Notes into a combination of cash and common stock.
     Constructive Dividends
     The conversion price of the Notes is subject to adjustment under certain circumstances. Under Section 305(c) of the Code, adjustments (or the absence of adjustments) that have the effect of increasing a holder’s proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution. Accordingly, if at any time we make a distribution of cash or property to our shareholders that would be taxable to the shareholders as a dividend for U.S. federal income tax purposes and, in accordance with the anti-dilution provisions of the Notes, the conversion rate of the Notes is increased, such increase may be deemed to be the payment of a taxable dividend to U.S. Holders of the Notes, whether or not the U.S. Holder ever exercises the conversion privilege. For example, an increase in the conversion rate in the event of our distribution of our debt instruments or our assets generally will result in deemed dividend treatment to U.S. Holders of the Notes, but an increase in the event of stock dividends or the distribution of rights to subscribe for our common stock generally will not. A failure to adjust the conversion price of the Notes to reflect a stock dividend or similar event could give rise to constructive dividend income to U.S. Holders of our common stock in certain circumstances. If a non-stock change of control occurs, under some circumstances, we will adjust the conversion price of the Notes converted in connection with the non-stock change of control. Such increase may also be treated as a distribution subject to U.S. federal income tax as a dividend. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of our stock, however, will generally not be considered to result in a deemed distribution. Any deemed distribution will be taxable as a dividend, return of capital or capital gain in accordance with the rules described in the following paragraph. However, it is unclear whether such deemed distribution would be eligible for the reduced tax rate presently applicable to certain dividends paid to individual holders or for the dividends-received deduction applicable to certain dividends paid to corporate holders. Generally, a U.S. Holder’s basis in a Note will be increased by the amount of any constructive dividend. Holders are urged to consult their tax advisors concerning the tax treatment of such constructive dividends.
     Distributions on Common Stock
     Distributions, if any, made on common stock after a conversion generally will be treated as a dividend to the extent of current or accumulated earnings and profits, calculated for U.S. federal income tax purposes. Distributions in excess of current and accumulated earnings and profits will be treated as a non-taxable return of capital that reduces the U.S. Holder’s basis in the common stock until the basis has been reduced to zero, and thereafter as capital gain. Dividends received by a corporate U.S. Holder may qualify for a dividends-received deduction, and, for taxable years beginning before January 1, 2011, dividends received by an individual may qualify for preferential rates of taxation; however, in each case, certain holding period requirements and other limitations may apply.
     Sale or Exchange of Common Stock
     Upon the sale or exchange of common stock, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount of cash and the fair market value of any property received upon the sale or exchange and such U.S. Holder’s adjusted tax basis in the common stock. Such capital gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period in common stock is more than one year and otherwise will be short-term gain or loss. For individuals, long-term capital gains are currently taxed at a lower rate than ordinary income. Short-term capital gains are taxed at rates applicable to ordinary income. The deductibility of capital losses is subject to limitations.
Non-U.S. Holders
     Payments of Interest
     Interest on Notes paid to a Non-U.S. Holder will not be subject to U.S. federal income or withholding tax unless: (i) the interest is “effectively connected” with the conduct by the Non-U.S. Holder of a U.S. trade or business (and, if required under an applicable income tax treaty, is attributable to a permanent establishment maintained in the United States by the Non-U.S. Holder); (ii) the Non-U.S. Holder owns, actually, indirectly or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote, is a controlled foreign corporation related, directly or indirectly, to us through stock ownership or is a bank that acquired the Notes in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business; or (iii) the Non-U.S. Holder fails to satisfy the nonresident status certification requirements (as described below).
     Except to the extent that an applicable income tax treaty otherwise provides, generally a Non-U.S. Holder will be taxed in the same manner as a U.S. Holder with respect to interest that is “effectively connected” with the Non-U.S. Holder’s conduct of a U.S. trade or business. A corporate Non-U.S. Holder may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty) on any “effectively connected” interest on the Notes.
     The certification requirements will be satisfied in respect of a Non-U.S. Holder if either (i) the beneficial owner of the Note timely certifies, under penalties of perjury, to us or to the person who otherwise would be required to withhold U.S. tax, that such owner is not a United States person and provides its name and address or (ii) a custodian, broker, nominee or other intermediary acting as an agent for the beneficial owner (such as a securities clearing organization, bank or other financial institution that holds customers’

securities in the ordinary course of its trade or business) that holds the Note in such capacity timely certifies, under penalties of perjury, to us or to the person who otherwise would be required to withhold U.S. tax, that such statement has been received from the beneficial owner of the Note by such intermediary, or by any other financial institution between such intermediary and the beneficial owner, and furnishes to us or to the person who otherwise would be required to withhold U.S. tax a copy thereof. The foregoing certification may be provided on a properly completed Internal Revenue Service (“IRS”) Form W-8BEN or W-8IMY, as applicable. If a Non-U.S. Holder is engaged in a U.S. trade or business, it would be required to provide to us or the withholding agent a properly executed IRS Form W-8ECI (or appropriate substitute form) in lieu of the certification of nonresident status to avoid withholding tax. To claim the benefit of an applicable income tax treaty, a holder must timely provide the appropriate and properly executed IRS forms, and the holder may be required to update these periodically. Non-U.S. Holders should consult their tax advisors concerning certification requirements.
     Conversion of the Notes
     Except as set forth herein, a Non-U.S. Holder will not recognize gain upon the conversion of a Note. The amount of any cash and the fair market value of any common stock received by a Non-U.S. Holder that is attributable to accrued but unpaid interest will be treated as described under “Payments of Interest” above. To the extent a Non-U.S. Holder receives cash upon conversion of a Note, such cash may give rise to gain that would be subject to the rules described under “Sale, Exchange, Redemption or Repurchase of the Notes or Common Stock” below. Also, if a Non-U.S. Holder surrenders a Note for conversion in connection with certain fundamental changes and receives property other than our common stock, then the conversion may be treated as a sale of the entire Note and give rise to gain subject to such rules.
     Sale, Exchange, Redemption or Repurchase of the Notes or Common Stock
     If a Non-U.S. Holder requires us to purchase a Note or we redeem a Note (or are deemed to redeem a portion of a Note) of a Non-U.S. Holder, any cash received by such Non-U.S. Holder attributable to accrued but unpaid interest not previously included in income of the Non-U.S. Holder will be subject to the rules described under “Payments of Interest” above.
     Except as set forth under “Conversion of the Notes” above, gain recognized by a Non-U.S. Holder on the sale, exchange, redemption or repurchase of Notes or the sale or exchange of common stock will not be subject to U.S. federal income tax unless: (i) the gain is “effectively connected” with the conduct by the Non-U.S. Holder of a U.S. trade or business (and, if required under an applicable income tax treaty, is attributable to a permanent establishment maintained in the United States by the Non-U.S. Holder); (ii) in the case of gain recognized by a Non-U.S. Holder who is an individual, he or she is present in the United States for a total of 183 days or more during the taxable year in which such gain is recognized and certain other conditions are met; or (iii) in certain circumstances, if we are, or have been, a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code for U.S. federal income tax purposes. We do not believe that we have been or are currently a U.S. real property holding corporation or that we will become one in the future, although there can be no assurances in this regard.
     Except to the extent that an applicable income tax treaty otherwise provides, generally a Non-U.S. Holder will be taxed in the same manner as a U.S. Holder with respect to gain that is “effectively connected” with the Non-U.S. Holder’s conduct of a U.S. trade or business. A corporate Non-U.S. Holder may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty) on any “effectively connected” gain on the Notes. A Non-U.S. Holder who is an individual present in the United States for 183 days or more in the taxable year and meets certain other conditions will be subject to U.S. federal income tax at a rate of 30% (or at a reduced rate under an applicable income tax treaty) on the amount by which capital gains from U.S. sources (including gains from the sale or other disposition of the Notes or common stock) exceed capital losses allocable to U.S. sources. To claim the benefit of an applicable income tax treaty, a Non-U.S. Holder must timely provide the appropriate and properly executed IRS forms and may be required to update these periodically.
     Distributions on Common Stock
     Distributions, if any, made on common stock after a conversion generally will be treated as a dividend to the extent of current or accumulated earnings and profits, calculated for U.S. federal income tax purposes. Dividends paid on common stock held by a Non-U.S. Holder generally will be subject to U.S. withholding tax at a 30% rate, unless an applicable U.S. income tax treaty provides for the reduction or elimination of such withholding tax (and the Non-U.S. Holder certifies its entitlement to benefits under the treaty by delivering a properly completed IRS Form W-8BEN or W-8IMY, as applicable, to avoid withholding) or the dividends are “effectively connected” with the Non-U.S. Holder’s conduct of a U.S. trade or business (and the Non-U.S. Holder provides an IRS

Form W-8ECI (or appropriate substitute form) to avoid withholding). A Non-U.S. Holder generally will be required to provide an IRS Form W-8BEN (or appropriate substitute form) to claim a reduction or exemption from withholding.
     Except to the extent that an applicable income tax treaty otherwise provides, generally a Non-U.S. Holder will be taxed in the same manner as a U.S. Holder with respect to dividends that are “effectively connected” with the Non-U.S. Holder’s conduct of a U.S. trade or business. A corporate Non-U.S. Holder may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty) on any “effectively connected” dividends.
     Distributions in excess of current and accumulated earnings and profits will be treated as a non-taxable return of capital that reduces the U.S. Holder’s basis in the common stock until the basis has been reduced to zero, and thereafter as capital gain. Such capital gain will generally not be taxable to a Non-U.S. Holder except under the circumstances described above relating to the sale, exchange, conversion or redemption of the Notes or common stock.
     A Non-U.S. Holder deemed to have received a constructive dividend in respect of a change in the conversion rate of the Notes generally will be subject to the rules relating to the U.S. federal income tax treatment of dividends described herein. Because a constructive dividend does not result in cash paid to a Non-U.S. Holder from which we can withhold, it is likely that we will withhold U.S. federal withholding tax attributable to constructive dividends from cash otherwise payable to a Non-U.S. Holder after the occurrence of such constructive dividend, including interest payments made on the Notes or, if appropriate, the proceeds of sale or conversion of the Notes.
Backup Withholding Tax and Information Reporting
     A U.S. Holder (other than an “exempt recipient”, including a corporation and certain other persons who, when required, demonstrate their exempt status) may be subject to backup withholding at the applicable statutory rate on, and to information reporting with respect to, payments of principal of, and premium, if any, interest and constructive dividends on, the Notes, payments of dividends on our common stock and to proceeds from the sale, exchange or other disposition of the Notes or our common stock if the U.S. Holder fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable certification requirements. Backup withholding tax is not an additional tax and may be credited against a U.S. Holder’s regular U.S. federal income tax liability or refunded by the IRS.
     Non-U.S. Holders are generally exempt from information reporting and backup withholding provided, if necessary, they certify their nonresident status or otherwise demonstrate their exemption. The certification procedures required of Non-U.S. Holders to claim the exemption from withholding tax on interest payments on the Notes, described above, generally will satisfy the certification requirements necessary to avoid backup withholding. Copies of applicable IRS information returns may be made available, under the provisions of an applicable income tax treaty or agreement, to the tax authorities of the country in which the Non-U.S. Holder resides. Any backup withholding tax generally will be allowed as a credit or refund against the Non-U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

RATINGS
     The Notes are expected to be rated BB+ by S&P, Ba1 by Moody’s and BB+ by Fitch. Such ratings reflect only the views of such ratings agencies, and do not constitute a recommendation to buy, sell or hold securities. In general, ratings address credit risk. Each rating should be evaluated independently of any other rating. An explanation of the significance of such ratings may be obtained only from such rating agencies at the following addresses: Standard & Poor’s, 25 Broadway, New York, New York 10004; Moody’s Investors Service, Inc., 7 World Trade Center, 250 Greenwich Street, New York, New York 10007; and Fitch, Inc., 1 State Street Plaza, New York, New York 10004. The security rating may be subject to revision or withdrawal at any time by the assigning rating organization, and, accordingly, there can be no assurance that such ratings will remain in effect for any period of time or that they will not be revised downward or withdrawn entirely by the rating agencies if, in their judgment, circumstances warrant. Neither CMS Energy nor the underwriters have undertaken any responsibility to oppose any proposed downward revision or withdrawal of a rating on the Notes. Any such downward revision or withdrawal of such ratings may have an adverse effect on the market price of the Notes.

UNDERWRITING
     Barclays Capital Inc. is acting as the representative of the underwriters and the sole book-running manager of this offering. Under the terms of an underwriting agreement, which we will file as an exhibit to our current report on Form 8-K and incorporate by reference in this prospectus supplement and the accompanying prospectus, each of the underwriters named below has severally agreed to purchase from us the respective principal amount of Notes shown opposite its name below at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement:

Principal Amount
Underwriters	of Notes
Barclays Capital Inc.	$
Deutsche Bank Securities Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Wachovia Capital Markets, LLC

Total	$150,000,000

     The underwriting agreement provides that the underwriters’ obligation to purchase Notes depends on the satisfaction of the conditions contained in the underwriting agreement including:
•	the obligation to purchase all of the Notes offered hereby (other than those Notes covered by their option to purchase additional Notes as described below), if any of the Notes are purchased;

•	the representations and warranties made by us to the underwriters are true;

•	there is no material change in our business or in the financial markets; and

•	we deliver customary closing documents to the underwriters.
Commissions and Expenses
     The following table summarizes the underwriting discounts and commissions we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional Notes. The underwriting fee is the difference between the initial price to the public and the amount the underwriters pay to us for the Notes.

	No Exercise	Full Exercise
Per Note	%	%
Total	%	%
     The representative of the underwriters has advised us that the underwriters propose to offer the Notes directly to the public at the public offering price on the cover of this prospectus supplement and to selected dealers, which may include the underwriters, at such offering price less a selling concession not in excess of      % per Note. After the offering, the representative may change the offering price and other selling terms. Sales of Notes made outside of the United States may be made by affiliates of the underwriters.
     The expenses of the offering that are payable by us are estimated to be $400,000 (excluding underwriting discounts and commissions).
Option to Purchase Additional Notes
     We have granted the underwriters an option exercisable for 30 days after the date of this prospectus supplement, to purchase, from time to time, in whole or in part, up to $22,500,000 aggregate principal amount of Notes at the public offering price less underwriting discounts and commissions set forth on the cover page of this prospectus supplement. This option may be exercised only to cover over-allotments made in connection with the sale of the Notes. To the extent that this option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase its pro rata portion of these additional Notes based on the underwriter’s percentage underwriting commitment in the offering as indicated in the table at the beginning of this Underwriting Section.

Lock-Up Agreements
     We, all of our directors and our executive officers have agreed that, subject to certain exceptions set forth below, without the prior written consent of Barclays Capital Inc., we and they will not directly or indirectly, for a period of 60 days from the date of this prospectus supplement:
•	offer, pledge, sell or contract to sell any common stock (or any securities convertible into, exercisable for or exchangeable for any common stock (each, a “common stock security”));

•	sell any option or contract to purchase any common stock (or, in our case, any common stock security);

•	purchase any option or contract to sell any common stock (or, in our case, any common stock security);

•	grant any option, right or warrant to sell any common stock (or, in our case, any common stock security);

•	lend or otherwise dispose of or transfer any common stock (or, in our case, any common stock security);

•	file a registration statement related to the common stock (or, in our case, any common stock security); or

•	enter into any swap or other agreement or transaction that transfers, in whole or in part, the economic consequence of ownership of common stock (or, in our case, any common stock security), whether any such swap or transaction is to be settled by delivery of common stock, in cash or otherwise;
provided, however, that (i) we may issue shares of our common stock upon conversion or settlement of any warrants outstanding, our 4.50% Cumulative Convertible Preferred Stock, our 7.75% Convertible Trust Preferred Securities, our 3.375% Convertible Senior Notes Due 2023 or our 2.875% Convertible Senior Notes Due 2024 in accordance with their respective terms, (ii) we may issue shares of common stock and/or common stock securities in connection with or under any existing continuous equity program, stock purchase plan, performance incentive stock plan, employee stock ownership plan, employee savings and incentive plan (each an “employee benefit plan”) and any charitable foundation donation, (iii) we may file a registration statement on Form S-8 to register shares of common stock and/or common stock securities in connection with any employee benefit plan, (iv) our directors and our executive officers may dispose of shares of common stock as bona fide gifts approved by Barclays Capital Inc. and (v) any one of our directors or executive officers may dispose of up to 10,000 shares of common stock, subject to an aggregate limit of 100,000 shares of common stock for all of our directors and executive officers.
     Barclays Capital Inc., in its sole discretion, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice. When determining whether or not to release common stock and other securities from lock-up agreements, Barclays Capital Inc. will consider, among other factors, the holder’s reasons for requesting the release, the number of shares of common stock and other securities for which the release is being requested and market conditions at the time.
Indemnification
     We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”), and to contribute to payments that the underwriters may be required to make for these liabilities.
Stabilization, Short Positions and Penalty Bids
     The representative may engage in stabilizing transactions, short sales and purchases to cover positions created by short sales, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the Notes, in accordance with Regulation M under the Exchange Act:
•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	A short position involves a sale by the underwriters of Notes in excess of the principal amount of Notes the underwriters are obligated to purchase in the offering, which creates the syndicate short position. This short position may be either a covered short position or a naked short position. In a covered short position, the principal amount of Notes involved in the sales made by the underwriters in excess of the principal amount of Notes they are obligated to purchase is not greater than the principal amount of Notes that they may purchase by exercising their option to purchase additional Notes. In a naked short position, the principal amount of Notes involved is greater than the principal amount of Notes in their option to purchase additional Notes. The underwriters may close out any short position by either exercising their option to purchase additional Notes and/or purchasing Notes in the open market. In determining the source of Notes to close out the short position, the underwriters will consider, among other things, the price of Notes available for purchase in the open market as compared to the price at which they may purchase Notes through their option to purchase additional Notes. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the Notes in the open market after pricing that could adversely affect investors who purchase in the offering.
•	Syndicate covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover syndicate short positions.

•	Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the Notes originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.
     These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our Notes or preventing or retarding a decline in the market price of the Notes. As a result, the price of the Notes may be higher than the price that might otherwise exist in the open market. These transactions, if commenced, may be discontinued at any time.
     Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes. In addition, neither we nor any of the underwriters make representation that the representative will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.
Electronic Distribution
     A prospectus supplement and the accompanying prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific principal amount of Notes for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representative on the same basis as other allocations.
     Other than the prospectus supplement and the accompanying prospectus in electronic format, the information on any underwriter’s or selling group member’s web site and any information contained in any other web site maintained by an underwriter or selling group member is not part of the prospectus supplement and the accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus forms a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.
Relationships
     Certain of the underwriters and their related entities have engaged, and may in the future engage, in commercial and investment banking transactions with us in the ordinary course of their business. They have received, and expect to receive, customary compensation and expense reimbursement for these commercial and investment banking transactions.
Settlement
     We expect to deliver the Notes against payment for the Notes on or about the date specified in the last paragraph of the cover page of this prospectus supplement, which will be the fourth business day following the date of pricing of the Notes. Since trades in the secondary market generally settle in three business days, purchasers who wish to trade Notes on the date of pricing will be required, by virtue of the fact that the Notes initially will settle in T+4, to specify alternative settlement arrangements to prevent a failed settlement.

Selling Restrictions
     European Economic Area
     In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a “relevant member state”), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the “relevant implementation date”), an offer of Notes described in this prospectus supplement may not be made to the public in that relevant member state other than:
•	to any legal entity that is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year, (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representative; or

•	in any other circumstances that do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive;
provided, that no such offer of Notes shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.
     For purposes of this provision, the expression an “offer of Notes to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe the Notes, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state.
     We have not authorized and do not authorize the making of any offer of Notes through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the Notes as contemplated in this prospectus supplement. Accordingly, no purchaser of the Notes, other than the underwriters, is authorized to make any further offer of the Notes on behalf of us or the underwriters.
     United Kingdom
     This prospectus supplement is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

LEGAL MATTERS
     Shelley J. Ruckman, Esq., Assistant General Counsel of Consumers, as special counsel to CMS Energy, will render opinions as to the legality of the Notes and the common stock issuable upon conversion thereof for CMS Energy.
     Pillsbury Winthrop Shaw Pittman LLP will pass upon certain legal matters with respect to the Notes for the underwriters.
EXPERTS
     The consolidated financial statements and schedules of CMS Energy Corporation as of and for the years ended December 31, 2008 and 2007 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2008 (which is included in Management’s Report on Internal Control over Financial Reporting), incorporated in this prospectus supplement by reference to CMS Energy Corporation’s Annual Report on Form 10-K for the year ended December 31, 2008, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
     The consolidated financial statements (including schedules appearing therein) for the year ended December 31, 2006 of CMS Energy Corporation appearing in CMS Energy Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2008 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference, which is based in part on the report of PricewaterhouseCoopers LLP, independent registered public accounting firm for the Midland Cogeneration Venture Limited Partnership (the “MCV Partnership”). Such consolidated financial statements have been incorporated herein by reference in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.
     The financial statements of the MCV Partnership, as of November 21, 2006 and for the period ended November 21, 2006, not separately presented in this prospectus supplement, have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, whose report thereon is incorporated in this prospectus supplement by reference to CMS Energy Corporation’s Annual Report on Form 10-K for the year ended December 31, 2008. Such financial statements, to the extent they have been included in the financial statements of CMS Energy Corporation, have been so incorporated in reliance on the report of such independent registered public accounting firm given on the authority of said firm as experts in auditing and accounting.

     PROSPECTUS
CMS ENERGY CORPORATION
Common Stock, Preferred Stock, Cumulative Convertible Preferred Stock,
Senior Debt Securities, Senior Convertible Debt Securities, Subordinated Debt Securities,
Stock Purchase Contracts, Stock Purchase Units and Guarantees
CMS ENERGY TRUST IV
CMS ENERGY TRUST V
Trust Preferred Securities,
Guaranteed To The Extent Set Forth Herein By
CMS Energy Corporation
CONSUMERS ENERGY COMPANY
Senior Notes and First Mortgage Bonds

          CMS Energy Corporation, a Michigan corporation, may offer, from time to time:
•	shares of its common stock, par value $0.01 per share (“CMS Energy Common Stock”);

•	shares of its preferred stock, par value $0.01 per share (“Preferred Stock”);

•	shares of its 4.50% cumulative convertible preferred stock (“Cumulative Convertible Preferred Stock”);

•	unsecured senior or subordinated debt securities consisting of debentures, convertible debentures, notes, convertible notes or other unsecured evidence of indebtedness;

•	stock purchase contracts to purchase CMS Energy Common Stock;

•	stock purchase units, each representing ownership of a CMS Energy Trust IV or CMS Energy Trust V stock purchase contract or unsecured senior or subordinated debt securities of CMS Energy Corporation or trust preferred securities or debt obligations of third parties, including U.S. Treasury securities, securing the holder’s obligation to purchase the CMS Energy Common Stock under the stock purchase contract, or any combination of the above; and

•	guarantees of CMS Energy Corporation with respect to trust preferred securities of CMS Energy Trust IV and CMS Energy Trust V.
          CMS Energy Trust IV and CMS Energy Trust V, each of which is a Delaware business trust, may offer, from time to time, trust preferred securities. The trust preferred securities represent preferred undivided beneficial interests in the assets of CMS Energy Trust IV and CMS Energy Trust V.
          Consumers Energy Company, a Michigan corporation, may offer, from time to time, secured senior debt consisting of senior notes and first mortgage bonds.
          For each type of security listed above, the amount, price and terms will be determined at or prior to the time of sale.
          We will provide the specific terms of these securities in an accompanying prospectus supplement or supplements. You should read this prospectus and the accompanying prospectus supplement or supplements carefully before you invest.
Investing in these securities involves risks. See “Risk Factors” on page 3.
          The Common Stock of CMS Energy Corporation is listed on the New York Stock Exchange under the symbol “CMS”. Unless otherwise indicated in a prospectus supplement, the other securities described in this prospectus will not be listed on a national securities exchange.
          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is September 5, 2008.

PROSPECTUS

PROSPECTUS SUMMARY
          This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission utilizing a “shelf” registration process. Under this shelf registration process, any of us may, from time to time, sell any combination of our securities described in this prospectus in one or more offerings.
          This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement containing specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the information contained in the prospectus supplement. You should read this prospectus and the applicable prospectus supplement together with the additional information described under the heading “Where You Can Find More Information”.
          As used in this prospectus, “CMS Energy” refers to CMS Energy Corporation, the “Trusts” refer, collectively, to CMS Energy Trust IV and CMS Energy Trust V, and “Consumers” refers to Consumers Energy Company. The terms “we”, “us” and “our” refer to CMS Energy when discussing the securities to be issued by CMS Energy, the Trusts when discussing the securities to be issued by the Trusts, Consumers when discussing the securities to be issued by Consumers and collectively to all of the Registrants where the context requires. “Registrants” refers, collectively, to CMS Energy, the Trusts and Consumers.
          The principal executive offices of each of CMS Energy and Consumers are located at One Energy Plaza, Jackson, Michigan 49201, and the telephone number is 517-788-0550. The principal executive offices of each Trust are c/o CMS Energy Corporation, One Energy Plaza, Jackson, Michigan 49201, and the telephone number is 517-788-0550.
RISK FACTORS
          Before acquiring any of the securities that may be offered by this prospectus, you should carefully consider the risks discussed in the sections of CMS Energy’s and Consumers’ combined Annual Report on Form 10-K for the year ended December 31, 2007 filed with the Securities and Exchange Commission on February 21, 2008 entitled “Risk Factors” and “Forward-Looking Statements and Information”, as updated by the sections of CMS Energy’s and Consumers’ combined Forms 10-Q for the quarter ended March 31, 2008 filed with the Securities and Exchange Commission on May 5, 2008 and the quarter ended June 30, 2008 filed with the Securities and Exchange Commission on August 5, 2008 entitled “Risk Factors” and “Forward-Looking Statements and Information”, which are incorporated by reference in this prospectus. You should also carefully consider all of the information contained or incorporated by reference in this prospectus or in any prospectus supplement before you invest in any Registrant’s securities. See “Where You Can Find More Information” below.
WHERE YOU CAN FIND MORE INFORMATION
          We have filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the securities offered in this prospectus. We have not included certain portions of the Registration Statement in this prospectus as permitted by the SEC’s rules and regulations. Statements in this prospectus concerning the provisions of any document filed as an exhibit to the Registration Statement are not necessarily complete and are qualified in their entirety by reference to such exhibit. For further information, you should refer to the Registration Statement and its exhibits.
          Each of CMS Energy and Consumers is subject to the informational requirements of the Securities Exchange Act of l934, as amended (the “Exchange Act”), and therefore files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy the Registration Statement (with exhibits), as well as the reports and other information filed by any of the Registrants with the SEC, at the SEC’s Public Reference Room at its principal offices at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling 1-800-SEC-0330. Information filed by us is also available at the SEC’s Internet site at www.sec.gov. You can find additional information about us on CMS Energy’s website at www.cmsenergy.com. The information on this website is not a part of this prospectus.
          You should rely only on the information incorporated by reference or provided in this prospectus or in any prospectus supplements. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy the securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.
          We have not included separate financial statements of the Trusts. CMS Energy and the Trusts do not consider that such financial statements would be material to holders of Trust Preferred Securities of the Trusts because each Trust is a special purpose entity, has no operating history and has no independent operations. The Trusts are not currently involved in and do not anticipate being involved in any activity other than as described under “The Registrants—The Trusts” below. Further, CMS Energy and the Trusts believe that financial statements of the Trusts are not material to the holders of the Trust Preferred Securities of the Trusts since CMS Energy will guarantee the Trust Preferred Securities of the Trusts. Holders of the Trust Preferred Securities of the Trusts, with respect to the payment of distributions and amounts upon liquidation, dissolution and winding-up, are at least in the same position vis-à-vis the assets of CMS Energy as a preferred stockholder of CMS Energy. CMS Energy beneficially owns all of the undivided beneficial interests in the assets of the Trusts (other than the beneficial interests represented by the Trust Preferred Securities of the Trusts). See “The Registrants—The Trusts” below, “Description of Securities—The Trusts—Trust Preferred Securities” below and “Description of Securities—The Trusts—Effect of Obligations Under the CMS Energy Debt Securities and the Guarantees—The CMS Energy Guarantees” below. In the event that the Trusts issue securities, our filings under the Exchange Act will include an audited footnote to CMS Energy’s annual financial statements stating that the Trusts are wholly owned by CMS Energy, that the sole assets of the Trusts are the Senior Debt Securities or the Subordinated Debt Securities of CMS Energy having a specified aggregate principal amount, and that, considered together, the back-up undertakings, including the Guarantees of CMS Energy, constitute a full and unconditional guarantee by CMS Energy of the Trusts’ obligations under the Trust Preferred Securities issued by the Trusts.
DOCUMENTS INCORPORATED BY REFERENCE
          The SEC allows us to “incorporate by reference” the information that we file with them, which means that we can disclose important information to you by referring you to those documents. Information incorporated by reference is considered to be part of this prospectus. Later information that we file with the SEC (other than Current Reports on Form 8-K furnished under Item 2.02 or Item 7.01 of Form 8-K) will automatically update and supersede this information. Each Registrant incorporates by reference into this prospectus the documents listed below related to such Registrant and any future filings (other than Current Reports on Form 8-K furnished under Item 2.02 or Item 7.01 of Form 8-K) that such Registrant makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until the offerings contemplated by this prospectus are terminated.
CMS ENERGY
•	Annual Report on Form 10-K for the year ended December 31, 2007

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008 and June 30, 2008

•	Current Reports on Form 8-K or Form 8-K/A filed January 11, 2008, January 30, 2008, March 14, 2008 (SEC film number 08690529), March 21, 2008, June 11, 2008 and June 12, 2008
CONSUMERS
•	Annual Report on Form 10-K for the year ended December 31, 2007

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008 and June 30, 2008

•	Current Reports on Form 8-K or Form 8-K/A filed January 11, 2008, January 30, 2008, March 14, 2008 (SEC film number 08690530), June 11, 2008 and June 12, 2008

          We will provide to each person, including any beneficial owner, to whom a copy of this prospectus is delivered a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. We will provide this information upon written or oral request at no cost to the requester. You should direct your requests to:
CMS Energy Corporation
Attention: Office of the Secretary
One Energy Plaza
Jackson, Michigan 49201
Telephone: 517-788-0550
SAFE HARBOR STATEMENT UNDER THE
PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
          This prospectus, any related prospectus supplement and the documents that we incorporate by reference herein and therein may contain statements that are statements concerning our expectations, plans, objectives, future financial performance and other items that are not historical facts. These statements are “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward looking statements involve risks and uncertainties that may cause actual results or outcomes to differ materially from those included in the forward looking statements. In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Registrants are filing herein or incorporating by reference cautionary statements identifying important factors that could cause their respective actual results to differ materially from those projected in forward looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) made by or on behalf of the Registrants. Any statements that express or involve discussions as to expectations, beliefs, plans, objectives, assumptions or future events, performance or growth (often, but not always, through the use of words or phrases such as “may”, “could”, “anticipates”, “believes”, “estimates”, “expects”, “intends”, “plans”, “forecasts” and similar expressions) are not statements of historical facts and are forward looking. Forward looking statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in the forward looking statements. Accordingly, any such statements are qualified in their entirety by reference to, and are accompanied by, the important factors described in the sections of CMS Energy’s and Consumers’ combined Annual Report on Form 10-K for the year ended December 31, 2007 filed with the SEC on February 21, 2008 entitled “Risk Factors” and “Forward-Looking Statements and Information”, as updated by the sections of CMS Energy’s and Consumers’ combined Forms 10-Q for the quarter ended March 31, 2008 filed with the SEC on May 5, 2008 and the quarter ended June 30, 2008 filed with the SEC on August 5, 2008 entitled “Risk Factors” and “Forward-Looking Statements and Information”, that could cause a Registrant’s actual results to differ materially from those contained in forward looking statements of such Registrant made by or on behalf of such Registrant.
          All such factors are difficult to predict, contain uncertainties that may materially affect actual results and are beyond the control of the Registrants. You are cautioned not to place undue reliance on forward looking statements. Any forward looking statement speaks only as of the date on which such statement is made, and the Registrants undertake no obligation to update any forward looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for each Registrant’s management to predict all of such factors, nor can such management assess the impact of each such factor on the business of such Registrant or the extent to which any factor, or combination of factors, may cause actual results of such Registrant to differ materially from those contained in any forward looking statements.
THE REGISTRANTS
CMS ENERGY
          CMS Energy is an energy holding company operating through subsidiaries in the United States, primarily in Michigan. Its two principal subsidiaries are Consumers and CMS Enterprises Company (“Enterprises”). Consumers is a public utility that provides electricity and/or natural gas to almost 6.5 million of Michigan’s 10 million residents and serves customers in all 68 counties of Michigan’s lower peninsula. Enterprises, through various subsidiaries and certain equity investments, is engaged primarily in domestic independent power production. CMS Energy manages its businesses by the nature of services each provides and operates principally in three business segments: electric utility, gas utility, and enterprises.
THE TRUSTS
          CMS Energy Trust IV and CMS Energy Trust V are statutory business trusts formed under the Delaware Statutory Trust Act pursuant to (i) a trust agreement executed by CMS Energy, as sponsor, and the trustees of the Trusts (the “CMS Energy Trustees”) and (ii) the filing of a certificate of trust with the Secretary of State of the State of Delaware. At the time of public issuance of Trust Preferred Securities of the Trusts, each trust agreement will be amended and restated in its entirety (as so amended and restated, the “Trust Agreement”) and will be qualified as an indenture under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). CMS Energy will directly or indirectly acquire common securities of each Trust (the “Common Securities” and, together with the Trust Preferred Securities of such Trust, the “Trust Securities”) in an aggregate liquidation amount equal to approximately 3% for the total capital of the Trust. Each Trust exists for the exclusive purposes of:
•	issuing Trust Preferred Securities and Common Securities representing undivided beneficial interests in the assets of the Trust;

•	investing the gross proceeds of the Trust Securities in the Senior Debt Securities or Subordinated Debt Securities of CMS Energy; and

•	engaging in only those other activities necessary or incidental thereto.
Each Trust has a term of approximately 30 years, but may terminate earlier as provided in the Trust Agreement.
CONSUMERS
          Consumers was formed in Michigan in 1968 and is the successor to a corporation organized in Maine in 1910 that conducted business in Michigan from 1915 to 1968. Consumers serves individuals and companies operating in the automotive, metal, chemical and food products industries as well as a diversified group of other industries. In 2007, Consumers served 1.8 million electric customers and 1.7 million gas customers. Consumers’ rates and certain other aspects of its business are subject to the jurisdiction of the Michigan Public Service Commission and the Federal Energy Regulatory Commission. Consumers manages its business by the nature of service provided and operates principally in two business segments: electric utility and gas utility.
USE OF PROCEEDS
          Except as otherwise provided in the applicable prospectus supplement or other offering materials, the net proceeds from the sale of the CMS Energy and Consumers securities will be used for general corporate purposes. If we do not use the net proceeds immediately, we may temporarily invest them in short-term, interest-bearing obligations. The specific use of proceeds from the sale of securities will be set forth in the applicable prospectus supplement or other offering materials relating to the offering of such securities. The net proceeds received by each of the Trusts from the sale of its Trust Preferred Securities or the Common Securities will be used to purchase from CMS Energy its Senior Debt Securities or Subordinated Debt Securities.
RATIO OF EARNINGS TO FIXED CHARGES AND
RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS
          Each of the ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred dividends of CMS Energy and Consumers is incorporated by reference from their combined Form 10-Q for the quarter ended June 30, 2008 filed with the SEC on August 5, 2008.

DESCRIPTION OF SECURITIES
CMS ENERGY
Introduction
          Specific terms of the shares of CMS Energy Common Stock, the shares of Preferred Stock, the shares of Cumulative Convertible Preferred Stock, unsecured senior debt securities (the “Senior Debt Securities”), unsecured convertible senior debt securities (the “Senior Convertible Debt Securities”) and unsecured subordinated debt securities (the “Subordinated Debt Securities”) (the Senior Debt Securities, the Senior Convertible Debt Securities and the Subordinated Debt Securities are referred to, individually, as a “CMS Energy Debt Security” and, collectively, as the “CMS Energy Debt Securities”), stock purchase contracts to purchase CMS Energy Common Stock (the “Stock Purchase Contracts”), stock purchase units (the “Stock Purchase Units”), each representing ownership of a Stock Purchase Contract and Senior Debt Securities, Subordinated Debt Securities, Trust Preferred Securities (as defined below) or debt obligations of third parties, including U.S. Treasury securities, securing the holder’s obligation to purchase the CMS Energy Common Stock under the Stock Purchase Contract, or any combination of the foregoing, irrevocable guarantees (individually, a “Guarantee” and, collectively, “Guarantees”) of CMS Energy, on a senior or subordinated basis as applicable, and to the extent set forth therein, with respect to each of the Trust Securities, the payment of distributions, the redemption price, including all accrued or deferred and unpaid distributions, and payment on liquidation, but only to the extent of funds on hand, and trust preferred securities (the “Trust Preferred Securities”) representing preferred undivided beneficial interests in the assets of the Trust, in respect of which this prospectus is being delivered (collectively, the “CMS Energy Offered Securities”), will be set forth in an accompanying prospectus supplement or supplements, together with the terms of the offering of the CMS Energy Offered Securities, the initial price thereof and the net proceeds from the sale thereof. The prospectus supplement will set forth with regard to the particular CMS Energy Offered Securities, without limitation, the following:
•	in the case of CMS Energy Debt Securities, the designation, aggregate principal amount, denomination, maturity, premium, if any, any exchange, conversion, redemption or sinking fund provisions, interest rate (which may be fixed or variable), the time or method of calculating interest payments, the right of CMS Energy, if any, to defer payment or interest on the CMS Energy Debt Securities and the maximum length of such deferral, put options, if any, public offering price, ranking, any listing on a securities exchange and other specific terms of the offering and sale thereof;

•	in the case of CMS Energy Common Stock, the number of shares, public offering price and other specific terms of the offering and sale thereof;

•	in the case of Trust Preferred Securities, the designation, number of shares, liquidation preference per security, public offering price, any listing on a securities exchange, dividend rate (or method of calculation thereof), dates on which dividends shall be payable and dates from which dividends shall accrue, any voting rights, any redemption, exchange or sinking fund provisions and any other rights, preferences, privileges, limitations or restrictions relating to a specific series of the Trust Preferred Securities, including a description of the Guarantee, as the case may be;

•	in the case of Preferred Stock, the designation, number of shares, liquidation preference per security, public offering price, any listing on a securities exchange, dividend rate (or method of calculation thereof), dates on which dividends shall be payable and dates from which dividends shall accrue, any voting rights, any redemption, exchange, conversion or sinking fund provisions and any other rights, preferences, privileges, limitations or restrictions relating to a specific series of the Preferred Stock; and

•	in the case of Stock Purchase Units, the specific terms of the Stock Purchase Contracts and any Senior Debt Securities, Subordinated Debt Securities, Trust Preferred Securities or debt obligations of third parties securing the holders obligation to purchase CMS Energy Common Stock under the Stock Purchase Contracts, and the terms of the offering and sale thereof.

Capital Stock
          The following summary of certain rights of the holders of CMS Energy capital stock does not purport to be complete and is qualified in its entirety by express reference to the Restated Articles of Incorporation of CMS Energy (the “CMS Energy Articles of Incorporation”) and the Bylaws of CMS Energy, which are incorporated into this prospectus by reference. See “Where You Can Find More Information” above. A copy of the Bylaws of CMS Energy has been previously filed with the SEC. The CMS Energy Articles of Incorporation are available on our website at www.cmsenergy.com.
          The authorized capital stock of CMS Energy consists of:
•	350 million shares of CMS Energy Common Stock; and

•	10 million shares of Preferred Stock.
          As of June 30, 2008, CMS Energy had 4,998,000 shares of Cumulative Convertible Preferred Stock and 225,452,351 shares of CMS Energy Common Stock issued and outstanding.
Common Stock
Dividend Rights and Policy; Restrictions on Dividends
          Dividends on CMS Energy Common Stock are paid at the discretion of the board of directors of CMS Energy based primarily upon the earnings and financial condition of CMS Energy. Dividends are payable out of the assets of CMS Energy legally available therefor.
          In January 2007, the board of directors of CMS Energy reinstated the payment of dividends on CMS Energy Common Stock, which had been suspended since January 2003.
          CMS Energy is a holding company and its assets consist primarily of investments in its subsidiaries. As a holding company with no significant operations of its own, the principal sources of its funds are dependent primarily upon the earnings of its subsidiaries (in particular, Consumers), borrowings and sales of equity. CMS Energy’s ability to pay dividends on CMS Energy Common Stock is dependent primarily upon the earnings and cash flows of its subsidiaries and the distribution or other payment of such earnings to CMS Energy in the form of dividends, tax sharing payments, loans or advances and repayment of loans and advances from CMS Energy. Accordingly, the ability of CMS Energy to pay dividends on its capital stock will depend on the earnings, financial requirements, contractual restrictions of the subsidiaries of CMS Energy (in particular, Consumers) and other factors. CMS Energy’s subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts on the capital stock of CMS Energy or to make any funds available therefor, whether by dividends, loans or other payments.
          Dividends on capital stock of CMS Energy are limited by Michigan law to legally available assets of CMS Energy. Distributions on CMS Energy Common Stock may be subject to the rights of the holders, if any, of the Preferred Stock, including the currently issued and outstanding Cumulative Convertible Preferred Stock. As long as the Cumulative Convertible Preferred Stock is outstanding, CMS Energy may not pay dividends on the CMS Energy Common Stock unless certain conditions are met, including, without limitation, that dividends on the Cumulative Convertible Preferred Stock have been paid. See “Preferred Stock—Dividends” below.
          CMS Energy is subject to the following contractual restrictions on its ability to pay dividends:
CMS Energy’s Senior Secured Credit Facility
          Under the terms of our Seventh Amended and Restated Credit Agreement dated as of April 2, 2007 (the “CMS Energy Credit Facility”), we have agreed that we will not, and will not permit our restricted subsidiaries (as that term is defined in the CMS Energy Credit Facility), directly or indirectly, to:

•	declare or pay any dividend, payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any share of any class of CMS Energy Common Stock or the capital stock or other ownership interests of our restricted subsidiaries (other than stock splits and dividends payable solely in our non-convertible equity securities (other than Redeemable Stock or Exchangeable Stock (as such terms are defined in our senior debt indenture dated as of September 15, 1992 between CMS Energy and The Bank of New York Mellon, as trustee, as supplemented (the “Senior Debt Indenture”), on April 2, 2007)) and dividends and distributions made to us or our restricted subsidiaries);

•	purchase, redeem, retire or otherwise acquire for value any such capital stock or other ownership interests; or

•	make, or permit any restricted subsidiary to make, any distribution of assets to any of its shareholders (other than distributions to CMS Energy or any restricted subsidiary);
other than:
•	pursuant to the terms of any class of our capital stock issued and outstanding (and as in effect on April 2, 2007), any purchase or redemption of our capital stock made by exchange for, or out of the proceeds of the substantially concurrent sale of, our capital stock (other than Redeemable Stock or Exchangeable Stock (as such terms are defined in the Senior Debt Indenture on April 2, 2007));

•	payments made by us or our restricted subsidiaries pursuant to our tax sharing agreement; and

•	any cash dividend or cash distribution on CMS Energy Common Stock (provided that no event of default under the CMS Energy Credit Facility has occurred and is continuing as of the date of declaration or distribution thereof or would result therefrom).
Senior Debt Indenture
          Under the terms of the Senior Debt Indenture, we have the following issued and outstanding securities: 7.75% Senior Notes Due 2010; 8.5% Senior Notes Due 2011; 6.30% Senior Notes Due 2012; Floating Rate Senior Notes Due 2013; 6.875% Senior Notes Due 2015; 6.55% Senior Notes Due 2017; 3.375% Convertible Senior Notes Due 2023; and 2.875% Convertible Senior Notes Due 2024. So long as any of such notes issued thereunder are outstanding (other than the 6.55% Senior Notes Due 2017 and the Floating Rate Senior Notes Due 2013) and until those notes are rated BBB- or above (or an equivalent rating) by Standard & Poor’s (as defined in the Senior Debt Indenture) and one Other Rating Agency (as defined in the Senior Debt Indenture), at which time we will be permanently released from the provisions of this limitation, we have agreed that we will not, and will not permit any of our restricted subsidiaries (as defined in the Senior Debt Indenture), directly or indirectly, to:
•	declare or pay any dividend or make any distribution on our capital stock to the direct or indirect holders of our capital stock (except dividends or distributions payable solely in our non-convertible capital stock (as defined in the Senior Debt Indenture) or in options, warrants or other rights to purchase such non-convertible capital stock and except dividends or other distributions payable to us or one of our subsidiaries);

•	purchase, redeem or otherwise acquire or retire for value any of our capital stock; or

•	purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to the scheduled maturity or scheduled repayment thereof, any of our subordinated indebtedness (as defined in the Senior Debt Indenture) (each, for purposes of the Senior Debt Indenture, a “Restricted Payment”),
if at the time of any Restricted Payment described above (i) an event of default under the Senior Debt Indenture (or event that with the lapse of time or giving of notice would constitute an event of default) has occurred and is continuing, or would occur as a result of the Restricted Payment, or (ii) the aggregate amount of such Restricted Payment and all Restricted Payments made since May 6, 1997 would exceed the sum of:
•	$100 million;

•	100% of our consolidated net income (as defined in the Senior Debt Indenture) from May 6, 1997 to the end of the most recent fiscal quarter ending at least 45 days prior to the date of the Restricted Payment (or, in the case of a deficit, minus 100% of the deficit); and

•	the aggregate net proceeds (as defined in the Senior Debt Indenture) we have received for any issuance or sale of, or contribution with respect to, our capital stock subsequent to May 6, 1997.
Trust Preferred Securities
          In June 1997, a CMS Energy affiliated trust issued $172.5 million of 7 3/4% Convertible Quarterly Income Preferred Securities. The preferred securities are convertible at the option of the holder into shares of CMS Energy Common Stock at an initial conversion rate of 1.2255 shares of CMS Energy Common Stock for each preferred security (equivalent to a purchase price of $40.80 per share of CMS Energy Common Stock), subject to certain adjustments. We may, at our option, cause the conversion rights of the holders of the preferred securities to expire upon certain conditions.
          Under the terms of the indenture dated June 1, 1997 between us and The Bank of New York Mellon, as trustee, as amended and supplemented (the “Subordinated Debt Indenture”), and the guarantee agreement dated June 20, 1997 between us and The Bank of New York Mellon relating to the preferred securities of CMS Energy Trust I pursuant to which the preferred securities and the related 7 3/4% Convertible Subordinated Debentures due 2027 were issued, we have agreed that we will not, and will not cause any of our subsidiaries to, declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock, if at such time:
•	an event has occurred, of which we have actual knowledge, that with the giving of notice or the lapse of time, or both, would constitute an event of default and in respect of which we have not taken reasonable steps to cure;

•	we are in default with respect to the payment of any obligations under the relevant guarantee agreement; or

•	we have given notice of our election to defer payments of interest on the securities issued under the Subordinated Debt Indenture by extending the payment period as provided in any further supplemental indenture and have not rescinded such notice, or such period (or any extension thereof) is continuing.
Dividend Restrictions Under Michigan Law
          Michigan law prohibits payment of a dividend or a repurchase of capital stock if, after giving it effect, a corporation would not be able to pay its debts as they become due in the usual course of business, or its total assets would be less than the sum of its total liabilities plus, unless the CMS Energy Articles of Incorporation provide otherwise, the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution (including the rights of holders of preferred stock, if any).
Voting Rights
          Each holder of CMS Energy Common Stock is entitled to one vote for each share of CMS Energy Common Stock held by such holder on each matter voted upon by the shareholders. Such right to vote is not cumulative. A majority of the votes cast by the holders of shares entitled to vote thereon is sufficient for the adoption of any question presented, except that certain provisions of the CMS Energy Articles of Incorporation relating to special shareholder meetings, the removal, indemnification and liability of CMS Energy’s board of directors and the requirements for amending these provisions may not be amended, altered, changed or repealed unless such amendment, alteration, change or repeal is approved by the affirmative vote of at least 75% of the outstanding shares entitled to vote thereon.
          Under Michigan law, the approval of the holders of a majority of the outstanding shares of CMS Energy Common Stock would be necessary (1) to authorize, effect or validate the merger or consolidation of CMS Energy into or with any other corporation if such merger or consolidation would adversely affect the powers or special rights of CMS Energy Common Stock, and (2) to authorize any amendment to the CMS Energy Articles of Incorporation that would increase or decrease the aggregate number of authorized shares of CMS Energy Common Stock or alter or change the powers, preferences or special rights of the shares of CMS Energy Common Stock so as to affect them adversely. The CMS Energy Articles of Incorporation also provide that, unless the vote or consent of a greater number of shares shall then be required by law, the vote or consent of the holders of a majority of the shares of CMS Energy Common Stock then outstanding will be necessary to authorize, effect or validate the merger or consolidation of CMS Energy into or with any other entity if such merger or consolidation would adversely affect the powers or special rights of the CMS Energy Common Stock, either directly by amendment to the CMS Energy Articles of Incorporation or indirectly by requiring the holders of the CMS Energy Common Stock to accept or retain, in such merger or consolidation, anything other than (i) shares of such class or (ii) shares of the surviving or resulting corporation, having, in either case, powers and special rights identical to those of such common stock prior to such merger or consolidation. The effect of these provisions may be to permit the holders of a majority of the outstanding shares of CMS Energy Common Stock to block any such merger or amendment that would adversely affect the powers or special rights of holders of such shares of CMS Energy Common Stock.
Preemptive Rights
          The CMS Energy Articles of Incorporation provide that holders of CMS Energy Common Stock will have no preemptive rights to subscribe for or purchase any additional shares of the capital stock of CMS Energy of any class now or hereafter authorized, or Preferred Stock, bonds, debentures or other obligations or rights or options convertible into or exchangeable for or entitling the holder or owner to subscribe for or purchase any shares of capital stock, or any rights to exchange shares issued for shares to be issued.
Liquidation Rights
          In the event of the dissolution, liquidation or winding up of CMS Energy, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of CMS Energy and after there shall have been paid or set apart for the holders of Preferred Stock the full preferential amounts (including any accumulated and unpaid dividends) to which they are entitled, the holders of CMS Energy Common Stock will be entitled to receive, on a per share basis, the assets of CMS Energy remaining for distribution to the holders of CMS Energy Common Stock. Neither the merger or consolidation of CMS Energy into or with any other corporation, nor the merger or consolidation of any other corporation into or with CMS Energy nor any sale, transfer or lease of all or any part of the assets of CMS Energy, shall be deemed to be a dissolution, liquidation or winding up for the purposes of this provision.
          Because CMS Energy has subsidiaries that have debt obligations and other liabilities of their own, CMS Energy’s rights and the rights of its creditors and its stockholders to participate in the distribution of assets of any subsidiary upon the latter’s liquidation or recapitalization will be subject to prior claims of the subsidiary’s creditors, except to the extent that CMS Energy may itself be a creditor with recognized claims against the subsidiary.
Subdivision or Combination
          If CMS Energy subdivides (by stock split, stock dividend or otherwise) or combines (by reverse stock split or otherwise) the outstanding shares of CMS Energy Common Stock, the voting and liquidation rights of shares of CMS Energy Common Stock will be appropriately adjusted so as to avoid any dilution in aggregate voting or liquidation rights.
Exchanges
          The CMS Energy Articles of Incorporation do not provide for either the mandatory or optional exchange or redemption of CMS Energy Common Stock.

Transfer Agent and Registrar
          CMS Energy Common Stock is transferable at CMS Energy Corporation, One Energy Plaza, Jackson, Michigan 49201. CMS Energy is the registrar and transfer agent for CMS Energy Common Stock.
Preferred Stock
          The authorized Preferred Stock may be issued without the approval of the holders of CMS Energy Common Stock in one or more series, from time to time, with each such series to have such designation, powers, preferences and relative, participating, optional or other special rights, voting rights, if any, and qualifications, limitations or restrictions thereof, as shall be stated in a resolution providing for the issue of any such series adopted by CMS Energy’s board of directors. The CMS Energy Articles of Incorporation provide that holders of Preferred Stock will not have any preemptive rights to subscribe for or purchase any additional shares of the capital stock of CMS Energy of any class now or hereafter authorized, or any Preferred Stock, bonds, debentures or other obligations or rights or options convertible into or exchangeable for or entitling the holder or owner to subscribe for or purchase any shares of capital stock. The future issuance of Preferred Stock may have the effect of delaying, deterring or preventing a change in control of CMS Energy.
Cumulative Convertible Preferred Stock
          The CMS Energy Articles of Incorporation establish one series of preferred stock designated as “4.50% Cumulative Convertible Preferred Stock” consisting of 5,000,000 shares with a liquidation preference of $50.00 per share. The Cumulative Convertible Preferred Stock ranks prior to any series of CMS Energy Common Stock as to the payment of dividends and distribution of assets upon dissolution, liquidation or winding up of CMS Energy and is convertible into shares of CMS Energy Common Stock. The holders of the Cumulative Convertible Preferred Stock have no preemptive rights.
Dividends
          Holders of shares of Cumulative Convertible Preferred Stock will be entitled to receive, when, as and if declared by CMS Energy’s board of directors out of funds legally available for payment, cumulative cash dividends at the rate per annum of 4.50% per share on the liquidation preference thereof of $50.00 per share (equivalent to $2.25 per annum per share). Dividends on the Cumulative Convertible Preferred Stock will be payable quarterly in arrears on March 1, June 1, September 1 and December 1 of each year at such annual rate, and shall accumulate from the most recent date as to which dividends shall have been paid or, if no dividends have been paid, from the issue date of the Cumulative Convertible Preferred Stock, whether or not in any dividend period or periods there have been funds legally available for the payment of such dividends. Accumulated unpaid dividends accrue and cumulate dividends at the annual rate of 4.50%.
          As long as any Cumulative Convertible Preferred Stock is outstanding, we may not pay dividends or distributions on, or purchase, redeem or otherwise acquire, subject to certain exceptions, shares of the CMS Energy Common Stock unless all accumulated and unpaid dividends on the Cumulative Convertible Preferred Stock have been paid or set aside for payment.
Liquidation Preference
          In the event of our voluntary or involuntary liquidation, winding-up or dissolution, holders of Cumulative Convertible Preferred Stock will be entitled to receive and to be paid out of our assets available for distribution to our stockholders, before any payment or distribution is made to holders of junior stock (including CMS Energy Common Stock), a liquidation preference in the amount of $50.00 per share of Cumulative Convertible Preferred Stock, plus accumulated and unpaid dividends on the shares to the date fixed for liquidation, winding-up or dissolution. If, upon our voluntary or involuntary liquidation, winding-up or dissolution, the amounts payable with respect to the liquidation preference of the Cumulative Convertible Preferred Stock and all parity stock are not paid in full, the holders of the Cumulative Convertible Preferred Stock and the parity stock will share equally and ratably in any distribution of our assets in proportion to the full liquidation preference and accumulated and unpaid dividends to which they are entitled.
Voting Rights
          Except as required by Michigan law and the CMS Energy Articles of Incorporation, the holders of Cumulative Convertible Preferred Stock have no voting rights unless dividends payable on the Cumulative Convertible Preferred Stock are in arrears for six or more quarterly periods (whether or not consecutive). In that event, the holders of the Cumulative Convertible Preferred Stock, voting as a single class with the shares of any other Preferred Stock or preference securities having similar voting rights that are exercisable, will be entitled at the next regular or special meeting of our stockholders to elect two additional directors (or one director if fewer than six directors comprise our board prior to appointment), and the number of directors that comprise our board will be increased by the number of directors so elected. These voting rights and the terms of the directors so elected will continue until such time as the dividend arrearage on the Cumulative Convertible Preferred Stock has been paid in full.
Redemption
          We cannot redeem shares of the Cumulative Convertible Preferred Stock.
Mandatory Conversion
          On or after December 5, 2008, we may, at our option, cause the Cumulative Convertible Preferred Stock to be automatically converted into that number of shares of CMS Energy Common Stock for each share of Cumulative Convertible Preferred Stock equal to $50.00 (the liquidation preference) divided by the applicable conversion rate with any resulting fractional share being paid for in cash. We may exercise our conversion right only if, for 20 trading days within any period of 30 consecutive trading days (including the last trading day of such 30-day period), the closing price of the CMS Energy Common Stock exceeds 130% of the then-prevailing conversion price of the Cumulative Convertible Preferred Stock.
Conversion Rights
          A holder of record of Cumulative Convertible Preferred Stock may convert its shares of Cumulative Convertible Preferred Stock at any time into shares of CMS Energy Common Stock under any of the following circumstances:
•	during any calendar quarter (and only during such calendar quarter) if the last reported sale price of CMS Energy Common Stock for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the previous calendar quarter is greater than or equal to 120% of the conversion price per share of CMS Energy Common Stock on such last trading day;

•	upon the occurrence of specified corporate transactions; and

•	subject to certain exceptions, during the five business day period immediately following any ten consecutive trading-day period in which the trading price per share of Cumulative Convertible Preferred Stock for each day of that period was less than 95% of the product of the closing sale price of CMS Energy Common Stock and the applicable conversion rate of such share of Cumulative Convertible Preferred Stock; provided, however, a holder may not convert its shares of Cumulative Convertible Preferred Stock if the average closing sale price of CMS Energy Common Stock for such ten consecutive trading-day period was between the then current conversion price on the Cumulative Convertible Preferred Stock and 120% of the then applicable conversion price on the Cumulative Convertible Preferred Stock.
          For each share of Cumulative Convertible Preferred Stock surrendered for conversion, holders will receive value equivalent to 5.0541 shares of CMS Energy Common Stock. This represents an initial conversion price of

$9.893 per share of CMS Energy Common Stock. The conversion rate may be adjusted for certain reasons, but it will not be adjusted for accumulated and unpaid dividends on the Preferred Stock.
Primary Source of Funds of CMS Energy; Restrictions on Sources of Dividends
          The ability of CMS Energy to pay (i) dividends on its capital stock and (ii) its indebtedness, including the CMS Energy Debt Securities, depends and will depend substantially upon timely receipt of sufficient dividends or other distributions from its subsidiaries, in particular Consumers and Enterprises. Each of Consumers’ and Enterprises’ ability to pay dividends on its common stock depends upon its revenues, earnings and other factors. Consumers’ revenues and earnings will depend substantially upon rates authorized by the Michigan Public Service Commission.
          CMS Energy has pledged the common stock of Consumers as security for bank credit facilities.
          Consumers’ Restated Articles of Incorporation (the “Consumers Articles of Incorporation”) provide two restrictions on its payment of dividends on its common stock. First, prior to the payment of any common stock dividend, Consumers must reserve retained earnings after giving effect to such dividend payment of at least:
•	$7.50 per share on all then outstanding shares of its preferred stock;

•	in respect to its Class A Preferred Stock, 7.5% of the aggregate amount established by its board of directors to be payable on the shares of each series thereof in the event of involuntary liquidation of Consumers; and

•	$7.50 per share on all then outstanding shares of all other stock over which its preferred stock and Class A Preferred Stock do not have preference as to the payment of dividends and as to assets.
Second, dividend payments during the 12-month period ending with the month the proposed payment is to be paid are limited to:
•	50% of net income available for the payment of dividends during the Base Period (as defined below), if the ratio of common stock and surplus to total capitalization and surplus for 12 consecutive calendar months within the 14 calendar months immediately preceding the proposed dividend payment (the “Base Period”), adjusted to reflect the proposed dividend, is less than 20%; and

•	75% of net income available for the payment of dividends during the Base Period if the ratio of common stock and surplus to total capitalization and surplus for the Base Period, adjusted to reflect the proposed dividend, is at least 20% but less than 25%.
          The Consumers Articles of Incorporation also prohibit the payment of cash dividends on its common stock if Consumers is in arrears on preferred stock dividend payments.
          In addition, Michigan law prohibits payment of a dividend if, after giving it effect, Consumers or Enterprises would not be able to pay its respective debts as they become due in the usual course of business, or its respective total assets would be less than the sum of its respective total liabilities plus, unless the respective articles of incorporation permit otherwise, the amount that would be needed, if Consumers or Enterprises were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution. Currently, it is Consumers’ policy to pay annual dividends equal to 80% of its annual consolidated net income. Consumers’ board of directors reserves the right to change this policy at any time.
CMS Energy Debt Securities
          The CMS Energy Debt Securities offered by any prospectus supplement will be unsecured obligations of CMS Energy and will be either senior or subordinated debt. Senior Debt Securities will be issued under the Senior Debt Indenture and Subordinated Debt Securities will be issued under the Subordinated Debt Indenture. The Senior

Debt Indenture and the Subordinated Debt Indenture are sometimes referred to in this prospectus individually as a “CMS Energy Indenture” and collectively as the “CMS Energy Indentures”.
          The following briefly summarizes the material provisions of the CMS Energy Indentures that have been filed with the SEC and incorporated by reference in the registration statement of which this prospectus is a part. This summary of the CMS Energy Indentures is not complete and is qualified in its entirety by reference to the CMS Energy Indentures. You should read the more detailed provisions of the applicable CMS Energy Indenture, including the defined terms, for provisions that may be important to you. You should also read the particular terms of a series of CMS Energy Debt Securities, which will be described in more detail in the applicable prospectus supplement.
          Unless otherwise provided in the applicable prospectus supplement, the trustee under the Senior Debt Indenture and under the Subordinated Debt Indenture will be The Bank of New York Mellon.
General
          The CMS Energy Indentures provide that CMS Energy Debt Securities may be issued in one or more series, with different terms, in each case as authorized from time to time by CMS Energy. The CMS Energy Indentures do not limit the aggregate principal amount of CMS Energy Debt Securities that may be issued under the CMS Energy Indentures and provide that the CMS Energy Debt Securities may be issued from time to time in one or more series. All securities issued under the relevant CMS Energy Indenture will rank equally and ratably with all other securities issued under such CMS Energy Indenture.
          Federal income tax consequences and other special considerations applicable to any CMS Energy Debt Securities issued at a discount will be described in the applicable prospectus supplement.
          Because CMS Energy is a holding company, the claims of creditors of CMS Energy’s subsidiaries will have a priority over CMS Energy’s equity rights and the rights of CMS Energy’s creditors, including the holders of CMS Energy Debt Securities, to participate in the assets of the subsidiary upon the subsidiary’s liquidation.
          The applicable prospectus supplement relating to any series of CMS Energy Debt Securities will describe the following terms, where applicable:
•	the title of the CMS Energy Debt Securities;

•	whether the CMS Energy Debt Securities will be senior or subordinated debt;

•	the total principal amount of the CMS Energy Debt Securities of such series that may be issued;

•	the percentage of the principal amount at which the CMS Energy Debt Securities will be sold and, if applicable, the method of determining the price;

•	the maturity date or dates;

•	the interest rate or the method of computing the interest rate;

•	the date or dates from which any interest will accrue, or how such date or dates will be determined, and the interest payment date or dates and any related record dates;

•	the place or places where the principal of and any interest on such CMS Energy Debt Securities of such series will be payable;

•	any right of CMS Energy to redeem such CMS Energy Debt Securities of such series and the terms and conditions of any such redemption;

•	any obligation of CMS Energy to redeem, purchase or repay the CMS Energy Debt Securities at the option of a holder upon the happening of any event and the terms and conditions of any such redemption, purchase or repayment;

•	any obligation of CMS Energy to permit the conversion of such CMS Energy Debt Securities into CMS Energy Common Stock and the terms and conditions upon which such conversion shall be effected;

•	whether the CMS Energy Debt Securities of such series will be issued in book-entry form and the terms and any conditions for exchanging the global security in whole or in part for paper certificates;

•	any material provisions of the applicable indenture described in this prospectus that do not apply to the CMS Energy Debt Securities of such series;

•	any additional amounts with respect to the CMS Energy Debt Securities of such series that CMS Energy will pay to a non-United States person because of any tax, assessment or governmental charge withheld or deducted and, if so, any option of CMS Energy to redeem the CMS Energy Debt Securities of such series rather than paying these additional amounts; and

•	any other specific terms of the CMS Energy Debt Securities of such series.
          The CMS Energy Indentures provide that all CMS Energy Debt Securities of any one series need not be issued at the same time, and CMS Energy may, from time to time, issue additional CMS Energy Debt Securities of a previously issued series without consent of, and without notifying, the holders of other CMS Energy Debt Securities. In addition, the CMS Energy Indentures provide that CMS Energy may issue CMS Energy Debt Securities with terms different from those of any other series of CMS Energy Debt Securities and, within a series of CMS Energy Debt Securities, certain terms (such as interest rate or manner in which interest is calculated and maturity date) may differ.
Concerning the Trustees
          The Bank of New York Mellon, the trustee under the Senior Debt Indenture and the Subordinated Debt Indenture, is one of a number of banks with which CMS Energy and its subsidiaries maintain ordinary banking relationships, including credit facilities.
Exchange and Transfer
          CMS Energy Debt Securities may be presented for exchange and registered CMS Energy Debt Securities may be presented for registration of transfer at the office or agency maintained for that purpose subject to the restrictions set forth in any such CMS Energy Debt Securities and in the applicable prospectus supplement without service charge, but upon payment of any taxes or other governmental charges due in connection therewith, subject to any limitations contained in the applicable indenture. CMS Energy Debt Securities in bearer form and the coupons appertaining thereto, if any, will be transferable by delivery as provided in the applicable CMS Energy Indenture.
Payment
          Payments of principal of and any interest on CMS Energy Debt Securities in registered form will be made at the office or agency of the applicable trustee in the Borough of Manhattan, The City of New York or its other designated office. However, at the option of CMS Energy, payment of any interest may be made by check or by wire transfer. Payment of any interest due on CMS Energy Debt Securities in registered form will be made to the persons in whose name the CMS Energy Debt Securities are registered at the close of business on the record date for such interest payments. Payments to be made in any other manner will be specified in the applicable prospectus supplement.
Events of Default
          Each CMS Energy Indenture provides that events of default regarding any series of CMS Energy Debt Securities will be:
•	failure to pay required interest on any CMS Energy Debt Security of such series for 30 days;

•	failure to pay principal other than a scheduled installment payment or premium, if any, on any CMS Energy Debt Security of such series when due;

•	failure to make any required scheduled installment payment for 30 days on CMS Energy Debt Securities of such series;

•	failure to deposit any sinking fund when due in respect of the CMS Energy Debt Securities of such series;

•	failure to perform any other covenant in the relevant indenture other than a covenant included in the relevant indenture solely for the benefit of a series of CMS Energy Debt Securities other than such series continued for 60 days after written notice by the trustee to CMS Energy or by the holders of at least 25% in aggregate principal amount of the outstanding CMS Energy Debt Securities of all series affected thereby to CMS Energy and the trustee as provided in the applicable CMS Energy Indenture;

•	certain events of bankruptcy or insolvency, whether voluntary or not;

•	entry of final judgments against CMS Energy or Consumers for more than $25,000,000 that remain undischarged or unbonded for 60 days; or

•	a default resulting in the acceleration of indebtedness of CMS Energy or Consumers of more than $25,000,000, and the acceleration has not been rescinded or annulled within 10 days after written notice of such default by the trustee to CMS Energy or by the holders of at least 10% in aggregate principal amount of the outstanding CMS Energy Debt Securities of that series to CMS Energy and the trustee as provided in the applicable CMS Energy Indenture.
          Additional events of default may be prescribed for the benefit of the holders of a particular series of CMS Energy Debt Securities and will be described in the prospectus supplement relating to those CMS Energy Debt Securities.
          If an event of default regarding CMS Energy Debt Securities of any series issued under the CMS Energy Indentures should occur and be continuing, either the trustee or the holders of at least 25% in the principal amount of outstanding CMS Energy Debt Securities of such series may declare each CMS Energy Debt Security of that series due and payable.
          Holders of a majority in principal amount of the outstanding CMS Energy Debt Securities of each series affected will be entitled to control certain actions of the trustee under the CMS Energy Indentures and to waive past defaults regarding such series. The trustee generally will not be requested, ordered or directed by any of the holders of CMS Energy Debt Securities, unless one or more of such holders shall have offered to the trustee reasonable security or indemnity.
          Before any holder of any series of CMS Energy Debt Securities may institute action for any remedy, except payment on such holder’s CMS Energy Debt Security when due, the holders of not less than 25% in aggregate principal amount of the CMS Energy Debt Securities of each affected series then outstanding must request the trustee to take action. Holders must also offer the trustee reasonable indemnity against costs, expenses and liabilities incurred by the trustee for taking such action.
          CMS Energy is required to annually furnish the relevant trustee a statement as to CMS Energy’s compliance with all conditions and covenants under the applicable CMS Energy Indenture. Each CMS Energy Indenture provides that the relevant trustee may withhold notice to the holders of the CMS Energy Debt Securities of any series of any default affecting such series, except payment of principal of, interest on or any sinking fund installment on CMS Energy Debt Securities of such series when due, if it considers withholding notice to be in the interests of the holders of the CMS Energy Debt Securities of such series.
Consolidation, Merger or Sale of Assets
          Each CMS Energy Indenture provides that CMS Energy may consolidate with or merge into, or sell, lease or convey its property as an entirety or substantially as an entirety to, any other corporation if the new corporation assumes the obligations of CMS Energy under the CMS Energy Debt Securities and the CMS Energy Indentures and is organized and existing under the laws of the United States of America, any U.S. state or the District of Columbia, and after giving effect to the transaction no event of default under the applicable CMS Energy Indenture has occurred and is continuing, and certain other conditions are met.
Modification of the Indenture
          Each CMS Energy Indenture permits CMS Energy and the relevant trustee to enter into supplemental indentures without the consent of the holders of the CMS Energy Debt Securities:

•	to establish the form and terms of any series of securities under that CMS Energy Indenture;

•	to cure any ambiguity;

•	to provide for a successor to CMS Energy to assume the applicable CMS Energy Indenture;

•	to add covenants of CMS Energy for the benefit of the holders of any series of CMS Energy Debt Securities; and

•	to provide for a successor trustee.
          Each CMS Energy Indenture also permits CMS Energy and the relevant trustee, with the consent of the holders of a majority in aggregate principal amount of the CMS Energy Debt Securities of all series then outstanding and affected (voting as one class), to change in any manner the provisions of the applicable CMS Energy Indenture or modify in any manner the rights of the holders of the CMS Energy Debt Securities of each such affected series. CMS Energy and the relevant trustee may not, without the consent of the holder of each CMS Energy Debt Security affected, enter into any supplemental indenture to:
•	change the time of payment of the principal of such CMS Energy Debt Security;

•	reduce the principal amount or amount payable upon redemption, if any, of such CMS Energy Debt Security;

•	reduce the rate or change the time of payment of interest on such CMS Energy Debt Security;

•	change the currency of payment of principal of or interest on such CMS Energy Debt Security;

•	reduce the amount payable on any securities issued originally at a discount upon acceleration or provable in bankruptcy; or

•	impair the right to institute suit for the enforcement of any payment on any CMS Energy Debt Security when due.
          In addition, no such modification may reduce the percentage in principal amount of the CMS Energy Debt Securities of the affected series, the consent of whose holders is required for any such modification or for any waiver provided for in the applicable CMS Energy Indenture.
          Prior to the acceleration of the maturity of any CMS Energy Debt Security, the holders, voting as one class, of a majority in aggregate principal amount of the CMS Energy Debt Securities of all series then outstanding with respect to which a default or event of default shall have occurred and be continuing may on behalf of the holders of all such affected CMS Energy Debt Securities waive any past default or event of default and its consequences, except a default or an event of default in respect of the payment of the principal of or interest on any CMS Energy Debt Security of such series or in respect of a covenant or provision of the applicable CMS Energy Indenture or of any CMS Energy Debt Security that cannot be modified or amended without the consent of the holder of each CMS Energy Debt Security affected.
Defeasance, Covenant Defeasance and Discharge
          Each CMS Energy Indenture provides that, at the option of CMS Energy:
•	CMS Energy will be discharged from all obligations in respect of the CMS Energy Debt Securities of a particular series then outstanding (except for certain obligations to register the transfer of or exchange the CMS Energy Debt Securities of such series, to replace stolen, lost or mutilated CMS Energy Debt Securities of such series, to maintain paying agencies and to maintain the trust described below); or

•	CMS Energy need not comply with certain restrictive covenants of the relevant CMS Energy Indenture (including those described under “Consolidation, Merger or Sale of Assets” above), if CMS Energy in each case irrevocably deposits in trust with the relevant trustee money or Government Obligations (as defined in the CMS Energy Indentures), maturing as to principal and interest at such times and in such amounts as will insure the availability of money, or a combination of money and Government Obligations, sufficient in the opinion of a nationally recognized firm of independent public accountants to pay all the principal and interest on the CMS Energy Debt Securities of such series, or any sinking fund payment, on the stated maturities of such CMS Energy Debt Securities in accordance with the terms thereof.

          To exercise this option, CMS Energy is required to deliver to the relevant trustee an opinion of independent counsel to the effect that:
•	the exercise of such option would not cause the holders of the CMS Energy Debt Securities of such series to recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance, and such holders will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred; and

•	in the case of a discharge under the Senior Debt Indenture, such opinion shall also be to the effect that (i) a ruling to the same effect has been received from or published by the Internal Revenue Service or (ii) since the date of the applicable CMS Energy Indenture there has been a change in the applicable federal income tax law.
          In the event:
•	CMS Energy exercises its option to effect a covenant defeasance with respect to the CMS Energy Debt Securities of any series as described above;

•	the CMS Energy Debt Securities of such series are thereafter declared due and payable because of the occurrence of any event of default other than an event of default caused by failing to comply with the covenants that are defeased; or

•	the amount of money and securities on deposit with the relevant trustee would be insufficient to pay amounts due on the CMS Energy Debt Securities of such series at the time of the acceleration resulting from such event of default,
CMS Energy would remain liable for such amounts.
Governing Law
          Each CMS Energy Indenture and the CMS Energy Debt Securities will be governed by, and construed in accordance with, the laws of the State of Michigan unless the laws of another jurisdiction shall mandatorily apply.
Senior Debt Securities
          The Senior Debt Securities will be issued under the Senior Debt Indenture and will rank on an equal basis with all other unsecured debt of CMS Energy except subordinated debt.
Subordinated Debt Securities
          The Subordinated Debt Securities will be issued under the Subordinated Debt Indenture and will rank subordinated and junior in right of payment in full, to the extent set forth in the Subordinated Debt Indenture, to all Senior Indebtedness (as defined herein) of CMS Energy.
          If CMS Energy defaults in the payment of principal of, or interest on, any Senior Indebtedness when it becomes due and payable after any applicable grace period or in the event any judicial proceeding is pending with respect to any such default, then, unless and until the default is cured or waived or ceases to exist, CMS Energy cannot make a payment with respect to the principal of, or interest on, Subordinated Debt Securities or acquire any Subordinated Debt Securities or on account of any sinking fund provisions. The provisions of the Subordinated Debt Indenture described in this paragraph, however, do not prevent CMS Energy from making payments in CMS Energy capital stock or certain rights to acquire CMS Energy capital stock or sinking fund payments in Subordinated Debt Securities acquired prior to the maturity of Senior Indebtedness or, in the case of default, prior to such default and notice thereof and payments made through the exchange of other debt obligations of CMS Energy for the Subordinated Debt Securities. If there is any dissolution, insolvency, bankruptcy, liquidation or other similar proceeding relating to CMS Energy, its creditors or its property, then all Senior Indebtedness must be paid in full before any payment may be made to any holders of Subordinated Debt Securities. Holders of Subordinated Debt Securities must return and deliver any payments received by them, other than in a plan of reorganization or through a defeasance trust as described above, directly to the holders of Senior Indebtedness until all Senior Indebtedness is paid in full.
          “Senior Indebtedness” means the principal of and premium, if any, and interest on the following, whether outstanding on the date of execution of the Subordinated Debt Indenture or thereafter incurred, created or assumed:
•	indebtedness of CMS Energy for money borrowed by CMS Energy (including purchase money obligations) or evidenced by debentures (other than the Subordinated Debt Securities), notes, bankers’ acceptances or other corporate debt securities or similar instruments issued by CMS Energy;

•	all capital lease obligations of CMS Energy;

•	all obligations of CMS Energy issued or assumed as deferred purchase price of property, all conditional sale obligations of CMS Energy and all obligations of CMS Energy under title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

•	obligations of CMS Energy with respect to letters of credit;

•	all indebtedness of others of the type referred to in the four preceding clauses assumed by or guaranteed in any manner by CMS Energy or in effect guaranteed by CMS Energy;

•	all obligations of the type referred to in the five preceding clauses of other persons secured by any lien on any property or asset of CMS Energy (subject to certain exceptions); or

•	renewals, extensions or refundings of any of the indebtedness referred to in the preceding six clauses unless, in the case of any particular indebtedness, renewal, extension or refunding, under the express provisions of the instrument creating or evidencing the same or the assumption or guarantee of the same, or pursuant to which the same is outstanding, such indebtedness or such renewal, extension or refunding thereof is not superior in right of payment to the Subordinated Debt Securities.
          The Subordinated Debt Indenture does not limit the total amount of Senior Indebtedness that may be issued.
Certain Covenants
          If Subordinated Debt Securities are issued to a Trust or a trustee of such Trust in connection with the issuance of Trust Preferred Securities by such Trust, and if at such time:
•	there shall have occurred any event of which CMS Energy has actual knowledge (i) with the giving of notice or the lapse of time, or both, would constitute an event of default under the Subordinated Debt Indenture and (ii) in respect of which CMS Energy shall not have taken reasonable steps to cure;

•	CMS Energy shall be in default with respect to its payment of any obligations under the Guarantees; or

•	CMS Energy shall have given notice of its election to defer payments of interest on such Subordinated Debt Securities as provided in the Subordinated Debt Indenture and shall not have rescinded such notice, or such extension period, or any extension thereof, shall be continuing, then CMS Energy will not, and it will cause its subsidiaries to not:
•	declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of CMS Energy’s capital stock; or

•	make any payment of principal, interest or premium, if any, on or repay or repurchase or redeem any debt securities (including guarantees of indebtedness for money borrowed) of CMS Energy that rank pari passu with or junior to the Subordinated Debt Securities, other than:

•	any dividend, redemption, liquidation, interest, principal or guarantee payment by CMS Energy where the payment is made by way of securities (including capital stock) that rank pari passu with or junior to the securities on which such dividend, redemption, liquidation, interest, principal or guarantee payment is being made;

•	payments under the Guarantees;

•	purchases of CMS Energy Common Stock related to the issuance of CMS Energy Common Stock under any of CMS Energy’s benefit plans for its directors, officers or employees;

•	as a result of a reclassification of CMS Energy’s capital stock or the exchange or conversion of one series or class of CMS Energy’s capital stock for another series or class of CMS Energy’s capital stock; and

•	the purchase of fractional interests in shares of CMS Energy’s capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged.
          CMS Energy also covenants:
•	that for so long as Trust Preferred Securities are outstanding, not to convert the Subordinated Debt Securities except pursuant to a notice of conversion delivered to the conversion agent by a holder of Trust Preferred Securities;

•	to maintain directly or indirectly 100% ownership of the Common Securities, provided that certain successors that are permitted pursuant to the Subordinated Debt Indenture may succeed to CMS Energy’s ownership of the Common Securities;

•	not to voluntarily terminate, wind-up or liquidate such Trust, except (i) in connection with a distribution of Subordinated Debt Securities to the holders of the Trust Preferred Securities in liquidation of such Trust or (ii) in connection with certain mergers, consolidations or amalgamations permitted by the declaration of trust or other governing instrument of such Trust;

•	to maintain the reservation for issuance of the number of shares of CMS Energy Common Stock that would be required from time to time upon the conversion of all the CMS Energy Debt Securities then outstanding;

•	to use its reasonable efforts, consistent with the terms and provisions of the declaration of trust or other governing instrument of such Trust, to cause such Trust to remain classified as a business trust and not as an association taxable as a corporation for United States federal income tax purposes; and

•	to deliver shares of CMS Energy Common Stock upon an election by the holders of the Trust Preferred Securities to convert such Trust Preferred Securities into CMS Energy Common Stock.
          As part of the Guarantees, CMS Energy will agree that it will honor all obligations described therein relating to the conversion or exchange of the Trust Preferred Securities into or for CMS Energy Common Stock, Senior Debt Securities or Subordinated Debt Securities.
Conversion Rights
          If the prospectus supplement so provides, the holders of CMS Energy Debt Securities may convert such CMS Energy Debt Securities into CMS Energy Common Stock at the option of the holders at the principal amount thereof, or of such portion thereof, at any time during the period specified in the prospectus supplement, at the conversion price or conversion rate specified in the prospectus supplement; except that, with respect to any CMS Energy Debt Securities (or portion thereof) called for redemption, such conversion right shall terminate at the close of business on the fifteenth day prior to the date fixed for redemption of such CMS Energy Debt Security, unless CMS Energy shall default in payment of the amount due upon redemption thereof.
          The conversion privilege and conversion price or conversion rate will be adjusted in certain events, including if CMS Energy:
•	pays a dividend or makes a distribution in shares of CMS Energy Common Stock;

•	subdivides its outstanding shares of CMS Energy Common Stock into a greater number of shares;

•	combines its outstanding shares of CMS Energy Common Stock into a smaller number of shares;

•	pays a dividend or makes a distribution on its CMS Energy Common Stock other than in shares of its CMS Energy Common Stock;

•	issues by reclassification of its shares of CMS Energy Common Stock any shares of its capital stock;

•	issues any rights or warrants to all holders of shares of its CMS Energy Common Stock entitling them (for a period expiring within 45 days, or such other period as may be specified in the prospectus supplement) to purchase shares of CMS Energy Common Stock (or Convertible Securities as defined in the CMS Energy Indentures) at a price per share less than the Average Market Price (as defined in the CMS Energy Indentures) per share for such CMS Energy Common Stock; or

•	distributes to all holders of shares of its CMS Energy Common Stock any assets or debt securities or any rights or warrants to purchase securities;
provided, that no adjustment shall be made under the last two bullet points above if the adjusted conversion price would be higher than, or the adjusted conversion rate would be less than, the conversion price or conversion rate, as the case may be, in effect prior to such adjustment.
          CMS Energy may reduce the conversion price or increase the conversion rate, temporarily or otherwise, by any amount, but in no event shall such adjusted conversion price or conversion rate result in shares of CMS Energy Common Stock being issuable upon conversion of the CMS Energy Debt Securities if converted at the time of such adjustment at an effective conversion price per share less than the par value of the CMS Energy Common Stock at the time such adjustment is made. No adjustments in the conversion price or conversion rate need be made unless the adjustment would require an increase or decrease of at least 1% in the initial conversion price or conversion rate. Any adjustment that is not made shall be carried forward and taken into account in any subsequent adjustment. The foregoing conversion provisions may be modified to the extent set forth in the prospectus supplement.
Description of Stock Purchase Contracts and Stock Purchase Units
          CMS Energy may issue Stock Purchase Contracts, representing contracts obligating holders to purchase from CMS Energy, and CMS Energy to sell to the holders, a specified number of shares of CMS Energy Common Stock at a future date or dates. The price per share of CMS Energy Common Stock may be fixed at the time the Stock Purchase Contracts are issued or may be determined by reference to a specific formula set forth in the Stock Purchase Contracts. The Stock Purchase Contracts may be issued separately or as part of Stock Purchase Units consisting of a Stock Purchase Contract and Senior Debt Securities, Subordinated Debt Securities, Trust Preferred Securities or debt obligations of third parties, including U.S. Treasury securities, securing the holders’ obligations to purchase the CMS Energy Common Stock under the Stock Purchase Contracts. The Stock Purchase Contracts may require CMS Energy to make periodic payments to the holders of the Stock Purchase Units or vice versa, and such payments may be unsecured or refunded on some basis. The Stock Purchase Contracts may require holders to secure their obligations thereunder in a specified manner.
          The applicable prospectus supplement will describe the terms of any Stock Purchase Contracts or Stock Purchase Units. The description in the prospectus supplement will not purport to be complete and will be qualified in its entirety by reference to the Stock Purchase Contracts, and, if applicable, collateral arrangements and depositary arrangements, relating to such Stock Purchase Contracts or Stock Purchase Units.
THE TRUSTS
          The undivided common beneficial interests in the Trust will be owned by CMS Energy. The net proceeds received by each of the Trusts from the sale of its Trust Preferred Securities or Common Securities will be used to purchase from CMS Energy its Senior Debt Securities or Subordinated Debt Securities in an aggregate principal amount equal to the aggregate liquidation preference of the Trust Securities, bearing interest at an annual rate equal to the annual distribution rate of such Trust Securities and having certain redemption terms that correspond to the redemption terms for the Trust Securities. The Senior Debt Securities of CMS Energy will rank on an equal basis with all other unsecured debt of CMS Energy except subordinated debt. The Subordinated Debt Securities of CMS Energy will rank subordinate in right of payment to all of CMS Energy’s Senior Indebtedness. Distributions on the Trust Securities may not be made unless the Trust receives corresponding interest payments on such Senior Debt Securities or Subordinated Debt Securities from CMS Energy. CMS Energy will irrevocably guarantee, on a senior or subordinated basis, as applicable, and to the extent set forth therein, with respect to each of the Trust Securities, the payment of distributions, the redemption price, including all accrued or deferred and unpaid distributions, and payment on liquidation, but only to the extent of funds on hand. Each Guarantee of CMS Energy will be unsecured and will be either equal to or subordinate to, as applicable, all Senior Indebtedness of CMS Energy. Upon the occurrence of certain events (subject to the conditions to be described in an accompanying prospectus supplement), the Trust may be liquidated, and the holders of the Trust Securities could receive Senior Debt Securities or Subordinated Debt Securities of CMS Energy in lieu of any liquidating cash distribution.
          Pursuant to the Trust Agreement, the number of CMS Energy Trustees will initially be three. Two of the CMS Energy Trustees will be persons who are employees or officers of or who are affiliated with CMS Energy (the “Administrative Trustees”). The third trustee will be a financial institution that is unaffiliated with CMS Energy, which trustee will serve as property trustee under the Trust Agreement and as indenture trustee for the purposes of compliance with the provisions of the Trust Indenture Act (the “Property Trustee”). Initially, The Bank of New York Mellon, a New York banking corporation, will be the Property Trustee, until removed or replaced by the holder of the Common Securities. For the purpose of compliance with the provisions of the Trust Indenture Act, The Bank of New York Mellon will also act as trustee (a “Guarantee Trustee”). BNY Mellon Trust of Delaware will act as the “Delaware Trustee” for the purposes of the Delaware Statutory Trust Act, until removed or replaced by the holder of the Common Securities. See “Effect of Obligations Under the CMS Energy Debt Securities and the Guarantees—The CMS Energy Guarantees” below.
          The Property Trustee will hold title to the applicable CMS Energy Debt Securities for the benefit of the holders of the Trust Securities, and the Property Trustee will have the power to exercise all rights, powers and privileges under the applicable CMS Energy Indenture as the holder of the CMS Energy Debt Securities. In addition, the Property Trustee will maintain exclusive control of a segregated non-interest-bearing bank account (the “Property Account”) to hold all payments made in respect of the CMS Energy Debt Securities for the benefit of the holders of the Trust Securities. The Property Trustee will make payments of distributions and payments on liquidation, redemption and otherwise to the holders of the Trust Securities out of funds from the Property Account. The Guarantee Trustee will hold the Guarantees of CMS Energy for the benefit of the holders of the Trust Securities. CMS Energy, as the direct or indirect holder of all of the Common Securities, will have the right to appoint, remove or replace any CMS Energy Trustee and to increase or decrease the number of CMS Energy Trustees; provided, that the number of CMS Energy Trustees shall be at least three, a majority of which shall be Administrative Trustees. CMS Energy will pay all fees and expenses related to the Trusts and the offering of the Trust Securities.
          The rights of the holders of the Trust Preferred Securities, including economic rights, rights to information and voting rights, are set forth in the Trust Agreement, the Delaware Statutory Trust Act and the Trust Indenture Act.
          The trustee in the State of Delaware is BNY Mellon Trust of Delaware (formerly The Bank of New York Mellon Delaware), White Clay Center, Route 273, Newark, Delaware 19711.
Trust Preferred Securities
          Each Trust may issue, from time to time, Trust Preferred Securities having terms described in the applicable prospectus supplement. The Trust Agreement of each Trust will authorize the establishment of no more than one series of Trust Preferred Securities, having such terms, including distributions, redemption, voting, liquidation rights and such other preferred, deferred or other special rights or such rights or restrictions as shall be set forth therein or otherwise established by the relevant Trust’s trustees. Reference is made to the prospectus supplement relating to the Trust Preferred Securities for specific terms, including:
•	the distinctive designation and the number of Trust Preferred Securities to be offered that will represent undivided beneficial interests in the assets of the Trust;

•	the annual distribution rate and the date or dates upon which such distributions will be paid; provided, however, distributions on the Trust Preferred Securities will be paid quarterly in arrears to holders of Trust Preferred Securities as of a record date on which the Trust Preferred Securities are outstanding;

•	whether distributions on Trust Preferred Securities would be deferred during any deferral of interest payments on the CMS Energy Debt Securities; provided, however, that no such deferral, including extensions, if any, may exceed 20 consecutive quarters nor extend beyond the stated maturity date of the CMS Energy Debt Securities, and, at the end of any such deferrals, CMS Energy shall make all interest payments then accrued or deferred and unpaid (including any compounded interest);

•	the amount of any liquidation preference;

•	the obligation, if any, of the Trust to redeem Trust Preferred Securities through the exercise by CMS Energy of an option on the corresponding CMS Energy Debt Securities and the price or prices at which, the period or periods within which, and the terms and conditions upon which, Trust Preferred Securities shall be purchased or redeemed, in whole or in part, pursuant to such obligation;

•	the period or periods within which, and the terms and conditions, if any, including the price or prices or the rate or rates of conversion or exchange and the terms and conditions of any adjustments thereof, upon which, the Trust Preferred Securities shall be convertible or exchangeable at the option of the holder of the Trust Preferred Securities for other property or cash;

•	the voting rights, if any, of the Trust Preferred Securities in addition to those required by law and in the Trust Agreement or set forth under a Guarantee;

•	the additional payments, if any, that the Trust will pay as a distribution as necessary so that the net amounts reserved by the Trust and distributable to the holders of the Trust Preferred Securities, after all taxes, duties, assessments or governmental charges of whatever nature (other than withholding taxes) have been paid, will not be less than the amount that would have been reserved and distributed by the Trust, and the amount the holders of the Trust Preferred Securities would have reserved, had no such taxes, duties, assessments or governmental charges been imposed;

•	the terms and conditions, if any, upon which the CMS Energy Debt Securities may be distributed to holders of Trust Preferred Securities; and

•	any other relative rights, powers, preferences, privileges, limitations or restrictions of the Trust Preferred Securities not inconsistent with the Trust Agreement or applicable law.
All Trust Preferred Securities offered hereby will be irrevocably guaranteed by CMS Energy, on a senior or subordinated basis, as applicable, and to the extent set forth under “Effect of Obligations Under the CMS Energy Debt Securities and the Guarantees—The CMS Energy Guarantees” below. Any applicable federal income tax considerations applicable to any offering of the Trust Preferred Securities will be described in the prospectus supplement relating thereto. The aggregate number of Trust Preferred Securities that the Trust shall have authority to issue will be pursuant to the terms of the Trust Agreement.
Effect of Obligations Under the CMS Energy Debt Securities and the Guarantees
          As set forth in the Trust Agreement, the sole purpose of each Trust is to issue the Trust Securities evidencing undivided beneficial interests in the assets of each Trust and to use the proceeds from such issuance and sale to acquire directly the CMS Energy Debt Securities from CMS Energy.
          As long as payments of interest and other payments are made when due on the CMS Energy Debt Securities, such payments will be sufficient to cover distributions and payments due on the Trust Securities because of the following factors:
•	the aggregate principal amount of CMS Energy Debt Securities will be equal to the sums of the aggregate stated liquidation amount of the Trust Securities;

•	the interest rate and the interest and other payment dates on the CMS Energy Debt Securities will match the distribution rate and distribution and other payment dates for the Trust Securities;

•	CMS Energy shall pay, and the Trust shall not be obligated to pay, directly or indirectly, all costs, expenses, debt and obligations of the Trust (other than with respect to the Trust Securities); and

•	the Trust Agreement further provides that the trustees shall not take or cause or permit the Trust to, among other things, engage in any activity that is not consistent with the purposes of the Trust.
          Payments of distributions (to the extent funds therefor are available) and other payments due on the Trust Preferred Securities (to the extent funds therefor are available) are guaranteed by CMS Energy as and to the extent set forth under “The CMS Energy Guarantees” below. If CMS Energy does not make interest payments on the CMS Energy Debt Securities purchased by the Trust, it is expected that the Trust will not have sufficient funds to pay distributions on the Trust Preferred Securities. The Guarantees do not apply to any payment of distributions unless and until the Trust has sufficient funds for the payment of distributions and other payments on the Trust Preferred Securities only if and to the extent that CMS Energy has made a payment of interest or principal on the CMS Energy Debt Securities held by the Trust as its sole asset. The Guarantees, when taken together with CMS Energy’s obligations under the CMS Energy Debt Securities and the CMS Energy Indenture and its obligations under the Trust Agreement, including its obligations to pay costs, expenses, debts and liabilities of the Trust (other than with respect to the Trust’s securities), provide a full and unconditional guarantee of amounts on the Trust Preferred Securities.
          If CMS Energy fails to make interest or other payments on the CMS Energy Debt Securities when due (taking account of any extension period), the Trust Agreement provides a mechanism whereby the holders of the Trust Preferred Securities may direct the Property Trustee to enforce its rights under the CMS Energy Debt Securities. If the Property Trustee fails to enforce its rights under the CMS Energy Debt Securities, a holder of Trust Preferred Securities may institute a legal proceeding against CMS Energy to enforce the Property Trustee’s rights under the CMS Energy Debt Securities without first instituting any legal proceeding against the Property Trustee or any other person or entity. Notwithstanding the foregoing, if an event of default has occurred and is continuing under the Trust Agreement, and such event is attributable to the failure of CMS Energy to pay interest or principal on the CMS Energy Debt Securities on the date such interest or principal is otherwise payable (or in the case of redemption on the redemption date), then a holder of Trust Preferred Securities may institute legal proceedings directly against CMS Energy to obtain payment. If CMS Energy fails to make payments under the Guarantees, the Guarantees provide a mechanism whereby the holders of the Trust Preferred Securities may direct the Guarantee Trustee to enforce its rights thereunder. Any holder of Trust Preferred Securities may institute a legal proceeding directly against CMS Energy to enforce the Guarantee Trustee’s rights under a Guarantee without first instituting a legal proceeding against the Trust, the Guarantee Trustee or any other person or entity.
The CMS Energy Guarantees
          Set forth below is a summary of information concerning the Guarantees that will be executed and delivered by CMS Energy for the benefit of the holders, from time to time, of the Trust Preferred Securities. Each Guarantee will be qualified as an indenture under the Trust Indenture Act. The Bank of New York Mellon, an independent trustee, will act as indenture trustee under the Guarantees for the purpose of compliance with the provisions of the Trust Indenture Act. This summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the Guarantees, which are filed as exhibits to the Registration Statement of which this prospectus forms a part.
General
          CMS Energy will irrevocably and unconditionally agree to pay in full, on a senior or subordinated basis, as applicable, the Guarantee Payments (as defined below) to the holders of the Trust Preferred Securities, as and when due, regardless of any defense, right of set-off or counterclaim that the Trust may have or assert other than the defense of payment. The following payments with respect to the Trust Preferred Securities, to the extent not paid by or on behalf of the Trust (the “Guarantee Payments”), will be subject to a Guarantee:
•	any accumulated and unpaid distributions required to be paid on the Trust Preferred Securities, to the extent that the Trust has funds on hand available therefor at such time;
•	the redemption price with respect to any Trust Preferred Securities called for redemption to the extent that the Trust has funds on hand available therefor; or
•	upon a voluntary or involuntary dissolution, winding up or liquidation of the Trust (unless the CMS Energy Debt Securities are distributed to holders of the Trust Preferred Securities), the lesser of (i) the aggregate of the liquidation preference of $50 per Trust Preferred Security plus accrued and unpaid distributions on the Trust Preferred Securities to the date of payment, to the extent that the Trust has funds on hand available therefor, and (ii) the amount of assets of the Trust remaining available for distribution to holders of Trust Preferred Securities.
CMS Energy’s obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts of CMS Energy to the holders of the Trust Preferred Securities or by causing the Trust to pay such amount to such holders.
          Such Guarantees will be irrevocable guarantees, on a senior or subordinated basis, as applicable, of the Trust’s obligations under the Trust Preferred Securities, but will apply only to the extent that the Trust has funds sufficient to make such payments, and are not guarantees of collection. If CMS Energy does not make interest payments on the CMS Energy Debt Securities held by the Trust, the Trust will not be able to pay distributions on the Trust Preferred Securities and will not have funds legally available therefor.
          CMS Energy has, through the Guarantees, the Trust Agreements, the Senior Debt Securities, the Subordinated Debt Securities, the CMS Energy Indentures and the related expense agreement, taken together, fully, irrevocably and unconditionally guaranteed all of the Trust’s obligations under the Trust Preferred Securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such Guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the Trust’s obligations under the Trust Preferred Securities.
          CMS Energy has also agreed separately to irrevocably and unconditionally guarantee the obligations of the Trust with respect to the Common Securities to the same extent as the Guarantees, except that, upon the occurrence and during the continuation of a Trust Agreement event of default, holders of Trust Preferred Securities shall have priority over holders of Common Securities with respect to distributions and payments on liquidation, redemption or otherwise.
Certain Covenants of CMS Energy
CMS Energy will covenant in each Guarantee that if and so long as:
•	the Trust is the holder of all the CMS Energy Debt Securities;

•	a Tax Event (as defined in the Guarantee) in respect of the Trust has occurred and is continuing; and

•	CMS Energy has elected, and has not revoked such election, to pay Additional Sums (as defined in the Guarantee) in respect of the Trust Preferred Securities and Common Securities,
CMS Energy will pay to the Trust such Additional Sums.
          CMS Energy also covenants that if Subordinated Debt Securities are issued to a Trust or trustee of such Trust in connection with the issuance of Trust Preferred Securities by such Trust and, if at such time:
•	there shall have occurred any event of which CMS Energy has actual knowledge that (i) with the giving of notice or the lapse of time, or both, would constitute an event of default under the Subordinated Debt Indenture and (ii) in respect of which CMS Energy shall not have taken reasonable steps to cure;

•	CMS Energy shall be in default with respect to its payment of any obligations under the Guarantees; or

•	CMS Energy shall have given notice of its election to defer payments of interest on the Subordinated Debt Securities as provided in the Subordinated Debt Indenture and shall not have rescinded such notice, or such extension period, or any extension thereof, shall be continuing, then CMS Energy will not, and it will cause its subsidiaries to not:

•	declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of CMS Energy’s capital stock; or

•	make any payment of principal, interest or premium, if any, on or repay or repurchase or redeem any debt securities (including guarantees of indebtedness for money borrowed) of CMS Energy that rank pari passu with or junior to the Subordinated Debt Securities;
other than:
•	any dividend, redemption, liquidation, interest, principal or guarantee payment by CMS Energy where the payment is made by way of securities (including capital stock) that rank pari passu with or junior to the securities on which such dividend, redemption, liquidation, interest, principal or guarantee payment is being made;

•	payments under the Guarantees;

•	purchases of CMS Energy Common Stock related to the issuance of CMS Energy Common Stock under any of CMS Energy’s benefit plans for its directors, officers or employees;

•	as a result of a reclassification of CMS Energy’s capital stock or the exchange or conversion of one series or class of CMS Energy’s capital stock for another series or class of CMS Energy’s capital stock; and

•	the purchase of fractional interests in shares of CMS Energy’s capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged.
          CMS Energy also covenants:
•	that for so long as Trust Preferred Securities are outstanding, not to convert Subordinated Debt Securities except pursuant to a notice of conversion delivered to the conversion agent by a holder of Trust Preferred Securities;

•	to maintain directly or indirectly 100% ownership of the Common Securities, provided that certain successors that are permitted pursuant to the Subordinated Debt Indenture may succeed to CMS Energy’s ownership of the Common Securities;

•	to not voluntarily terminate, wind-up or liquidate the Trust, except (i) in connection with a distribution of the Subordinated Debt Securities to the holders of the Trust Preferred Securities in liquidation of the Trust or (ii) in connection with certain mergers, consolidations or amalgamations permitted by the declaration of trust or other governing instrument of such Trust;

•	to maintain the reservation for issuance of the number of shares of CMS Energy Common Stock that would be required from time to time upon the conversion of all of the CMS Energy Debt Securities then outstanding;

•	to use its reasonable efforts, consistent with the terms and provisions of the declaration of trust or other governing instrument of such Trust, to cause the Trust to remain classified as a business trust and not as an association taxable as a corporation for United States federal income tax purposes; and

•	to deliver shares of CMS Energy Common Stock upon an election by the holders of the Trust Preferred Securities to convert such Trust Preferred Securities into CMS Energy Common Stock.
          As part of the Guarantees, CMS Energy will agree that it will honor all obligations described therein relating to the conversion or exchange of the Trust Preferred Securities into or for CMS Energy Common Stock, Senior Debt Securities or Subordinated Debt Securities.
Amendments and Assignment
          Except with respect to any changes that do not materially adversely affect the rights of holders of the Trust Preferred Securities (in which case no vote will be required), the Guarantees may not be amended without the prior approval of the holders of a majority in aggregate liquidation amount of such outstanding Trust Preferred Securities. All guarantees and agreements contained in the Guarantees shall bind the successors, assigns, receivers, trustees and representatives of CMS Energy and shall inure to the benefit of the holders of the Trust Preferred Securities then outstanding.

Termination of the Guarantees
          The Guarantees will terminate and be of no further force and effect upon full payment of the redemption price of the Trust Preferred Securities, upon full payment of the amounts payable upon liquidation of the Trust, upon the distribution, if any, of CMS Energy Common Stock to the holders of Trust Preferred Securities in respect of the conversion of all such holders’ Trust Preferred Securities into CMS Energy Common Stock or upon distribution of the CMS Energy Debt Securities to the holders of the Trust Preferred Securities in exchange for all of the Trust Preferred Securities. The Guarantees will continue to be effective or will be reinstated, as the case may be, if at any time any holder of Trust Preferred Securities must restore payment of any sums paid under such Trust Preferred Securities or the Guarantees.
Events of Default
          An event of default under a Guarantee will occur upon the failure of CMS Energy to perform any of its payment or other obligations thereunder. The holders of a majority in aggregate liquidation amount of the Trust Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to a Guarantee Trustee in respect of a Guarantee or to direct the exercise of any trust or power conferred upon a Guarantee Trustee under the Guarantees.
          If a Guarantee Trustee fails to enforce a Guarantee, any holder of the Trust Preferred Securities may institute a legal proceeding directly against CMS Energy to enforce its rights under such Guarantee without first instituting a legal proceeding against the Trust, the Guarantee Trustee or any other person or entity. In addition, any record holder of Trust Preferred Securities shall have the right, which is absolute and unconditional, to proceed directly against CMS Energy to obtain Guarantee Payments, without first waiting to determine if the Guarantee Trustee has enforced a Guarantee or instituting a legal proceeding against the Trust, the Guarantee Trustee or any other person or entity. CMS Energy has waived any right or remedy to require that any action be brought just against the Trust or any other person or entity before proceeding directly against CMS Energy.
          CMS Energy, as guarantor, is required to file annually with each Guarantee Trustee a certificate as to whether or not CMS Energy is in compliance with all the conditions and covenants applicable to it under the Guarantees.
Status of the Guarantees
          The Guarantees will constitute unsecured obligations of CMS Energy and will rank equal to or subordinate and junior in right of payment to all other liabilities of CMS Energy, as applicable. The Guarantees will rank pari passu with or senior to, as applicable, any guarantee now or hereafter entered into by CMS Energy in respect of any preferred or preference stock of any affiliate of CMS Energy.
          The Guarantees will constitute a guarantee of payment and not of collection, which means that the guaranteed party may institute a legal proceeding directly against the guarantor to enforce its rights under the Guarantee without first instituting a legal proceeding against any other person or entity. The Guarantees will be held for the benefit of the holders of the Trust Preferred Securities. The Guarantees will not be discharged except by payment of the Guarantee Payments in full to the extent not paid by the Trust or upon distribution of the CMS Energy Debt Securities to the holders of the Trust Preferred Securities. The Guarantees do not place a limitation on the amount of additional indebtedness that may be incurred by CMS Energy or any of its subsidiaries.
CONSUMERS
Introduction
          Specific terms of Consumers’ debt securities (the “Consumers Offered Securities” or the “Consumers Debt Securities”), consisting of senior notes or first mortgage bonds, or any combination of these securities, for which this prospectus is being delivered, will be set forth in an accompanying prospectus supplement or supplements. The prospectus supplement will set forth with regard to the particular Consumers Offered Securities, without limitation, the designation, total principal amount, denomination, maturity, premium, if any, any exchange, conversion, redemption or sinking fund provisions, any interest rate (which may be fixed or variable), the time or method of calculating any interest payments, the right of Consumers, if any, to defer payment or interest thereon and the maximum length of such deferral, put options, if any, public offering price, ranking, any listing on a securities exchange and other specific terms of the offering.
Consumers Debt Securities
          Senior notes will be issued under a senior note indenture dated as of February 1, 1998, as amended and supplemented, with The Bank of New York Mellon, as the senior note trustee (the “Senior Note Indenture”). The first mortgage bonds will be issued under a mortgage indenture dated as of September 1, 1945, as amended and supplemented, with The Bank of New York Mellon, as the mortgage trustee (the “Mortgage Indenture”). The Senior Note Indenture and the Mortgage Indenture are sometimes referred to in this prospectus individually as a “Consumers Indenture” and collectively as the “Consumers Indentures”.
          The following briefly summarizes the material provisions of the Consumers Indentures that have been filed with the SEC and incorporated by reference in the registration statement of which this prospectus is a part. This summary of the Consumers Indentures is not complete and is qualified in its entirety by reference to the Consumers Indentures. You should read the more detailed provisions of the applicable Consumers Indenture, including the defined terms, for provisions that may be important to you. You should also read the particular terms of a series of Consumers Debt Securities, which will be described in more detail in the applicable prospectus supplement.
          Unless otherwise provided in the applicable prospectus supplement, the trustee under the Senior Note Indenture and the Mortgage Indenture will be The Bank of New York Mellon.
General
          The Consumers Indentures provide that Consumers Debt Securities may be issued in one or more series, with different terms, in each case as authorized on one or more occasions by Consumers.
          Federal income tax consequences and other special considerations applicable to any Consumers Debt Securities issued at a discount will be described in the applicable prospectus supplement.
          The applicable prospectus supplement relating to any series of Consumers Debt Securities will describe the following terms, where applicable:
•	the designation of such series of Consumers Debt Securities;

•	any limitations on the aggregate principal amount of any such series of Consumers Debt Securities;

•	the original issue date for such series and the stated maturity date or dates or such series;

•	the percentage of the principal amount at which the Consumers Debt Securities will be sold and, if applicable, the method of determining the price;

•	the interest rate or rates, or the method of calculation of such rate or rates, for such series of Consumers Debt Securities and the date from which such interest shall accrue;

•	the terms, if any, regarding the optional or mandatory redemption of such series, including redemption date or dates, if any, and the price or prices applicable to such redemption;

•	the form of the Consumers Debt Securities of such series;

•	the maximum annual interest rate, if any, permitted for such series of Consumers Debt Securities;

•	any other information required to complete the notes of such series;

•	the establishment of any office or agency pursuant to the terms of the Consumers Indentures where the Consumers Debt Securities may be presented for payment; and

•	any other specific terms of the Consumers Debt Securities.

Concerning the Trustees
          The Bank of New York Mellon, the trustee under the Senior Note Indenture for the senior notes and the trustee under the Mortgage Indenture for the first mortgage bonds, is one of a number of banks with which Consumers and its subsidiaries maintain ordinary banking relationships, including credit facilities.
Exchange and Transfer
          Consumers Debt Securities may be presented for exchange and registered Consumers Debt Securities may be presented for registration of transfer at the office or agency maintained for that purpose subject to the restrictions set forth in the Consumers Debt Security and in the applicable prospectus supplement without service charge, but upon payment of any taxes or other governmental charges due in connection with the transfer, subject to any limitations contained in the applicable Consumers Indenture. Consumers Debt Securities in bearer form and the coupons appertaining thereto, if any, will be transferable by delivery as provided in the applicable Consumers Indenture.
Payment
          Payments of principal of and any interest on Consumers Debt Securities in registered form will be made at the office or agency of the applicable trustee in the Borough of Manhattan, The City of New York or its other designated office. However, at the option of Consumers, payment of any interest may be made by check or by wire transfer. Payment of any interest due on Consumers Debt Securities in registered form will be made to the persons in whose name the Consumers Debt Securities are registered at the close of business on the record date for such interest payments. Payments to be made in any other manner will be specified in the applicable prospectus supplement.
Governing Law
          Each Consumers Indenture and the Consumers Debt Securities will be governed by, and construed in accordance with, the laws of the State of Michigan unless the laws of another jurisdiction shall mandatorily apply.
Senior Notes
General
          The senior notes will be issued under the Senior Note Indenture. The following summary of the terms of the senior notes does not purport to be complete and is qualified in its entirety by express reference to the Senior Note Indenture, which is incorporated by reference herein. They make use of defined terms and are qualified in their entirety by express reference to the cited sections and articles of the Senior Note Indenture.
Security; Release Date
          Until the Release Date (as described in the next paragraph), the senior notes will be secured by one or more series of Consumers’ first mortgage bonds issued and delivered by Consumers to the senior note trustee. See “First Mortgage Bonds” below. Upon the issuance of a series of senior notes prior to the Release Date, Consumers will simultaneously issue and deliver to the senior note trustee, as security for all senior notes, a series of first mortgage bonds that will have the same stated maturity date and corresponding redemption provisions, and will be in the same total principal amount as the series of the senior notes being issued. Any series of first mortgage bonds securing senior notes may, but need not, bear interest. Any payment by Consumers to the senior note trustee of principal of, and interest and/or premium, if any, on, a series of first mortgage bonds will be applied by the senior note trustee to satisfy Consumers’ obligations with respect to principal of, and interest and/or premium, if any, on, the corresponding senior notes.
          The “Release Date” will be the date that all first mortgage bonds of Consumers issued and outstanding under the Mortgage Indenture, other than first mortgage bonds securing senior notes, have been retired (at, before or after their maturity) through payment, redemption or otherwise. On the Release Date, the senior note trustee will deliver to Consumers, for cancellation, all first mortgage bonds securing senior notes. Not later than 30 days thereafter, the senior note trustee will provide notice to all holders of senior notes of the occurrence of the Release Date. As a result, on the Release Date, the first mortgage bonds securing senior notes will cease to secure the senior notes. The senior notes will then become unsecured general obligations of Consumers and will rank equally with other unsecured indebtedness of Consumers. Each series of first mortgage bonds that secures senior notes will be secured by a lien on certain property owned by Consumers. See “First Mortgage Bonds—Priority and Security” below. Upon the payment or cancellation of any outstanding senior notes, the senior note trustee will surrender to Consumers for cancellation an equal principal amount of the related series of first mortgage bonds. Consumers will not permit, at any time prior to the Release Date, the total principal amount of first mortgage bonds securing senior notes held by the senior note trustee to be less than the total principal amount of senior notes outstanding. Following the Release Date, Consumers will cause the Mortgage Indenture to be discharged and will not issue any additional first mortgage bonds under the Mortgage Indenture. While Consumers will be precluded after the Release Date from issuing additional first mortgage bonds, it will not be precluded under the Senior Note Indenture or senior notes from issuing or assuming other secured debt, or incurring liens on its property, except to the extent indicated under “—Certain Covenants of Consumers—Limitation on Liens” below.
Events of Default
          The following constitute events of default under senior notes of any series:
•	failure to pay principal of and premium, if any, on any senior note of such series when due;

•	failure to pay interest on any senior note of such series when due for 60 days;

•	failure to perform any other covenant or agreement of Consumers in the senior notes of such series for 90 days after written notice to Consumers by the senior note trustee or the holders of at least 33% in total principal amount of the outstanding senior notes;

•	prior to the Release Date, a default under the Mortgage Indenture has occurred and is continuing; provided, however, that the waiver or cure of such default and the rescission and annulment of the consequences under the Mortgage Indenture will be a waiver of the corresponding event of default under the Senior Note Indenture and a rescission and annulment of the consequences under the Senior Note Indenture; and

•	certain events of bankruptcy, insolvency, reorganization, assignment or receivership of Consumers.
          If an event of default occurs and is continuing, either the senior note trustee or the holders of a majority in total principal amount of the outstanding senior notes may declare the principal amount of all senior notes to be due and payable immediately.
          The senior note trustee generally will be under no obligation to exercise any of its rights or powers under the Senior Note Indenture at the request or direction of any of the holders of senior notes of such series unless those holders have offered to the senior note trustee reasonable security or indemnity. Subject to the provisions for indemnity and certain other limitations contained in the Senior Note Indenture, the holders of a majority in principal amount of the outstanding senior notes of such series generally will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the senior note trustee or of exercising any trust or power conferred on the senior note trustee. The holders of a majority in principal amount of the outstanding senior notes of such series generally will have the right to waive any past default or event of default (other than a payment default) on behalf of all holders of senior notes of such series.
          No holder of senior notes of a series may institute any action against Consumers under the Senior Note Indenture unless:
•	that holder gives to the senior note trustee advance written notice of default and its continuance;

•	the holders of a majority in total principal amount of senior notes of such series then outstanding affected by that event of default request the senior note trustee to institute such action;

•	that holder has offered the senior note trustee reasonable indemnity; and

•	the senior note trustee shall not have instituted such action within 60 days of such request.

          Furthermore, no holder of senior notes will be entitled to institute any such action if and to the extent that such action would disturb or prejudice the rights of other holders of senior notes of such series.
          Within 90 days after the occurrence of a default with respect to the senior notes of a series, the senior note trustee must give the holders of the senior notes of such series notice of any such default known to the senior note trustee, unless cured or waived. The senior note trustee may withhold such notice if it determines in good faith that it is in the interest of such holders to do so except in the case of default in the payment of principal of, and interest and/or premium, if any, on, any senior notes of such series. Consumers is required to deliver to the senior note trustee each year a certificate as to whether or not, to the knowledge of the officers signing such certificate, Consumers is in compliance with the conditions and covenants under the Senior Note Indenture.
Modification
          Except as described below, Consumers and the senior note trustee cannot modify and amend the Senior Note Indenture without the consent of the holders of a majority in principal amount of the outstanding affected senior notes. Consumers and the senior note trustee cannot modify and amend the Senior Note Indenture without the consent of the holder of each outstanding senior note of such series to:
•	change the maturity date of any senior note of such series;

•	reduce the rate (or change the method of calculation thereof) or extend the time of payment of interest on any senior note of such series;

•	reduce the principal amount of, or premium payable on, any senior note of such series;

•	change the coin or currency of any payment of principal of, and interest and/or premium on, any senior note of such series;

•	change the date on which any senior note of such series may be redeemed or repaid at the option of its holder or adversely affect the rights of a holder to institute suit for the enforcement of any payment on or with respect to any senior note of such series;

•	impair the interest of the senior note trustee in the first mortgage bonds securing the senior notes of such series held by it or, prior to the Release Date, reduce the principal amount of any series of first mortgage bonds securing the senior notes of such series to an amount less than the principal amount of the related series of senior notes or alter the payment provisions of such first mortgage bonds in a manner adverse to the holders of the senior notes; or

•	modify the senior notes of such series necessary to modify or amend the Senior Note Indenture or to waive any past default to less than a majority.
          Consumers and the senior note trustee can modify and amend the Senior Note Indenture without the consent of the holders in certain cases, including:
•	to add to the covenants of Consumers for the benefit of the holders or to surrender a right conferred on Consumers in the Senior Note Indenture;

•	to add further security for the senior notes of such series;

•	to add provisions enabling Consumers to be released with respect to one or more series of outstanding senior notes from its obligations under the covenants upon satisfaction of conditions with respect to such series of senior notes;

•	to supply omissions, cure ambiguities or correct defects, which actions, in each case, are not prejudicial to the interests of the holders in any material respect; or

•	to make any other change that is not prejudicial to the holders of senior notes of such series in any material respect.
          A supplemental indenture that changes or eliminates any covenant or other provision of the Senior Note Indenture (or any supplemental indenture) that has expressly been included solely for the benefit of one or more series of senior notes, or that modifies the rights of the holders of senior notes of such series with respect to such covenant or provision, will be deemed not to affect the rights under the Senior Note Indenture of the holders of senior notes of any other series.

Defeasance and Discharge
          The Senior Note Indenture provides that Consumers will be discharged from any and all obligations in respect to the senior notes of such series and the Senior Note Indenture (except for certain obligations such as obligations to register the transfer or exchange of senior notes, replace stolen, lost or mutilated senior notes and maintain paying agencies) if, among other things, Consumers irrevocably deposits with the senior note trustee, in trust for the benefit of holders of senior notes of such series, money or certain United States government obligations, or any combination of money and government obligations. The payment of interest and principal on the deposits in accordance with their terms must provide money in an amount sufficient, without reinvestment, to make all payments of principal of, and any premium and interest on, the senior notes on the dates such payments are due in accordance with the terms of the Senior Note Indenture and the senior notes of such series. If all of the senior notes of such series are not due within 90 days of such deposit by redemption or otherwise, Consumers must also deliver to the senior note trustee an opinion of counsel to the effect that the holders of the senior notes of such series will not recognize income, gain or loss for federal income tax purposes as a result of that defeasance or discharge of the Senior Note Indenture. Thereafter, the holders of senior notes must look only to the deposit for payment of the principal of, and interest and any premium on, the senior notes.
Consolidation, Merger and Sale or Disposition of Assets
          Consumers may consolidate with or merge into another corporation, or sell or otherwise dispose of its properties as or substantially as an entirety, if:
•	the new corporation is a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia;

•	the new corporation assumes the due and punctual payment of the principal of and premium and interest on all the senior notes and the performance of every covenant of the Senior Note Indenture to be performed or observed by Consumers; and

•	prior to the Release Date, the new corporation assumes Consumers’ obligations under the Mortgage Indenture with respect to first mortgage bonds securing senior notes.
          The conveyance or other transfer by Consumers of:
•	all or any portion of its facilities for the generation of electric energy;

•	all of its facilities for the transmission of electric energy; or

•	all of its facilities for the distribution of natural gas;
in each case considered alone or in any combination with properties described in such bullet points, will not be considered a conveyance or other transfer of all the properties of Consumers as or substantially as an entirety.
Certain Covenants of Consumers
Limitation on Liens
          So long as any senior notes are outstanding, Consumers may not issue, assume, guarantee or permit to exist after the Release Date any debt that is secured by any mortgage, security interest, pledge or lien (each, a “Lien”) of or upon any operating property of Consumers, whether owned at the date of the Senior Note Indenture or thereafter acquired, without in any such case effectively securing the senior notes (together with, if Consumers shall so determine, any other indebtedness of Consumers ranking equally with the senior notes) equally and ratably with such debt (but only so long as such debt is so secured). The foregoing restriction will not apply to:
•	Liens on any operating property existing at the time of its acquisition (which Liens may also extend to subsequent repairs, alterations and improvements to such operating property);

•	Liens on operating property of a corporation existing at the time such corporation is merged into or consolidated with, or such corporation disposes of its properties (or those of a division) as or substantially as an entirety to, Consumers;

•	Liens on operating property to secure the cost of acquisition, construction, development or substantial repair, alteration or improvement of property or to secure indebtedness incurred to provide funds for any such purpose or for reimbursement of funds previously expended for any such purpose, provided such Liens are created or assumed contemporaneously with, or within 18 months after, such acquisition or the completion of substantial repair or alteration, construction, development or substantial improvement;

•	Liens in favor of any state or any department, agency or instrumentality or political subdivision of any state, or for the benefit of holders of securities issued by any such entity (or providers of credit enhancement with respect to such securities), to secure any debt (including, without limitation, obligations of Consumers with respect to industrial development, pollution control or similar revenue bonds) incurred for the purpose of financing all or any part of the purchase price or the cost of substantially repairing or altering, constructing, developing or substantially improving operating property of Consumers; or

•	any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in the first four bullet points above; provided, however, that the principal amount of debt secured thereby and not otherwise authorized by the first four bullet points above, inclusive, shall not exceed the principal amount of debt, plus any premium or fee payable in connection with any such extension, renewal or replacement, so secured at the time of such extension, renewal or replacement.
          These restrictions will not apply to the issuance, assumption or guarantee by Consumers of debt secured by a Lien that would otherwise be subject to the foregoing restrictions up to a total amount that, together with all other secured debt of Consumers (not including secured debt permitted under any of the foregoing exceptions) and the value of sale and lease-back transactions existing at such time (other than sale and lease-back transactions the proceeds of which have been applied to the retirement of certain indebtedness, sale and lease-back transactions in which the property involved would have been permitted to be subjected to a Lien under any of the bullet points above and sale and lease-back transactions that are permitted by the first sentence of “Limitation on Sale and Leaseback Transactions” below), does not exceed the greater of 15% of net tangible assets or 15% of capitalization.
Limitation on Sale and Leaseback Transactions
          So long as senior notes are outstanding, Consumers may not enter into or permit to exist after the Release Date any sale and lease-back transaction with respect to any operating property (except for transactions involving leases for a term, including renewals, of not more than 48 months), if the purchaser’s commitment is obtained more than 18 months after the later of the completion of the acquisition, construction or development of such operating property or the placing in operation of such operating property or of such operating property as constructed or developed or substantially repaired, altered or improved. This restriction will not apply if:
•	Consumers would be entitled under any of the provisions described in the bullet points set forth under “Limitation on Liens” above to issue, assume, guarantee or permit to exist debt secured by a Lien on such operating property without equally and ratably securing the senior notes;

•	after giving effect to such sale and lease-back transaction, Consumers could incur, pursuant to the provisions described in the second paragraph under “Limitation on Liens” above, at least $1.00 of additional debt secured by Liens (other than Liens permitted by the preceding bullet point); or

•	Consumers applies within 180 days an amount equal to, in the case of a sale or transfer for cash, the net proceeds (not exceeding the net book value) thereof, and, otherwise, an amount equal to the fair value (as determined by its board of directors) of the operating property so leased to the retirement of senior notes or other debt of Consumers ranking equally with, the senior notes, subject to reduction for senior notes and such debt retired during such 180-day period otherwise than pursuant to mandatory sinking fund or prepayment provisions and payments at stated maturity.
Voting of Senior Note Mortgage Bonds Held by the Senior Note Trustee
          The senior note trustee, as the holder of first mortgage bonds securing senior notes, will attend any meeting of bondholders under the Mortgage Indenture, or, at its option, will deliver its proxy in connection therewith as it relates to matters with respect to which it is entitled to vote or consent. So long as no event of default under the Senior Note Indenture has occurred and is continuing, the senior note trustee will vote or consent:
•	in favor of amendments or modifications of the Mortgage Indenture of substantially the same tenor and effect as follows:
•	to eliminate the maintenance and replacement fund and to recover amounts of net property additions previously applied in satisfaction thereof so that the same would become available as a basis for the issuance of first mortgage bonds;

•	to eliminate sinking funds or improvement funds and to recover amounts of net property additions previously applied in satisfaction thereof so that the same would become available as a basis for the issuance of first mortgage bonds;

•	to eliminate the restriction on the payment of dividends on common stock and to eliminate the requirements in connection with the periodic examination of the mortgaged and pledged property by an independent engineer;

•	to permit first mortgage bonds to be issued under the Mortgage Indenture in a principal amount equal to 70% of unfunded net property additions instead of 60%, to permit sinking funds or improvement funds requirements (to the extent not otherwise eliminated) under the Mortgage Indenture to be satisfied by the application of net property additions in an amount equal to 70% of such additions instead of 60%, and to permit the acquisition of property subject to certain liens prior to the lien of the Mortgage Indenture if the principal amount of indebtedness secured by such liens does not exceed 70% of the cost of such property instead of 60%;

•	to eliminate requirements that Consumers deliver a net earnings certificate for any purpose under the Mortgage Indenture;

•	to raise the minimum dollar amount of insurance proceeds on account of loss or damage that must be payable to the senior note trustee from $50,000 to an amount equal to the greater of (i) $5,000,000 and (ii) 3% of the total principal amount of first mortgage bonds outstanding;

•	to increase the amount of the fair value of property that may be sold or disposed of free from the lien of the Mortgage Indenture, without any release or consent by the senior note trustee, from not more than $25,000 in any calendar year to not more than an amount equal to the greater of (i) $5,000,000 and (ii) 3% of the total principal amount of first mortgage bonds then outstanding;

•	to permit certain mortgaged and pledged property to be released from the lien of the Mortgage Indenture if, in addition to certain other conditions, the senior note trustee receives purchase money obligations of not more than 70% of the fair value of such property instead of 60% and to eliminate the further requirement for the release of such property that the total principal amount of purchase money obligations held by the senior note trustee not exceed 20% of the principal amount of first mortgage bonds outstanding; and

•	to eliminate the restriction prohibiting the mortgage trustee from applying cash held by it pursuant to the Mortgage Indenture to the purchase of bonds not otherwise redeemable at a price exceeding 110% of the principal of such bonds, plus accrued interest; and
•	with respect to any other amendments or modifications of the Mortgage Indenture, as follows: the senior note trustee shall vote all first mortgage bonds securing senior notes then held by it, or consent with respect thereto, proportionately with the vote or consent of the holders of all other first mortgage bonds outstanding under the Mortgage Indenture, the holders of which are eligible to vote or consent; however, the senior note trustee will not vote in favor of, or consent to, any amendment or modification of the Mortgage Indenture that, if it were an amendment or modification of the Senior Note Indenture, would require the consent of holders of senior notes (as described under “Modification” above) without the prior consent of holders of senior notes that would be required for such an amendment or modification of the Senior Note Indenture.

Concerning the Senior Note Trustee
          The Bank of New York Mellon is both the senior note trustee under the Senior Note Indenture and the mortgage trustee under the Mortgage Indenture. The Senior Note Indenture provides that Consumers’ obligations to compensate the senior note trustee and reimburse the senior note trustee for expenses, disbursements and advances will constitute indebtedness that will be secured by a lien generally prior to that of the senior notes upon all property and funds held or collected by the senior note trustee as such.
First Mortgage Bonds
General
          The first mortgage bonds issued either alone or securing senior notes will be issued under the Mortgage Indenture. The following summary of the terms of the first mortgage bonds does not purport to be complete and is qualified in its entirety by all of the provisions of the Mortgage Indenture, which is incorporated by reference herein. They make use of defined terms and are qualified in their entirety by express reference to the cited sections and articles of the Mortgage Indenture, a copy of which will be available upon request to the mortgage trustee (or, in the case of first mortgage bonds being issued to secure senior notes, the request should be made to the senior note trustee).
          First mortgage bonds securing senior notes are to be issued under the Mortgage Indenture as security for Consumers’ obligations under the Senior Note Indenture and will be immediately delivered to and registered in the name of the senior note trustee. The first mortgage bonds securing senior notes will be issued as security for senior notes of a series and will secure the senior notes of that series until the Release Date. The Senior Note Indenture provides that the senior note trustee shall not transfer any first mortgage bonds securing senior notes except to a successor trustee, to Consumers (as provided in the Senior Note Indenture) or in compliance with a court order in connection with a bankruptcy or reorganization proceeding of Consumers. The senior note trustee shall generally vote the first mortgage bonds securing senior notes proportionately with what it believes to be the vote of all other first mortgage bonds then outstanding except in connection with certain amendments or modifications of the Mortgage Indenture, as described under “Senior Notes—Voting of Senior Note Mortgage Bonds Held by the Senior Note Trustee” above.
          First mortgage bonds securing senior notes will correspond to the senior notes of the related series in respect of principal amount, interest rate, maturity date and redemption provisions. Upon payment of the principal or premium, if any, or interest on senior notes of a series, the related first mortgage bonds in a principal amount equal to the principal amount of such senior notes will, to the extent of such payment of principal, premium or interest, be deemed fully paid and the obligation of Consumers to make such payment shall be discharged.
Priority and Security
          The first mortgage bonds issued either alone or securing senior notes of any series will rank equally as to security with bonds of other series now outstanding or issued later under the Mortgage Indenture. This security is a direct first lien on substantially all of Consumers’ property and franchises (other than certain property expressly excluded from the lien (such as cash, bonds, stock and certain other securities, contracts, accounts and bills receivables, judgments and other evidences of indebtedness, stock in trade, materials or supplies manufactured or acquired for the purpose of sale and/or resale in the usual course of business or consumable in the operation of any of the properties of Consumers, natural gas, oil and minerals, motor vehicles and certain real property listed in Schedule A to the Mortgage Indenture)). This lien is subject to excepted encumbrances (and certain other limitations) as defined and described in the Mortgage Indenture. It is also subject to certain provisions of Michigan law that provide that, under certain circumstances, the State of Michigan’s lien against property on which it has incurred costs related to any response activity that is subordinate to prior recorded liens can become superior to such prior liens pursuant to court order. The Mortgage Indenture permits, with certain limitations, the acquisition of property subject to prior liens and, under certain conditions, permits the issuance of additional indebtedness under such prior liens to the extent of 60% of net property additions made by Consumers to the property subject to such prior liens.

Release and Substitution of Property
          The Mortgage Indenture provides that, subject to various limitations, property may be released from the lien thereof when sold or exchanged, or contracted to be sold or exchanged, upon the basis of:
•	cash deposited with the mortgage trustee;

•	bonds or purchase money obligations delivered to the mortgage trustee;

•	prior lien bonds delivered to the mortgage trustee or reduced or assumed by the purchaser;

•	property additions acquired in exchange for the property released; or

•	a showing that unfunded net property additions exist.
          The Mortgage Indenture also permits the withdrawal of cash upon a showing that unfunded net property additions exist or against the deposit of bonds or the application thereof to the retirement of bonds.
Modification of Mortgage Indenture
          The Mortgage Indenture, the rights and obligations of Consumers and the rights of the first mortgage bondholders may be modified through a supplemental indenture by Consumers with the consent of the holders of 75% in principal amount of the first mortgage bonds and of not less than 60% of the principal amount of each series affected. In general, however, no modification of the terms of payment of principal or interest and no modification affecting the lien or reducing the percentage required for modification is effective against any first mortgage bondholder without the first mortgage bondholder’s consent. Consumers has reserved the right without any consent or other action by the holders of bonds of any series created after September 15, 1993 or by the holder of any senior note or exchange note to amend the Mortgage Indenture in order to substitute a majority in principal amount of first mortgage bonds outstanding under the Mortgage Indenture for the 75% requirement set forth above (and then only in respect of such series of outstanding first mortgage bonds as shall be affected by the proposed action) and to eliminate the requirement for a series-by-series consent requirement.
Concerning the Mortgage Trustee
          The Bank of New York Mellon is both the mortgage trustee under the Mortgage Indenture and the senior note trustee under the Senior Note Indenture. The Mortgage Indenture provides that Consumers’ obligations to compensate the mortgage trustee and reimburse the mortgage trustee for expenses, disbursements and advances will constitute indebtedness that will be secured by a lien generally prior to that of the first mortgage bonds securing senior notes upon all property and funds held or collected by the mortgage trustee as such.
          The mortgage trustee or the holders of 20% in total principal amount of the first mortgage bonds may declare the principal due on default, but the holders of a majority in total principal amount may annul such declaration and waive the default if the default has been cured. Subject to certain limitations, the holders of a majority in total principal amount may generally direct the time, method and place of conducting any proceeding for the enforcement of the Mortgage Indenture. No first mortgage bondholder has the right to institute any proceedings relating to the Mortgage Indenture unless that holder shall have given the mortgage trustee written notice of a default, the holders of 20% of outstanding first mortgage bonds shall have tendered to the mortgage trustee reasonable security or indemnity against costs, expenses and liabilities and requested the mortgage trustee in writing to take action, the mortgage trustee shall have declined to take action or failed to do so within 60 days and no inconsistent directions shall have been given by the holders of a majority in total principal amount of the first mortgage bonds.
Defaults
          The Mortgage Indenture defines the following as defaults:
•	failure to pay principal when due;

•	failure to pay interest for 60 days;

•	failure to pay any installment of any sinking or other purchase fund for 90 days;

•	certain events in bankruptcy, insolvency or reorganization; and

•	failure to perform any other covenant for 90 days following written demand by the mortgage trustee for Consumers to cure such failure.
          Consumers has covenanted to pay interest on any overdue principal and (to the extent permitted by law) on overdue installments of interest, if any, on the bonds under the Mortgage Indenture at the rate of 6% per year. The Mortgage Indenture does not contain a provision requiring any periodic evidence to be furnished as to the absence of default or as to compliance with the terms thereof. However, Consumers is required by law to furnish annually to the trustee a certificate as to compliance with all conditions and covenants under the Mortgage Indenture.
BOOK-ENTRY SYSTEM
          Unless indicated otherwise in the applicable prospectus supplement, The Depository Trust Company (“DTC”), New York, New York, will act as securities depository for the CMS Energy Offered Securities, the Trust Preferred Securities and the Consumers Offered Securities (collectively, the “Offered Securities”). The Offered Securities will be issued as fully-registered securities registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC. One fully-registered Offered Security certificate will be issued for each issue of the Offered Securities, each in the aggregate principal amount of such issue, and will be deposited with DTC. If, however, the aggregate principal amount of any issue exceeds $500 million, one certificate will be issued with respect to each $500 million of principal amount, and an additional certificate will be issued with respect to any remaining principal amount of such issue.
          DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for securities that DTC’s participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”).
          Purchases of Offered Securities under the DTC system must be made by or through Direct Participants, which will receive a credit for the Offered Securities on DTC’s records. The ownership interest of each actual purchaser of each Offered Security (“Beneficial Owner”) is in turn to be recorded on the Direct Participants’ and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct Participant or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Offered Securities are to be accomplished by entries made on the books of Direct Participants and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Offered Securities, except in the event that use of the book-entry system for the Offered Securities is discontinued.
          To facilitate subsequent transfers, all Offered Securities deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of Offered Securities with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Offered Securities; DTC’s records reflect only the identity of the Direct Participants to whose accounts such Offered Securities are credited, which may or may not be the Beneficial

Owners. The Direct Participants and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.
          Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial Owners of Offered Securities may wish to take certain steps to augment the transmission to them of notices of significant events with respect to the Offered Securities, such as redemptions, tenders, defaults and proposed amendments to the Offered Security documents. For example, Beneficial Owners of Offered Securities may wish to ascertain that the nominee holding the Offered Securities for their benefit has agreed to obtain and transmit notices to Beneficial Owners.
          Redemption notices shall be sent to DTC. If less than all of the Offered Securities within an issue are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.
          Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to Offered Securities unless authorized by a Direct Participant in accordance with DTC’s MMI Procedures. Under its usual procedures, DTC mails an Omnibus Proxy to the applicable Registrant as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts Offered Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).
          Redemption proceeds, distributions and dividend payments on the Offered Securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information from the applicable Registrant or the agent, on payable date in accordance with their respective holdings shown on DTC’s records. Payments by participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name”, and will be the responsibility of such participant and not of DTC, the agent or the applicable Registrant, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions and dividend payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of the applicable Registrant or the agent, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct Participants and Indirect Participants.
          A Beneficial Owner shall give notice to elect to have its Offered Securities purchased or tendered, through its participant, to the tender or remarketing agent, and shall effect delivery of such Offered Securities by causing the Direct Participant to transfer the such participant’s interest in the Offered Securities, on DTC’s records, to such agent. The requirement for physical delivery of Offered Securities in connection with an optional tender or a mandatory purchase will be deemed satisfied when the ownership rights in the Offered Securities are transferred by Direct Participants on DTC’s records and followed by a book-entry credit of tendered Offered Securities to such agent’s DTC account.
          DTC may discontinue providing its services as depository with respect to the Offered Securities at any time by giving reasonable notice to the applicable Registrant or the agent. Under such circumstances, in the event that a successor depository is not obtained, Offered Security certificates are required to be printed and delivered.
          The applicable Registrant may decide to discontinue use of the system of book-entry-only transfers through DTC (or a successor securities depository). In that event, Offered Security certificates will be printed and delivered to DTC.
          The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that each Registrant believes to be reliable, but no Registrant takes any responsibility for the accuracy thereof.

LEGAL OPINIONS
          Opinions as to the legality of certain of the Offered Securities will be rendered for CMS Energy by Shelley J. Ruckman, Esq., Assistant General Counsel for CMS Energy. Certain matters of Delaware law relating to the validity of the Trust Preferred Securities will be passed upon on behalf of the Trusts by Sidley Austin LLP, special Delaware counsel to the Trusts. Certain United States federal income taxation matters may be passed upon for CMS Energy, the Trusts and Consumers by either Theodore Vogel, tax counsel for CMS Energy, or by special tax counsel to CMS Energy, the Trusts and Consumers, who will be named in the applicable prospectus supplement. Certain legal matters with respect to Offered Securities will be passed upon by counsel for any underwriters, dealers or agents, each of whom will be named in the related prospectus supplement.
EXPERTS
          The consolidated financial statements and schedule of CMS Energy Corporation as of and for the year ended December 31, 2007 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2007 (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to CMS Energy Corporation’s Annual Report on Form 10-K for the year ended December 31, 2007 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
          The consolidated financial statements (including schedules appearing therein) for 2006 and 2005 of CMS Energy Corporation appearing in CMS Energy Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2007 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference, which is based in part on the report of PricewaterhouseCoopers LLP, independent registered public accounting firm for the Midland Cogeneration Venture Limited Partnership (the “MCV Partnership”). Such consolidated financial statements have been incorporated herein by reference in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.
          The consolidated financial statements and schedule of Consumers Energy Company as of and for the year ended December 31, 2007 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2007 (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to Consumers Energy Company’s Annual Report on Form 10-K for the year ended December 31, 2007 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
          The consolidated financial statements (including schedule appearing therein) for 2006 and 2005 of Consumers Energy Company appearing in Consumers Energy Company’s Annual Report (Form 10-K) for the year ended December 31, 2007 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference, which is based in part on the report of PricewaterhouseCoopers LLP, independent registered public accounting firm for the MCV Partnership. Such consolidated financial statements have been incorporated herein by reference in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.
          The financial statements of the MCV Partnership, as of November 21, 2006 and December 31, 2005 and for the period ended November 21, 2006 and the year ended December 31, 2005, not separately presented in this prospectus, have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, whose report thereon is incorporated in this prospectus by reference to CMS Energy Corporation’s and Consumers Energy Company’s combined Annual Report on Form 10-K for the year ended December 31, 2007. Such financial statements, to the extent they have been included in the financial statements of CMS Energy Corporation and Consumers Energy Company, have been so incorporated in reliance on the report of such independent registered public accounting firm given on the authority of said firm as experts in auditing and accounting.

$150,000,000
CMS Energy Corporation
% Convertible Senior Notes due 2029

Prospectus Supplement
June     , 2009

Barclays Capital

Deutsche Bank Securities
Merrill Lynch & Co.
Wachovia Securities